UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Time Warner Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 8, 2009

Dear Fellow Stockholder:

You are cordially invited to attend Time Warner Inc.’s 2009 Annual Meeting of Stockholders. The meeting will be held on Thursday, May 28, 2009, at 10:00 a.m. (Eastern time) at the Time Warner Conference Center at One Time Warner Center, 10th Floor, New York, NY 10019-8016. Directions to the meeting are provided on the back cover of this Proxy Statement. If you are unable to attend the meeting in person, you may listen to the audiocast live on the Internet at www.timewarner.com/annualmeetingmaterials.

The Securities and Exchange Commission has adopted rules that permit us to furnish proxy materials over the Internet rather than in paper form. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to most of our stockholders, which will reduce our printing and mailing costs for the proxy materials. A paper copy of our proxy materials may be requested using one of the methods described in the Notice of Internet Availability of Proxy Materials.

Details of the business to be presented at the Annual Meeting can be found in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. The Proxy Statement also provides you with important information about the Company. As a stockholder, you will be asked to vote on a number of important matters. We encourage you to vote on all the matters listed in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. The Board of Directors recommends a vote FOR each of the Company proposals described as Proposals 1, 2 and 3 in the Proxy Statement and AGAINST each of the stockholder proposals described as Proposals 4, 5 and 6 in the Proxy Statement.

Whether or not you plan to attend the Annual Meeting of Stockholders in person, your vote is important. After reading the attached Notice of Annual Meeting of Stockholders and Proxy Statement, please promptly submit your proxy by Internet, telephone or mail by following the instructions for voting found on your Notice of Internet Availability of Proxy Materials or proxy card. If you submit your proxy over the Internet, you will have the opportunity to agree to receive future stockholder documents electronically via email, and we encourage you to do so. If you have received a paper copy of the proxy materials and choose to vote on this proposal by traditional proxy or voting instruction card, please sign, date and mail the card in the pre-addressed reply envelope included with the proxy materials.

We look forward to greeting those of you who are able to attend the Annual Meeting in New York.

Sincerely,

Jeffrey L. Bewkes
Chairman of the Board and Chief Executive Officer

YOUR VOTE IS IMPORTANT.    PLEASE PROMPTLY SUBMIT YOUR PROXY

BY TELEPHONE, INTERNET OR MAIL.

Time Warner Inc.

One Time Warner Center

New York, NY 10019-8016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting (the “Annual Meeting”) of Stockholders of Time Warner Inc. (the “Company”) will be held on Thursday, May 28, 2009, at 10:00 a.m. (Eastern time). The meeting will take place at:

Time Warner Conference Center

One Time Warner Center, 10th Floor

New York, NY 10019-8016

(see directions on back cover)

The purposes of the meeting are:

1.	To elect 11 directors for a term of one year and until their successors are duly elected and qualified;

2.	To ratify the appointment of the firm of Ernst & Young LLP as independent auditors of the Company for 2009;

3.	To approve the Time Warner Inc. Annual Incentive Plan for Executive Officers;

4.	To consider and vote on the stockholder proposals described in the attached Proxy Statement, if properly presented at the Annual Meeting; and

5.	To transact such other business as may properly come before the Annual Meeting.

The close of business on April 3, 2009, is the record date for determining stockholders entitled to vote at the Annual Meeting or any adjournments or postponements thereof. Only holders of the Company’s common stock as of the record date are entitled to vote on the proposals described in this Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement.

You can vote your shares using one of the following methods:

•

If you received a paper copy of the proxy materials, follow the instructions on the proxy card or voting instruction card and submit your proxy (i) via the Internet, (ii) by telephone or (iii) by completing and signing the written proxy card or voting instruction card and returning it in the pre-addressed reply envelope included with the printed proxy materials;

•	If you received a Notice of Internet Availability of Proxy Materials, submit your proxy via the Internet using the instructions included in the Notice of Internet Availability of Proxy Materials; or

•	Attend and vote at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting in person, please promptly submit your proxy by telephone, Internet or mail by following the instructions found on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card. Any holder of record who is present at the Annual Meeting may vote in person instead of by proxy, thereby canceling any previous proxy. Please note that if your shares are held through a bank or brokerage account, you will need to contact your bank or broker to obtain a written legal proxy from the record holder of your shares in order to vote at the Annual Meeting.

If you are planning to attend the Annual Meeting in person, because of security procedures, you will need to register in advance to gain admission to the Annual Meeting. You can register in advance by calling (866) 932-8142 by Tuesday, May 26, 2009. In addition to registering in advance, you will be required to present government-issued photo identification (e.g., driver’s license or passport) to enter the Time Warner Conference Center on the day of the Annual Meeting. Inspection of packages and bags, among other measures, may be employed to enhance the security of those attending the Annual Meeting. These procedures may require additional time, so please plan accordingly. The Annual Meeting will start promptly at 10:00 a.m. (Eastern time). To avoid disruption, admission may be limited once the meeting begins.

TIME WARNER INC.

PAUL F. WASHINGTON

Corporate Secretary

April 8, 2009

TIME WARNER INC.

One Time Warner Center

New York, NY 10019-8016

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Time Warner Inc., a Delaware corporation (“Time Warner” or the “Company”), for use at the Annual Meeting of the Company’s stockholders (the “Annual Meeting”) to be held on Thursday, May 28, 2009, at the Time Warner Conference Center in New York, New York, commencing at 10:00 a.m., Eastern time, and at any adjournment or postponement, for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement. Stockholders attending the Annual Meeting in person should follow the directions provided on the back cover of this Proxy Statement.

As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide the majority of our stockholders with access to our proxy materials over the Internet rather than providing them in paper form. Accordingly, we will send a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials via the Internet, rather than a printed copy of the proxy materials, to most of our stockholders of record as of the close of business on April 3, 2009. We expect to mail the Notice of Internet Availability of Proxy Materials to stockholders entitled to vote at the Annual Meeting, as well as printed copies of the Proxy Statement and accompanying form of proxy to some stockholders, on or about April 13, 2009. For information about stockholders’ eligibility to vote at the Annual Meeting, shares outstanding on the record date and the ways to submit and revoke a proxy, please see “Information About This Proxy Statement and the Annual Meeting” in the following section of this Proxy Statement.

Annual Report

A copy of the Company’s Annual Report to Stockholders for the year 2008 has been sent simultaneously with this Proxy Statement or has been previously provided to all stockholders entitled to vote at the Annual Meeting.

Recommendations of the Board of Directors

The Board of Directors recommends a vote FOR the election of the nominees for election as directors; FOR the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for 2009; FOR the approval of the Time Warner Inc. Annual Incentive Plan for Executive Officers; and AGAINST the stockholder proposals described in this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on Thursday, May 28, 2009:

This Proxy Statement and the Company’s 2008 Annual Report to Stockholders are available electronically at www.timewarner.com/annualmeetingmaterials.

Submitting Your Proxy

Time Warner stockholders should submit their proxy or voting instructions as soon as possible.

If you received a paper copy of the proxy materials: If you are submitting your proxy by mail, please complete, sign and return the proxy card. In order to assure that your proxy is received in time to be voted at the Annual Meeting, the proxy card must be completed in accordance with the instructions on it and received prior to the Annual Meeting. If you are submitting your proxy by telephone, follow the “Vote by telephone” instructions on the Electronic Voting Instructions section of the proxy card delivered with the proxy materials. If you are submitting your proxy by Internet, follow the “Vote by Internet” instructions on the Electronic Voting Instructions section of the proxy card delivered with the proxy materials. In any case, in order to assure that your proxy is counted, you must submit it prior to 1:00 a.m., Central Time, on May 28, 2009. If your Time Warner Common Stock is held in “street name,” you should submit your proxy in accordance with the instructions on the voting instruction card as provided by the bank, brokerage firm or other nominee who holds Time Warner Common Stock on your behalf.

If you received a Notice of Internet Availability of Proxy Materials: Please submit your proxy or voting instructions via the Internet using the instructions included in the Notice of Internet Availability of Proxy Materials. If you would like to receive a printed copy of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials for requesting printed materials.

INFORMATION ABOUT THIS PROXY STATEMENT AND

THE ANNUAL MEETING

Why did I receive this Proxy Statement?	Time Warner is providing this Proxy Statement because Time Warner’s Board of Directors is soliciting your proxy to vote at the Annual Meeting on May 28, 2009. This Proxy Statement contains information about the proposals being voted on at the Annual Meeting.

Time Warner has sent this Proxy Statement or a Notice of Internet Availability of Proxy Materials to each person who is registered as a holder of its common stock, par value $0.01 per share (the “Common Stock”), in its register of stockholders (such owners are often referred to as “holders of record”) at the close of business on April 3, 2009, the record date for the Annual Meeting.

Time Warner has requested that banks, brokerage firms and other nominees who hold Common Stock on behalf of the owners of the Common Stock (such owners are often referred to as “beneficial stockholders” or “street name holders”) at the close of business on April 3, 2009, provide a Notice of Internet Availability of Proxy Materials to those beneficial stockholders. Time Warner has agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for mailing these notices.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?	In accordance with rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the Annual Meeting, we are furnishing the proxy materials to most of our stockholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials and submit your proxy via the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials for requesting printed materials.

Who is entitled to vote?	Only holders of record of Common Stock at the close of business on April 3, 2009, the record date, are entitled to vote at the Annual Meeting.

How many votes do I have?	Every holder of Common Stock on the record date will be entitled to one vote per share on all matters properly presented at the Annual Meeting. On April 3, 2009, there were 1,196,480,342 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. This number of outstanding shares reflects the Reverse Stock Split (as described below) that became effective on March 27, 2009.

Does the information in this Proxy Statement reflect the effects of the separation of Time Warner Cable Inc. from Time Warner and the effects of Time Warner’s reverse stock split?	Yes. The beneficial ownership, director compensation and executive compensation information presented in this Proxy Statement reflects the effects, where indicated, of (i) the legal and structural separation of Time Warner Cable Inc. from Time Warner on March 12, 2009, and Time Warner’s distribution of all of its shares of Time Warner Cable common stock as a dividend to Time Warner’s stockholders on March 27, 2009 (the “Cable Separation”), and (ii) the one-for-three reverse stock split of Common Stock that became effective at 7:00 p.m. on March 27, 2009 (the “Reverse Stock Split”).

What proposals are being presented at the Annual Meeting?	Time Warner intends to present the following proposal for stockholder consideration and voting at the Annual Meeting:

•	To elect 11 directors for a term of one year and until their successors are duly elected and qualified.

•	To ratify the appointment of the firm of Ernst & Young LLP as independent auditors of the Company for 2009.

•	To approve the Time Warner Inc. Annual Incentive Plan for Executive Officers attached hereto as Annex B.

•	To consider three stockholder proposals, if properly presented at the Annual Meeting. See the Table of Contents for a list of the “Stockholder Proposals.”

•	To transact such other business as may properly come before the Annual Meeting.

Other than matters incident to the conduct of the Annual Meeting, Time Warner does not know of any business or proposals to be considered at the Annual Meeting other than those set forth in this Proxy Statement.

How do I attend the Annual Meeting?	For admission to the Annual Meeting, holders of record should register in advance by calling (866) 932-8142. In addition, government-issued photo identification will be required to be presented. The Annual Meeting will begin at 10:00 a.m. (Eastern time) on Thursday, May 28, 2009.

How do I vote?	If you are a holder of record, you can vote in the following ways:

•	If you received a Notice of Internet Availability of Proxy Materials:

•	By Internet: by submitting the proxy by following the instructions included in the Notice of Internet Availability of Proxy Materials.

•	If you received a paper copy of the proxy materials:

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By Telephone: by submitting the proxy by following the “Vote by telephone” instructions on the Electronic Voting Instructions section of the proxy card at any time up until 1:00 a.m., Central Time, on May 28, 2009.

•

By Internet: by submitting the proxy by following the “Vote by Internet” instructions on the Electronic Voting Instructions section of the proxy card at any time up until 1:00 a.m., Central Time, on May 28, 2009. Stockholders submitting their proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

•

By Mail: by marking, dating and signing your proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials. The proxy card must be received prior to the Annual Meeting.

•

At the Annual Meeting: If you are planning to attend the Annual Meeting and wish to vote your Common Stock in person, we will give you a ballot at the meeting. If your shares are held through a broker or other nominee, you must obtain a legal proxy from the record holder of your shares in order to vote at the Annual Meeting.

Even if you plan to be present at the Annual Meeting, we encourage you to vote your shares of Common Stock by submitting your proxy or voting instructions.

What does it mean to vote by proxy?

All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. By submitting your proxy, you are authorizing the persons named in the form of proxy (Paul T. Cappuccio, Patricia Fili-Krushel and John K. Martin, Jr.) to vote your shares at the meeting in accordance with your instructions. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent you would be entitled to vote. They may also vote your shares to adjourn the Annual Meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting. If you submit a proxy but do not indicate any voting instructions, your shares will be voted as recommended by the Board of Directors. You may not appoint more than three persons to act as your proxy at the Annual Meeting.

If your shares are held through a broker or other nominee, you are considered the “beneficial owner” of the shares held in “street name” and your broker or other nominee is forwarding the Notice of Internet Availability of Proxy Materials or these proxy materials and a voting instruction card to you. If you do not indicate your voting instructions, the record holder will have discretion to vote your shares on Proposal 1 (Election of Directors), Proposal 2 (Ratification of Appointment of Independent Auditors) and Proposal 3 (Proposal to Approve the Time Warner Inc. Annual Incentive Plan for Executive Officers), but not with respect to the Stockholder Proposals, in which case, your shares will be counted as a “broker non-vote” on these proposals.

In accordance with the Company’s By-laws, the Annual Meeting may be adjourned, including by the Chairman, in order to permit the solicitation of additional proxies. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

What if I submit my proxy or voting instructions but do not indicate how I am voting?	If you sign and return your proxy card or voting instruction card but do not indicate instructions for voting, your Common Stock will be voted FOR each of the Company proposals described as Proposals 1, 2 and 3 in the Proxy Statement and AGAINST each of the stockholder proposals described as Proposals 4, 5 and 6 in the Proxy Statement.

May I change or revoke my proxy after I submit my proxy or voting instructions?	Yes, you may change your proxy in one of two ways at any time before it is exercised by:

•

Filing with the Corporate Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed new proxy, in either case dated later than the prior proxy relating to the same shares; or

•	Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not by itself revoke a proxy).

The written notice of revocation or subsequent proxy should be delivered to Time Warner Inc., One Time Warner Center, New York, NY 10019-8016, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, before the taking of the vote at the Annual Meeting. To revoke a proxy previously submitted electronically through the Internet or by telephone, a stockholder may simply submit a new proxy at a later date before the taking of the vote at the Annual Meeting, in which case the later submitted proxy will be recorded and the earlier proxy will be revoked.

If you are a beneficial owner and hold shares through a broker or other nominee, you must contact your broker or nominee to revoke any prior voting instructions.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or set of proxy materials?	It means you have multiple accounts at the transfer agent and/or with banks and stockbrokers. Please submit proxies or voting instructions for all of your Common Stock.

I share the same address with another Time Warner stockholder. Why has our household received only one Notice of Internet Availability of Proxy Materials or set of proxy materials?	The Securities and Exchange Commission’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials or a single set of proxy materials to one address shared by two or more of our stockholders. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. We have delivered only one Notice of Internet Availability of Proxy Materials or one set of proxy materials to stockholders who hold their shares through a bank, broker or other holder of record (i.e., “street name” holders) and share a single address, unless we received contrary instructions from any stockholder at that address.

However, any such “street name” holder residing at the same address who wishes to receive a separate copy of the Notice of Internet Availability of Proxy Materials or proxy materials may make such a request by contacting the bank, broker or other holder of record, or Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. “Street name” holders residing at the same address who would like to request householding of Company materials may do so by contacting the bank, broker or other holder of record or Broadridge at the phone number or address listed above.

What constitutes a quorum?	The presence, in person or by proxy, of the holders of a majority of the Common Stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum for the conduct of business.

What vote is required in order to approve the proposals?	The affirmative vote of a majority of the votes duly cast by the holders of Common Stock with respect to each nominee is required for the election of that nominee as a director.

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to approve each of the other matters to be acted on at the Annual Meeting.

How are votes counted?	Abstentions and broker “non-votes” are not included in the tabulation of the voting results on the election of directors or other issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition. Abstentions and broker “non-votes” will, however, have the effect of a vote “against” any proposals requiring the affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received voting instructions from the beneficial owner. Broker “non-votes” and the shares with respect to which a stockholder abstains are included in determining whether a quorum is present at the Annual Meeting.

How will voting on any other business be conducted?	Other than matters incident to the conduct of the Annual Meeting, no business or proposals other than those set forth in this Proxy Statement are to be considered at the Annual Meeting.

Who will bear the cost of solicitation?	Time Warner will bear all expenses of the solicitation, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Materials and the proxy materials. In addition to solicitation by the use of the mail, directors, officers and employees of Time Warner may solicit proxies and voting instructions by telephone or other means of communication. Such directors, officers and employees will not be paid additional compensation but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Time Warner has retained D.F. King & Co., Inc. at an estimated cost of $23,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding a Notice of Internet Availability of Proxy Materials or printed proxy materials, as applicable, to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Time Warner will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

CORPORATE GOVERNANCE

Time Warner is committed to maintaining strong corporate governance practices that allocate rights and responsibilities among the Company’s stockholders, the Board of Directors (the “Board” or the “Board of Directors”) and management in a manner that benefits the long-term interests of the Company’s stockholders. Accordingly, the Company’s corporate governance practices are designed not merely to satisfy regulatory requirements, but to provide for effective oversight and management of the Company.

During 2008 and early 2009, the Board took a number of steps to enhance further the Company’s corporate governance practices. These changes were, to a large extent, the result of the Board’s regular process of reviewing its corporate governance practices in light of proposed and adopted laws and regulations, the practices at other leading companies, the recommendations of various corporate governance authorities, and discussions with and the expectations of the Company’s stockholders. As part of this process, the Board considered specific suggestions from the Company’s stockholders. Recent changes in the Company’s corporate governance practices include the following:

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Super-Majority Vote Requirements in the Company’s Restated Certificate of Incorporation.    At the 2008 Annual Meeting of Stockholders, stockholders approved the Company’s proposal to amend the Company’s Restated Certificate of Incorporation to replace the remaining super-majority vote requirements with a majority vote standard. Accordingly, in June 2008, the Company filed a certificate of amendment to the Company’s Restated Certificate of Incorporation with the Secretary of State of Delaware, and the amendment became effective upon filing.

•

New Independent Director.    In July 2008, the Board elected Herbert M. Allison, Jr., who is an independent director and brings additional professional experience and perspectives to the Board, including his tenure as the Chairman and Chief Executive Officer of Teachers Insurance and Annuity Association — College Retirement Equities Fund (“TIAA-CREF”), which is a major institutional investor. Mr. Allison was originally identified as a potential candidate by the Company’s internal Worldwide Recruiting Group, which developed lists of potential candidates at the request of the Nominating and Governance Committee. Mr. Allison was also recommended by the Company’s then Chairman of the Board (Richard D. Parsons) and the Chairman of the Nominating and Governance Committee (Robert C. Clark).

•

Policy on Determining the Leadership Structure of the Board of Directors.    In January 2009, the Board adopted the Policy on Determining the Leadership Structure of the Board of Directors, which sets forth the processes for the Nominating and Governance Committee and the Board to follow in determining the appropriate leadership structure for the Board and the criteria for the Committee and Board to apply in making those determinations. This new policy, which is described in greater detail below and attached hereto as Annex A, was adopted to enhance and formalize the Company’s corporate governance practices regarding the determination of the Board’s leadership structure. The new policy was also adopted in response to a stockholder proposal included in our 2008 proxy statement (requesting that the Board establish a policy that would require the Chairman of the Board to be an independent member of the Board) and as a result of the Company’s ongoing dialogue with the following stockholders: Christian Brothers Investment Services, Inc., Marianist Province of the United States, Unitarian Universalist Asso-

ciation of Congregations, Domini Social Investments LLC, Sisters of St. Francis of Philadelphia, Catholic Health East and Connecticut Retirement Plans and Trust Funds.

In December 2008, the Board elected Jeffrey L. Bewkes to serve as the Company’s Chairman of the Board, effective January 1, 2009. At the time of his election as Chairman of the Board, Mr. Bewkes was serving as President and Chief Executive Officer of the Company. Mr. Bewkes continues to serve as Chief Executive Officer of the Company in addition to his position as Chairman. Although the Policy on Determining the Leadership Structure of the Board of Directors was adopted by the Board after Mr. Bewkes was elected Chairman of the Board, it reflects the process followed and criteria considered by the Nominating and Governance Committee and Board in determining that the Chairman and Chief Executive Officer positions should both be held by Mr. Bewkes.

•

Amendment to By-laws.    In February 2009, the By-laws were amended to provide that if a stockholder intends to nominate directors for election to the Board in connection with a meeting of stockholders, the Company would not be required to present the proposal for vote at the meeting if the stockholder does not appear or send a qualified representative to present the proposal at the meeting, notwithstanding that proxies in respect of such vote may have been received by the Company. This change is consistent with other procedural requirements set forth in the Company’s By-laws with respect to proposals to be brought by stockholders at an annual meeting of stockholders and by stockholders who have requested a special meeting.

•

Amendment to Corporate Governance Policy.    In February 2009, the Corporate Governance Policy was amended, among other things: (i) to change the target size of the Board from a range of 12 to 16 members to a range of 10 to 14 members and (ii) to reflect the responsibilities of the Board and the Nominating and Governance Committee under the Policy on Determining the Leadership Structure of the Board of Directors and specify that the Company’s Lead Independent Director will be elected by the independent members of the Board.

•

Amendment to Compensation and Human Development Committee Charter.    In February 2009, the Board adopted amendments to the Compensation and Human Development Committee Charter to remove references to the Committee’s responsibility to review the compensation for executives at Time Warner Cable Inc., which became effective following the separation of Time Warner Cable Inc. from the Company.

•

Amendment to Time Warner Inc. Policy and Procedures Governing Related Person Transactions.    In February 2009, the Time Warner Inc. Policy and Procedures Governing Related Person Transactions was amended to increase the threshold for the aggregate amount involved with respect to a transaction that would be covered by the policy from $100,000 to $120,000 per year. This amendment was adopted to bring the policy into conformity with the increased threshold of $120,000 with respect to both (i) related person transactions under the SEC’s disclosure rules and (ii) the criteria for director independence under the listing standards of the New York Stock Exchange (“NYSE”). The Board approved a complementary change to the categorical standard for determining director independence in the Company’s Corporate Governance Policy.

Information on the Company’s corporate governance practices is available to the public on the Company’s website under “Corporate Governance” at www.timewarner.com/governance.

The information on the website includes: the Company’s By-laws, the Corporate Governance Policy (which includes the Board’s categorical standards for determining director independence), the charters of the Board’s three standing committees, the Company’s codes of conduct, the Time Warner Inc. Policy and Procedures Governing Related Person Transactions, the Policy on Determining the Leadership Structure of the Board of Directors, and information regarding the process by which stockholders may communicate with members of the Board. These documents are also available in print by writing to the Company’s Corporate Secretary at the following address: Office of the Corporate Secretary, Time Warner Inc., One Time Warner Center, New York, NY 10019-8016.

The remainder of this section of the Proxy Statement summarizes the key features of Time Warner’s corporate governance practices.

Board Size

The Corporate Governance Policy, as amended, provides that the size of the Board of Directors should generally be in the range of 10 to 14 members. In establishing its size, the Board considers a number of factors, including (i) resignations and retirements from the current Board, (ii) the availability of candidates, and (iii) balancing the desire of having a small enough Board to facilitate deliberations with, at the same time, having a large enough Board to provide a diversity of backgrounds, professional experience and skills so that the Board and its committees can effectively perform their responsibilities in overseeing Time Warner’s management and businesses. Currently, the number of directors is 13.

Criteria for Membership on the Board

The Board and its Nominating and Governance Committee take into consideration many factors, including independence, in selecting nominees for director. The Nominating and Governance Committee and the Board of Directors apply the same criteria to all candidates, regardless of whether the candidate is proposed by a stockholder or is identified through another source.

Overall Composition.    As a threshold matter, the Board of Directors believes it is important for the Board as a whole to reflect the appropriate combination of skills, professional experience, and diversity of backgrounds in light of the Company’s current and future business needs.

Personal Qualities.    Each director must possess certain personal qualities, including financial literacy and a demonstrated reputation for integrity, judgment, business acumen, and high personal and professional ethics. In addition, each director must be at least 21 years of age at the commencement of service as a director and less than 72 years of age at the time of nomination.

Commitment to Time Warner and its Stockholders.    Each director must have the time and ability to make a constructive contribution to the Board, as well as a clear commitment to fulfilling the director’s fiduciary duties and serving the interests of all the Company’s stockholders.

Other Commitments.    Each director must satisfy the requirements of antitrust laws that limit service as an officer or director of a significant competitor of the Company. In addition, to help ensure that directors have sufficient time to devote to their responsibilities as a member of Time Warner’s Board, the Board determined that directors should generally serve on no more than five other public company boards. Directors are also required to offer their resignation upon a significant change in their primary professional responsibilities, and, in such case, the Nominating and Governance Committee will make a recommendation to the Board as to whether to accept the offer of resignation. In accordance with this policy, Herbert M. Allison, Jr., sub-

mitted an offer of resignation in September 2008, in light of his appointment as President and CEO of Federal National Mortgage Association (“Fannie Mae”). Mr. Allison did not participate in the Board meeting in October 2008, as he and the Company’s Board evaluated whether Mr. Allison would be able to devote the necessary time to his responsibilities as a director of the Company in addition to his role at Fannie Mae. In early December 2008, Mr. Allison informed the Company that he believed he would be able to devote the necessary time to his responsibilities as a director of the Company, and the Nominating and Governance Committee and Board voted to decline Mr. Allison’s offer of resignation. In addition, Reuben Mark offered to resign from the Board when he retired as Chairman of the Board of Colgate-Palmolive Company, effective December 31, 2008, and Richard D. Parsons offered to resign from the Board when he resigned from his position as Chairman of the Board of the Company, effective at the end of December 31, 2008. Prior to a determination by the Nominating and Governance Committee and the Board of the offers by Messrs. Mark and Parsons to resign, each of Messrs. Mark and Parsons separately notified the Board of his decision not to stand for re-election to the Board at the Company’s 2009 Annual Meeting.

Additional Criteria for Incumbent Directors.    During their terms, all incumbent directors on the Company’s Board are expected to attend the meetings of the Board and of any committees on which they serve and the annual meetings of stockholders; to stay informed about the Company and its businesses; to participate in discussions; to comply with applicable Company policies; and to provide advice and counsel to the Company’s management.

Additional Criteria for New Directors.    As part of its annual assessment of the Board’s composition in light of the Company’s current and expected business needs, the Nominating and Governance Committee has identified additional criteria for new members of the Board. The following criteria may evolve over time depending on changes in the Board and the Company’s business needs and environment, and may be changed before the proxy statement for the 2010 Annual Meeting of Stockholders is furnished to stockholders:

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Professional Experience.    New candidates for the Board should have significant experience serving as chief executive officer or a senior executive of a major public corporation (or comparable position in government or the non-profit sector), including, but not limited to, corporations in the finance and/or technology industries.

•	Diversity. The Committee also believes it would be desirable for new candidates for the Board to enhance the gender, ethnic, and/or geographic diversity of the Board.

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Committee Eligibility.    In addition to satisfying the independence requirements that apply to directors generally (see below), the Committee believes that it would be desirable for new candidates for the Board to satisfy the requirements for serving on the Board’s committees, as set forth in the charters for those committees and applicable regulations.

•	Director Experience. The Committee believes it would also be desirable for candidates for the Board to have experience as a director of a major public corporation.

Independence.    In addition to the foregoing criteria, the Board of Directors and Nominating and Governance Committee have established a policy that states that a majority of the directors, and any newly nominated non-employee director, must satisfy the requirements to be an “independent” member of the Board. In addition, the Board has established the objective that a substantial majority of the Board should be independent. The Board has determined that 11 of the 13 current directors (or 85% of the Board), and 10 of the 11 nominees for director, are independent in accordance with the Company’s criteria. The following current directors were determined by the Board to be independent: Herbert M. Allison, Jr., James L. Barksdale, Stephen F. Bollenbach, Frank J. Caufield, Robert C. Clark, Mathias Döpfner, Jessica P. Einhorn, Reuben Mark, Michael Miles, Kenneth J. Novack and Deborah C. Wright. Each of the foregoing directors is a nominee for director, except for Mr. Mark, who will not stand for re-election at the Annual Meeting. The Board previously determined that Francis T. Vincent, Jr., a former director who served during 2008 but did not stand for re-election at the Company’s 2008 Annual Meeting, was independent during his service as a director for part of 2008.

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NYSE Criteria.    The Board applies the following NYSE criteria in making its independence determinations (for the purposes of the independence determinations under NYSE rules, references to the “Company” mean Time Warner Inc. and its consolidated subsidiaries):

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No Material Relationship.    The director must not have any material relationship with the Company. In making this determination, the Board considers all relevant facts and circumstances, including commercial, charitable, and familial relationships that exist, either directly or indirectly, between the director and the Company.

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Employment.    The director must not have been an employee of the Company at any time during the last three years. In addition, a member of the director’s immediate family (including the director’s spouse, parents, children, siblings, mothers-, fathers-, brothers-, sisters-, sons- and daughters-in-law, and anyone who shares the director’s home, other than household employees) must not have been an executive officer of the Company in the prior three years.

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Other Compensation.    Neither the director nor any immediate family member of the director shall have received more than $120,000 per year in direct compensation from the Company, other than in the form of director fees, pension, or other forms of deferred compensation, during the last three years.

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Auditor Affiliation.    The director must not be a current partner or employee of the Company’s internal or external auditors, and no members of the director’s immediate family may be either a current employee of such auditors who personally works on the Company’s audit or a current partner of such auditors. In addition, neither the director nor an immediate family member shall have been a partner or employee of such a firm who personally worked on the Company’s audit within the last three years.

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Interlocking Directorships.    During the last three years, neither the director nor any immediate family member shall have been employed as an executive officer by another entity for which one of Time Warner’s current executive officers served at the same time on such entity’s compensation committee.

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Business Transactions.    The director must not be an employee of another entity that, during any one of the last three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1.0 million or 2% of the other entity’s annual consolidated gross revenues. In addition, a member of the director’s immediate family cannot have been an executive officer of another entity that, during any one of the last three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1.0 million or 2% of the other entity’s annual consolidated gross revenues.

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Additional Categorical Criteria.    In addition to applying the NYSE requirements summarized above, the Board has also developed the following categorical standards, which it uses to guide it in determining whether a “material relationship” exists with the Company that would affect a director’s independence (for the purposes of the independence determinations under the Board’s categorical standards for director independence, references to the “Company” mean Time Warner Inc. and its consolidated subsidiaries):

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Charitable Contributions.     Discretionary charitable contributions by the Company to established non-profit entities with which a director or a member of the director’s family is affiliated shall generally be deemed not to create a material relationship, unless they occurred within the last three years and (i) were inconsistent with the Company’s philanthropic practices; or (ii) were provided to an organization where the director or director’s spouse is an executive officer or director and the Company’s contributions for the most recently completed fiscal year represent more than (a) the greater of $100,000 or 10% of that organization’s annual gross revenues for organizations with gross revenues up to $10.0 million per year or (b) the greater of $1.0 million or 2% of that organization’s annual gross revenues for organizations with gross revenues of more than $10.0 million per year; or (iii) the aggregate amount of the Company’s contributions to the organizations where a director or director’s spouse is an executive officer or director is more than the greater of $1.0 million or 2% of all such organizations’ annual gross revenues.

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Employment and Benefits.    The employment by the Company of a member of a director’s family shall generally be deemed not to create a material relationship, unless such employment (i) is of the type set forth above under “Employment” or “Other Compensation” or (ii) involves employment at a salary of more than $120,000 per year of a director’s current spouse, domestic partner, or child. Further, vested and non-forfeitable equity-based benefits and retirement benefits provided to directors or their family members under qualified plans as a result of prior employment shall generally be deemed not to create a material relationship.

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Other Transactions.    Transactions between the Company and another entity with which a director or a member of a director’s family is affiliated shall generally be deemed not to create a material relationship unless (i) they are of the type set forth above under “Business Transactions;” (ii) they occurred within the last three years and were inconsistent with other transactions in which the Company has engaged with third parties; (iii) they occurred within the last three years and the director is an executive officer, employee or substantial owner of the other entity and such transactions represent more than 5% of the Company’s annual consolidated gross revenues or 2% of the other entity’s gross revenues for the prior fiscal year; or (iv) they occurred within the last three years, the director’s immediate family member serves as an executive officer of the other entity and such transactions represented more than 5% of the Company’s annual consolidated gross revenues or 2% of the other entity’s gross revenues for the prior fiscal year.

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Interlocking Directorships.    Service by an employee of the Company as a director of an entity where a director or a director’s family member serves as an executive officer shall generally be deemed not to create a material relationship unless the Company employee (i) is an executive officer of the Company; (ii) reports directly to the Board; or (iii) has annual compensation that is approved by the Board’s Compensation and Human Development Committee. In addition, service by an employee of the Company as a director of an entity where one of the Company’s directors or a member of the director’s family serves as a non-employee director shall generally be deemed not to create a material relationship.

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Educational and Other Affiliations.    Attendance by an employee of the Company at an educational institution affiliated with one of the Company’s directors or a member of the director’s family, or membership by an employee of the Company in a professional association, social, fraternal or religious organization, club or institution affiliated with a Company director or a member of his or her family, shall generally be deemed not to create a material relationship.

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Security Ownership.    The ownership by an employee of the Company of the securities of an entity where one of the Company’s directors or a member of the director’s family serves as a director or an employee shall generally be deemed not to create a material relationship, unless (i) the Company employee (a) is an executive officer of the Company, reports directly to the Board, or a Committee of the Company or has annual compensation approved by the Compensation and Human Development Committee and (b) beneficially owns more than 5% of any class of the other entity’s voting securities; and (ii) the Company director or a member of a director’s family is a director or executive officer of the other entity.

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Benefit Plans.    Vested and non-forfeitable equity-based benefits and retirement benefits under qualified plans as a result of prior employment shall generally be deemed not to create a material relationship.

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Independent Judgment.    Finally, in addition to the foregoing independence criteria, which relate to a director’s relationship with the Company, the Company’s By-laws also require that independent directors be free of any other relationship — whether with the Company or otherwise — that would interfere with their exercise of independent judgment.

The following are types of transactions, relationships or arrangements that the Board of Directors considered in determining the independence of those directors identified above as being independent:

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Business Transactions:    Transactions in the ordinary course of business between the Company and an entity of which the Company’s director is an executive officer, employee or substantial owner, or an immediate family member of the director is an executive officer. Within the three most recently completed fiscal years, the Company has engaged in transactions in the ordinary course of business with the following companies and/or their subsidiaries: Fannie Mae (where Mr. Allison is employed as President and Chief Executive Officer), TIAA-CREF (for which Mr. Allison previously served as Chairman, President and Chief Executive Officer), Harvard University (where Mr. Clark is employed as a professor), Axel Springer AG (for which Mr. Döpfner serves as Chairman and Chief Executive Officer), Colgate-Palmolive Company (for which Mr. Mark previously served as Chairman and Chief Executive Officer), Staples, Inc. (for which an immediate family member of Mr. Miles serves as an executive officer), Mintz, Levin, Cohn, Ferris, Glovsky and

Popeo, PC (where Mr. Novack is employed as Senior Counsel), A Table in Heaven LLC (of which an immediate family member of Mr. Novack is a managing member and majority owner, as described further below), and Carver Federal Savings Bank (for which Ms. Wright serves as Chairman, President and Chief Executive Officer).

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Other Business Transactions:     Transactions in the ordinary course of business between the Company and an entity of which the Company’s director serves or served as a non-employee director in 2008. Although these types of transactions would generally not prevent a determination that a director is independent, information regarding such transactions is provided to the Board of Directors for consideration. Within the three most recent completed fiscal years, the Company has engaged in transactions in the ordinary course of business with the following companies and/or their subsidiaries for which the following directors served as non-employee director or trustee during all or part of 2008: Dick Clark Productions, Inc., FedEx Corporation, Sun Microsystems, Inc. and Revolution Health Group LLC (Mr. Barksdale); American International Group, Inc., KB Home, Harrah’s Entertainment, Inc. and Macy’s, Inc. (Mr. Bollenbach); Omnicom Group, Inc. and TIAA (Mr. Clark); ProSiebenSat.1 Media AG and dpa Deutsche Presse Agentur GmbH (Mr. Döpfner); Cabela’s Incorporated (Mr. Mark); AMR Corporation, Citadel Broadcasting Corporation and Dell Inc. (Mr. Miles); and Kraft Foods Inc. (Ms. Wright).

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Charitable Contributions:    Discretionary charitable contributions to organizations for which a Company’s director or a director’s spouse serves as an executive officer or director. Within the three most recent completed fiscal years, the Company has made discretionary charitable contributions that are consistent with the Company’s philanthropic practices to organizations affiliated with 8 of the Company’s 11 current non-employee directors. These contributions were below the thresholds contained in the Company’s Corporate Governance Policy.

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Other Relationships:    Within the three most recently completed fiscal years, (i) Mr. Caufield and Ms. Einhorn have served, and continue to serve, on the global advisory board of J.E. Robert Companies; (ii) Ms. Einhorn and Mr. Bewkes have served as directors on the board of the Council on Foreign Relations; (iii) Glenn Britt, the President and Chief Executive Officer of Time Warner Cable Inc., a former subsidiary of the Company, has served, and continues to serve, as a trustee of TIAA, where Mr. Clark also serves as a trustee; (iv) Mr. Allison served, but no longer serves, as Chairman, President, and Chief Executive Officer of TIAA-CREF, and Mr. Clark serves as a trustee of TIAA; (v) Mr. Allison and Mr. Bewkes each serves on the advisory board of Yale University’s School of Management and the advisory council of Stanford University’s School of Business; (vi) Mr. Parsons serves as a director for The Partnership for New York City, for which Mr. Allison also served as a director until 2008; (vii) Mr. Mark serves as a member of the Governance Leadership Council of RiskMetrics Group, Inc., with which entity the Company has had transactions in the ordinary course of business; and (viii) Mr. Caufield is a co-founder and Partner Emeritus of Kleiner Perkins Caufield & Byers, where Mr. Barksdale serves as a special adviser.

One transaction that the Board of Directors considered in determining the independence of Mr. Novack included a transaction between Home Box Office, Inc., a subsidiary of the Company, and A Table in Heaven LLC. Mr. Novack’s son-in law, Andrew Rossi, a documentary filmmaker, is a managing member and majority owner of A Table in Heaven LLC, which on October 7, 2008 sold the television rights to the documentary film Le Cirque: A Table in Heaven to Home Box Office, Inc. for $200,000. Mr. Novack had no direct or indirect interest in the transaction. In October 2008, the Board ratified the transaction in accordance with the Company’s related person transactions policy. Although this transaction satisfied the criteria for director independence under the listing standards of the NYSE, because the $200,000 payment by Home Box Office, Inc. exceeded 2% of A Table in Heaven LLC’s 2008 gross revenues, the transaction triggered consideration under the Company’s categorical standards for determining whether a “material relationship” exists with the Company that would affect a director’s independence. However, after reviewing the transaction, the Board concluded that Home Box Office, Inc.’s transaction with A Table in Heaven LLC does not impair Mr. Novack’s independence because, among other things: (i) the transaction occurred on an arm’s length basis in the ordinary course of business of Home Box Office, Inc., which purchases documentary films regularly; (ii) the transaction only involved $200,000, which is a small amount of Home Box Office, Inc.’s annual expenses related to programming; (iii) Home Box Office, Inc.’s decision to enter into the transaction with A Table in Heaven LLC was made independent of Time Warner’s Board of Directors or management; (iv) Mr. Novack was not involved in the negotiations related to the transaction and, at the time of the transaction, had no direct or indirect interest in the transaction and was not, at the time of the transaction, involved in the operations of A Table in Heaven LLC; and (v) the Company believes that Mr. Rossi’s interest in the transaction was in accordance with the terms of the LLC’s governing documents and he did not receive any compensation from the transaction beyond the stated terms.

The Nominating and Governance Committee and the Board of Directors reviewed the transactions, relationships or arrangements described above and, based on the Company’s categorical standards and the NYSE rules governing director independence, determined that the transactions, relationships or arrangements did not affect the applicable director’s independence.

Director Nomination Process

There are a number of different ways in which an individual may be nominated for election to the Board of Directors.

Nominations Developed by the Nominating and Governance Committee.    The Nominating and Governance Committee may identify and propose an individual for election to the Board. This involves the following steps:

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Assessment of Needs.    As described above, the Nominating and Governance Committee conducts periodic assessments of the overall composition of the Board in light of the Company’s current and expected business needs and, as a result of such assessments, the Committee may establish specific qualifications that it will seek in Board candidates. The Committee reports on the results of these assessments to the full Board of Directors.

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Identifying New Candidates.    In light of such assessments, the Committee may seek to identify new candidates for the Board who possess the specific qualifications established by the Committee and satisfy the other requirements for Board service. In identifying new director candidates, the Committee seeks advice and names of candidates from Committee members, other members of the Board, members of management, and other public and private sources. The Committee may also, but need not, retain a search firm in order to assist it in these efforts. In 2008, the Committee retained an outside search firm to assist the Committee in identifying potential candidates for the Board and performing due diligence with respect to potential candidates.

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Reviewing New Candidates.    The Committee reviews the potential new director candidates identified through this process. This involves reviewing the candidates’ qualifications as compared to the specific criteria established by the Committee and the more general criteria established by the By-laws and Corporate Governance Policy. The Committee may also select certain candidates to be interviewed by one or more Committee members.

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Reviewing Incumbent Candidates.    On an annual basis, the Committee also reviews the qualifications of incumbent candidates for renomination to the Board. This review involves an analysis of the criteria set forth above that apply to incumbent directors.

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Recommending Candidates.    The Committee recommends a slate of candidates for the Board of Directors to submit for approval to the stockholders at the annual stockholders meeting. This slate of candidates may include both incumbent and new director nominees. In addition, apart from this annual process, the Committee may, in accordance with the By-laws, recommend that the Board elect new members of the Board who will serve until the next annual stockholders meeting.

Stockholder Nominations Submitted to the Committee.    Stockholders may also submit names of director candidates, including their own, to the Nominating and Governance Committee for its consideration. The process for stockholders to use in submitting suggestions to the Nominating and Governance Committee is set forth below under “Other Procedural Matters — Procedures for Submitting Director Recommendations and Nominations.”

Stockholder Nominations Submitted to Stockholders.    Stockholders may choose to submit nominations directly to the Company’s stockholders. The Company’s By-laws set forth the process that stockholders may use if they choose this approach, which is described below under “Other Procedural Matters — Procedures for Submitting Director Recommendations and Nominations.”

Director Elections.    The Company’s By-laws provide that, in any uncontested election of directors, each person receiving a majority of the votes cast will be deemed elected. Any abstentions or broker non-votes will not be counted as a vote cast for such director. Accordingly, any new director nominee in an uncontested election who receives more “against” votes than “for” votes will not be elected to the Board. If any incumbent director receives more “against” votes than “for” votes, he or she must submit an offer to resign from the Board no later than two weeks after the certification by the Company of the voting results. The Board will then consider the resignation offer and may either (i) accept the resignation offer or (ii) reject the resignation offer and seek to address the underlying cause(s) of the “against” votes. The Board is required to make its determination within 90 days following the certification of the stockholder vote and make a public announcement of its decision, including a statement regarding the reasons for its decision if the Board rejects the resignation offer. This procedure also provides that the Chairman of the Nominating and Governance Committee has the authority to manage the Board’s review of the resignation offer, unless it is the Chairman of the Nominating and Governance Committee who has received the majority-withheld vote, in which case, the remaining independent directors who did not receive majority-withheld votes will select a director, which director will have the authority otherwise delegated to the Chairman of the Nominating and Governance Committee, to manage the process. In any contested election of directors, the election will be subject to a plurality vote standard, where the persons receiving the highest numbers of the votes cast, up to the number of directors to be elected in such election, will be deemed elected. A contested election is one in which the number of persons nominated exceeds the number of directors to be elected as of the date that is ten days prior to the date that the Company first mails its notice of meeting for such meeting to the stockholders.

Board Responsibilities

The Board’s primary responsibility is to seek to maximize long-term stockholder value. The Board selects senior management of the Company, monitors management’s and the Company’s performance, and provides advice and counsel to management. Among other things, at least annually, the Board reviews the Company’s strategy and approves a business plan and budget for the Company. As part of the Board’s review of the Company’s strategy, the Board evaluates the Company’s businesses and determines whether, in its view, stockholder value would be enhanced by expanding, divesting or otherwise restructuring the ownership of any of these businesses. The Board also reviews and approves transactions in accordance with guidelines that the Board may adopt from time to time. In fulfilling the Board’s responsibilities, directors have full access to the Company’s management, internal and external auditors, and outside advisors. The Board also reviews and approves the leadership structure of the Board on at least an annual basis.

Board Meetings and Executive Sessions

The Board of Directors generally holds regular quarterly meetings, as well as special- purpose meetings each year to review the Company’s strategy, to act on the Company’s annual proxy statement, and to approve financial filings with the SEC. The Board of Directors also communicates informally with management on a regular basis.

Non-employee directors meet by themselves, without management or employee directors present, at every regularly scheduled Board meeting. Any director may request additional executive sessions.

These executive sessions are led by the Chair of the committee that has primary responsibility for the matter being discussed (e.g., the Audit and Finance Committee Chair would lead a discussion of audit-related matters). When it is not apparent which committee has specific responsibility for the subject matter, the Lead Independent Director leads the discussion. By a majority vote, the Board, non-employee directors, or independent directors may retain their own counsel or other advisors.

Lead Independent Director

Since May 19, 2006, Mr. Caufield has served as Lead Independent Director. He was re-elected to the position in December 2008 by the independent directors. The Lead Independent Director presides at executive sessions of the Board (see “Board Meetings and Executive Sessions” above) and serves as the liaison between the Chairman and the other directors (unless the matter under consideration is within the jurisdiction of one of the Board’s committees). In addition, the Lead Independent Director’s responsibilities include: advising the Chairman of the Board with respect to the schedule, agenda and information for Board meetings (including possessing the ability to include specific items on those agendas); advising the Chairman of the Board with respect to consultants who may report directly to the Board; and being available, as appropriate, for communication with the Company’s stockholders.

Policy on Determining the Leadership Structure of the Board of Directors

In January 2009, the Board adopted the Policy on Determining the Leadership Structure of the Board of Directors. Under this policy, the Nominating and Governance Committee is responsible for reviewing the leadership structure of the Board on at least an annual basis and at times of potential change in individuals holding Board leadership positions (e.g., retirement, resignation or renewal of employment agreements). As part of this review, the Committee evaluates (i) whether to have a Lead Independent Director,

(ii) the responsibilities of the positions of Chairman of the Board and Lead Independent Director, and (iii) the qualifications for those positions, including whether the position of Chairman of the Board should be held by the Chief Executive Officer, an independent director, or a non-independent director other than the Chief Executive Officer. The Committee makes its recommendations to the full Board of Directors, which is responsible for approving the leadership structure of the Board. The policy sets forth the factors for the Committee and Board to consider in making the determinations.

Under the policy, the Committee also evaluates, on at least an annual basis, the performance of the individuals who serve in leadership positions on the Board (including the Chairman of the Board and Lead Independent Director) and the Chief Executive Officer, and the Committee reports the results of its evaluation to the independent Directors. A copy of this policy is attached as Annex A to this Proxy Statement. This policy is also posted on the Company’s website under “Corporate Governance” at www.timewarner.com/governance. A brief report describing the Board’s rationale for the current Board leadership structure (which the Board determined in December 2008 before adopting the policy) is posted on the Company’s website, and the first report on the Board’s determination of its leadership structure under the under this policy will be posted on the Company’s website by February 1, 2010.

Committees of the Board

The Board has three standing committees: the Audit and Finance Committee, the Nominating and Governance Committee and the Compensation and Human Development Committee.

Each committee is composed entirely of independent directors. The Chair of each committee is elected by the Board and rotated periodically. Each committee also holds regular executive sessions at which management is not present. Each committee is also authorized to retain its own outside counsel and other advisors as it desires.

As noted above, the charters for each standing committee are available on the Company’s website. A brief summary of the committees’ responsibilities follows:

Audit and Finance Committee.    The Audit and Finance Committee assists the Board of Directors in fulfilling its responsibilities in connection with the Company’s (i) independent auditors, (ii) internal audit function, (iii) ethics and compliance program and risk management policies and processes, (iv) responses to any regulatory actions involving financial, accounting and internal control matters, (v) earnings releases and guidance, financial statements and systems of disclosure controls and procedures and internal control over financial reporting, (vi) capital structure and financial capacity and strategy and (vii) the performance and funding of the Company’s retirement programs.

Nominating and Governance Committee.    The Nominating and Governance Committee is responsible for assisting the Board in relation to (i) corporate governance, (ii) director nominations, (iii) committee structure and appointments, (iv) Board leadership structure, Chairman and CEO performance evaluations and CEO succession planning, (v) Board performance evaluations, (vi) non-employee director compensation, (vii) regulatory matters relating to corporate governance, (viii) stockholder proposals and communications, (ix) related person transactions, and (x) the Company’s corporate social responsibility activities.

Compensation and Human Development Committee.    The Compensation and Human Development Committee is responsible for (i) approving compensation and employment agreements for, and reviewing benefits provided to, the Company’s senior executives, (ii) overseeing the Company’s disclosure regard-

ing executive compensation and, together with the Nominating and Governance Committee, making recommendations to the Board regarding the Company’s responses to stockholder proposals related to compensation matters for inclusion in the Company’s annual proxy statement, (iii) reviewing the Company’s overall compensation structure and benefit plans, (iv) reviewing the Company’s response to regulatory developments affecting compensation, (v) reviewing and recommending officer appointments, and (vi) overseeing the Company’s human development programs, including recruitment, retention, development, diversity and internal communication programs.

The Compensation and Human Development Committee’s primary processes for establishing and overseeing executive compensation are described in the “Compensation — Compensation Discussion and Analysis” section below.

Compensation Committee Interlocks and Insider Participation.    Consistent with the Company’s categorical standards for director independence and the charter of the Compensation and Human Development Committee, none of the Compensation and Human Development Committee members (i) has ever been an officer or employee of the Company or (ii) is or was a participant in a “related person” transaction in 2008. None of the Company’s executive officers serves, or in 2008 served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors or the Compensation and Human Development Committee.

Board Self-Evaluation

The Board of Directors conducts a self-evaluation of its performance annually, which includes a review of the Board’s composition, responsibilities, leadership and committee structure, processes and effectiveness. Each standing committee of the Board also conducts an annual self-evaluation.

Director Orientation and Education

Upon joining the Board of Directors, each new director is provided with an orientation regarding the role and responsibilities of the Board and the Company’s operations. As part of this orientation, new directors meet with members of the Company’s senior management. From time to time, the Company’s executives and the heads of its business groups make presentations to the Board regarding their respective areas. The Company is also committed to the ongoing education of its directors and therefore reimburses directors for reasonable expenses relating to ongoing director education.

Non-Employee Director Compensation and Stock Ownership

The Board of Directors is responsible for establishing compensation for the Company’s non-employee directors. At least every two years, the Nominating and Governance Committee reviews, with assistance from an outside consultant, the compensation for non-employee directors, including reviewing compensation provided to non-employee directors at other companies, and makes a recommendation to the Board for its approval. It is the Company’s policy that the majority of non-employee directors’ compensation should be equity-based. (For details on the compensation currently provided to non-employee directors, please see “Compensation — Director Compensation.”)

It is also the Board’s policy that non-employee directors are encouraged to own the Company’s Common Stock and each is expected to own at least 5,000 shares of the Company’s Common Stock (1,666 shares, as adjusted to reflect the Reverse Stock Split) within three years of joining the Board. Additionally, in January 2003, the Board of Directors adopted a policy requiring non-employee directors to retain, for a period of at least one year, shares of the Company’s Common Stock representing at least 75% of the estimated after-tax gain realized upon the exercise of stock options, after paying the exercise price, or the vesting of restricted stock. (For purposes of this calculation, the tax rate is deemed to be 50%.)

The Company also expects all directors to comply with all federal, state and local laws regarding trading in securities of the Company and disclosing material, non-public information regarding the Company, and the Company has procedures in place to assist directors in complying with these laws.

Codes of Conduct

In order to help assure the highest levels of business ethics at the Company, the Board of Directors has adopted the following three codes of conduct, which are posted on the Company’s website at www.timewarner.com/governance.

Standards of Business Conduct.    The Company’s Standards of Business Conduct apply to the Company’s employees, including any employee directors. The Standards of Business Conduct establish policies pertaining to employee conduct in the workplace, electronic communications and information security, accuracy of books, records and financial statements, securities trading, confidentiality, conflicts of interest, fairness in business practices, the Foreign Corrupt Practices Act, antitrust laws and political activities and solicitations.

Code of Ethics for Senior Executive and Senior Financial Officers.    The Company’s Code of Ethics for Senior Executive and Senior Financial Officers applies to certain senior executives of the Company, including the Company’s Chief Executive Officer, President, Chief Operating Officer (if any), Chief Financial Officer and Controller, and serves as a supplement to the Standards of Business Conduct. Among other things, the code mandates that the designated officers engage in honest and ethical conduct, avoid conflicts of interest and disclose any relationship that could give rise to a conflict, protect the confidentiality of non-public information about the Company, work to achieve responsible use of the Company’s assets and resources, comply with all applicable governmental rules and regulations and promptly report any possible violation of the code. Additionally, the code requires that these individuals promote full, fair, understandable and accurate disclosure in the Company’s publicly filed reports and other public communications and sets forth standards for accounting practices and records. Individuals to whom the code applies are held accountable for their adherence to it. Failure to observe the terms of this code or the Standards of Business Conduct can result in disciplinary action (including termination of employment). There were no waivers in 2008 under either the Code of Ethics for Senior Executive and Senior Financial Officers or the Standards of Business Conduct with respect to any of the senior executives covered by the Code of Ethics for Senior Executive and Senior Financial Officers.

Guidelines for Non-Employee Directors.    The Guidelines for Non-Employee Directors assist the Company’s non-employee directors in fulfilling their fiduciary and other duties to the Company. In addition to affirming the directors’ duties of care and loyalty, the guidelines set forth specific policies addressing, among other things, securities trading and reporting obligations, gifts, the Foreign Corrupt Practices Act, political contributions and antitrust laws.

Policy and Procedures Governing Related Person Transactions

The Time Warner Inc. Policy and Procedures Governing Related Person Transactions sets forth procedures for the review and approval or ratification of transactions involving related persons, which consist of directors, director nominees, executive officers, persons or entities known to the Company to be the beneficial owner of more than five percent (5%) of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons. Under authority delegated by the Board, the Nominating and Governance Committee (or its Chair, under certain circumstances) is responsible for applying the policy with the assistance of the General Counsel or his designee (if any). Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (ii) the Company is, will or may be expected to be a participant; and (iii) any related person has or will have a direct material interest or an indirect material interest.

In addition to the requirements described above for transactions covered by the policy, the policy includes a list of categories of transactions identified by the Board as having no significant potential for an actual or apparent conflict of interest or improper benefit to a related person, and thus are not subject to review by the Nominating and Governance Committee. These excluded transactions consist of the following types of transactions between the Company or any of its consolidated subsidiaries and a related person or another entity with which a related person is affiliated:

•

Ordinary Course Transactions with Other Entities.    Transactions between the Company and another entity with which a related person is affiliated, if the transactions occur in the ordinary course of business and are consistent with other transactions in which the Company has engaged with third parties, unless (a) the related person serves as an executive officer, employee, or beneficial owner of an equity interest of 10% or more in the other entity and (b) the transactions, in the aggregate, represent more than 5% of the Company’s consolidated gross revenues for the prior fiscal year or 2% of the other entity’s gross revenues for the prior fiscal year;

•

Charitable Contributions.    Discretionary charitable contributions by the Company to an established non-profit entity with which a related person is affiliated, if the contributions are consistent with the Company’s philanthropic practices, unless (a) the related person is an executive officer or director of the non-profit entity and (b) the Company’s contributions represent (or are expected to represent), for the most recent fiscal year, more than: (i) the greater of $100,000 or 10% of the individual non-profit entity’s annual gross revenues (for entities with gross revenues up to $10.0 million per year), or (ii) the greater of $1.0 million or 2% of the individual non-profit entity’s annual gross revenues (for entities with gross revenues of more than $10 million per year), or (iii) the greater of $1.0 million or 2% of the annual gross revenues in the aggregate of all of the related person’s affiliated non-profit entities that have received charitable contributions by the Company during the current calendar year;

•

Transactions with Significant Stockholders.    Transactions between the Company and a corporation, firm or other entity known to the Company to be the beneficial owner of more than 5% of any outstanding class of the Company’s voting securities (a “Significant Stockholder”), if the transactions occur in the ordinary course of business and are consistent with other transactions in which the Company has engaged with third parties, unless the transactions, in the aggregate, represent more than 5% of the Company’s consolidated gross revenues for the prior fiscal year or 2% of the Significant Stockholder’s gross revenues for the prior fiscal year;

•

Non-employee Position with Other Affiliated Entities.    Transactions where the related person is an individual and the related person’s interest in the transaction is based solely on his or her position as (a) a non-employee director of the other entity or (b) subject to the requirements relating to the Company’s charitable contributions as described above, a non-employee director or trustee, or unpaid volunteer at a non-profit organization;

•

Executive Compensation.    Any compensation paid to an executive officer of the Company if (a) the compensation is required to be reported in the Company’s annual report on Form 10-K or proxy statement under the compensation disclosure requirements of the SEC or (b)(i) the executive officer is not an “immediate family member” otherwise covered by the policy and the compensation would be reported in the Company’s annual report on Form 10-K or proxy statement if the executive officer was a “named executive officer” (as defined under SEC rules) and (ii) the Compensation and Human Development Committee approved (or recommended that the Board approve) such compensation;

•

Director Compensation.    Any compensation paid to a director of the Company if the compensation is required to be reported in the Company’s annual report on Form 10-K or proxy statement under the SEC’s compensation disclosure requirements;

•

Transactions Where All Stockholders Receive Proportional Benefits.    Transactions where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of the common stock received the same benefit on a pro rata basis (e.g., dividends);

•

Transactions Involving Competitive Bids, Regulated Transactions and Certain Banking-Related Services.    Transactions involving a related person where the rates or charges involved are determined by competitive bids; transactions with a related person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; or transactions with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and

•

Other.    Other categories of transactions that may be identified by the Nominating and Governance Committee from time to time as having no significant potential for an actual, or the appearance of a, conflict of interest or improper benefit to a related person.

The General Counsel or his designee will assess whether any proposed transaction involving a related person is a related person transaction covered by the policy. If so, the transaction will be presented to the Nominating and Governance Committee for review and consideration at its next meeting or, in those instances in which the General Counsel or his designee determines that it is not practicable or desirable for the Company to wait until the next Committee meeting, to the Chair of the Nominating and Governance Committee. If the General Counsel or his designee potentially may be involved in a related person transaction, the applicable person is required to inform the Chief Executive Officer and the Chair of the Nominating and Governance Committee. Related person transactions (other than the excluded transactions described above) will be reviewed and be subject to approval by the Nominating and Governance Committee. If possible, the approval will be obtained before the Company commences the transaction or enters into or amends any contract relating to the transaction. If advance Committee approval of a related person transaction is not feasible or not identified prior to commencement of a transaction, then the transaction will be considered and, if the Nominating and Governance Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting.

In determining whether to approve or ratify a related person transaction covered by the policy, the Nominating and Governance Committee may take into account such factors it deems appropriate, which may include:

•	the extent of the related person’s interest in the transaction;

•	whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling his or her duties and responsibilities to the Company;

•	whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

•	whether the transaction is in the interest of the Company and its stockholders; and

•	whether the transaction is consistent with any conflicts of interest policies set forth in the Company’s Standards of Business Conduct and other policies.

A member of the Nominating and Governance Committee who potentially is a related person in connection with a particular proposed related person transaction will not participate in any discussion or approval of the transaction, other than discussions for the purpose of providing material information concerning the transaction to the Committee. The Time Warner Inc. Policy and Procedures Governing Related Person Transactions is posted on the Company’s website at www.timewarner.com/governance. During 2008, one transaction was covered by this policy, which was ratified by the Board of Directors in accordance with the policy. See “Additional Information” below for a description of this transaction.

Ethical Sourcing Guidelines

The Time Warner Ethical Sourcing Guidelines set forth the standards in areas such as employment, health, safety and the environment that the Company expects its vendors to follow. For example, the Guidelines provide that the Company expects that its vendors will not discriminate in employment practices, employ persons under a certain age, use forced or involuntary labor, or use coercion or harassment against employees. The failure to follow the Guidelines may impact a vendor’s ability to continue to do business with the Company. The Guidelines are posted on the Company’s website at www.timewarner.com/citizenship under the topic of Global Supply Chain – Ethical Sourcing.

Communication with the Directors

The Company’s independent directors have approved a process for stockholders to communicate with directors. This process is described below under “Other Procedural Matters — Communicating with the Board of Directors.”

DIRECTORS

Term

The Company’s directors are elected annually. The nominees for director at the Annual Meeting will be elected to serve for a one-year term until the next annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier death, resignation or retirement.

Director Independence and Qualifications

As set forth in the Company’s Corporate Governance Policy, in selecting its slate of nominees for election to the Board, the Nominating and Governance Committee and the Board have evaluated, among other things, each nominee’s independence, satisfaction of regulatory requirements, financial literacy, personal and professional accomplishments and experience in light of the needs of the Company and, with respect to incumbent directors, past performance on the Board. See “Corporate Governance — Criteria for Membership on the Board.” Each of the nominees is currently a director of the Company. The By-laws require a majority of the Board to be independent, but the Board’s objective is that a substantial majority of its members be independent. The Board of Directors has determined that 11 of the 13 current directors (85%), and 10 of the 11 nominees for director, have no material relationship with the Company either directly or indirectly and are “independent” within the meaning of the listing requirements of the NYSE and the Company’s more rigorous independence standards (such directors, the “Independent Directors,” and all other directors, the “Affiliated Directors”). In addition, the Board has determined that each director nominee is financially literate and possesses the high level of skill, experience, reputation and commitment that is mandated by the Board. The biographical information below identifies the Independent Directors and Affiliated Directors. See “Corporate Governance — Criteria for Membership on the Board” for information regarding the types of transactions, relationships or arrangements that the Board considered in determining the independence of the director nominees who are identified below as being independent.

Set forth below are the principal occupation and certain other information for each of the 11 nominees as of March 30, 2009. To the extent that any of the director nominees previously served as a director of either AOL LLC (formerly named America Online, Inc.) (“AOL”) or the company then known as Time Warner Inc. (“Historic TW”) prior to the merger of AOL and Historic TW (the “AOL-Historic TW Merger”) on January 11, 2001 (the “Merger Date”), this prior service is described in the information set forth below.

Nominees for Election at the Annual Meeting

Name and Year First Became a Director of the Company	Age	Principal Occupation and Business Experience
Herbert M. Allison, Jr. 2008	65

President and Chief Executive Officer of Fannie Mae (Federal National Mortgage Association), a government-sponsored entity that supports the U.S. housing and mortgage markets – September 2008 to present.

•      Prior Professional Experience: Previously, Mr. Allison served in the following positions:

•      Chairman, President and Chief Executive Officer, Teachers Insurance and Annuity Association - College Retirement Equities Fund (TIAA-CREF) – 2002 to 2008.

•      President and Chief Executive Officer, Alliance for Lifelong Learning – 2000 to 2002.

•      Executive positions at Merrill Lynch & Co., including President, Chief Operating Officer, Chief Financial Officer, Treasurer, Head of Investment Banking, Head of Debt, and Head of Equity Divisions Worldwide – 1971-1999.

•      Company Directorship: Mr. Allison is an Independent Director.

•      Other Directorships: Mr. Allison is a member of the advisory board or council of the Stanford Graduate School of Business and the Yale School of Management.

Name and Year First Became a Director of the Company	Age	Principal Occupation and Business Experience
James L. Barksdale 2001	66

Chairman and President of Barksdale Management Corporation, a private investment management company. He is also a partner and co-founder of The Barksdale Group – April 1999 to present.

•      Prior Professional Experience: Previously, Mr. Barksdale served in the following positions:

•      President and CEO, Netscape Communications Corp. – 1995 to 1999 (when it was acquired by AOL).

•      Chief Executive Officer, AT&T Wireless Services (formerly McCaw Cellular Communications) – 1993 to 1994.

•      Executive Vice President and Chief Operating Officer, FedEx Corporation – 1983 to 1992.

•      Chief Information Officer, FedEx Corporation – 1979 to 1983.

•      Chief Information Officer and other management positions, Cook Industries – 1972 to 1979.

•      Company Directorship: Mr. Barksdale is an Independent Director. He was a director of AOL from March 1999 until the AOL-Historic TW Merger in January 2001, and has been a director of the Company since that date.

•      Other Directorships: Mr. Barksdale serves as a director of FedEx Corporation and Sun Microsystems, Inc. He also serves as a special advisor to Kleiner Perkins Caufield & Byers, a venture capital firm.

Name and Year First Became a Director of the Company	Age	Principal Occupation and Business Experience
Jeffrey L. Bewkes 2007	56

Chairman of the Board and Chief Executive Officer of the Company – January 2009 to present.

•       Prior Professional Experience: Previously, Mr. Bewkes served in the following positions:

•       President and Chief Executive Officer of the Company – January 2008 through December 2008.

•       President and Chief Operating Officer of the Company – January 2006 through December 2007.

•       Chairman, Entertainment & Networks Group, of the Company – July 2002 to December 2005.

•       Chairman and Chief Executive Officer of the Home Box Office division of the Company – May 1995 to July 2002.

•       President and Chief Operating Officer of the Home Box Office division of the Company – September 1991 to May 1995.

•       Company Directorship: Mr. Bewkes is an Affiliated Director. He has been a director of the Company since January 2007.

•       Other Directorships: Mr. Bewkes is a member of the board or other governing body of the Stanford Graduate School of Business, the Yale School of Management and several other non-profit organizations.

Name and Year First Became a Director of the Company	Age	Principal Occupation and Business Experience
Stephen F. Bollenbach 2001	66

Former Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation

•       Prior Professional Experience: Previously, Mr. Bollenbach served in the following positions:

•       Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation – May 2004 to October 2007.

•       President and Chief Executive Officer, Hilton Hotels Corporation – 1996 to 2004.

•       Senior Executive Vice President and Chief Financial Officer, The Walt Disney Company –1995 to 1996.

•       President and Chief Executive Officer, Host Marriott Corporation – 1993 to 1995.

•       Chief Financial Officer, Marriott Corp. – 1992 to 1993.

•       Company Directorship: Mr. Bollenbach is an Independent Director. He was a director of Historic TW from 1997 until the AOL-Historic TW Merger in January 2001, and has been a director of the Company since that date.

•       Other Directorships: Mr. Bollenbach serves as a director of American International Group, Inc., KB Home and Macy’s, Inc.

Name and Year First Became a Director of the Company	Age	Principal Occupation and Business Experience
Frank J. Caufield 2001	69

Co-Founder and Partner Emeritus of Kleiner Perkins Caufield & Byers (KPCB) – 1978 to present. KPCB is one of the largest venture capital firms in the U.S.

•      Prior Professional Experience: Previously, Mr. Caufield served as General Partner and Manager, Oak Grove Ventures, a venture capital partnership in Menlo Park, California – 1973 to 1978.

•      Company Directorship: Mr. Caufield is an Independent Director. He was a director of AOL from 1991 until the AOL-Historic TW Merger in January 2001, and has been a director of the Company since that date.

•      Other Directorships: Mr. Caufield serves as a director of JER Investors Trust Inc., a member of the global advisory board of J.E. Robert Companies and a member of the advisory board of Darwin Ventures.

Robert C. Clark 2004	65

Distinguished Service Professor at Harvard University – July 2003 to present. His research and teaching interests are centered on corporate governance.

•      Prior Professional Experience: Previously, Mr. Clark served in the following positions:

•      Dean and Royall Professor of Law, Harvard Law School – 1989 to 2003.

•      Professor, Harvard Law School – 1978 to 2003. Concentrated on corporate law; author of Corporate Law.

•      Professor, Yale Law School – 1974 to 1978.

•      Associate, Ropes & Gray – 1972 to 1974. Practice involved commercial and corporate law.

•      Company Directorship: Mr. Clark is an Independent Director. He has been a director of the Company since January 2004.

•      Other Directorships: Mr. Clark serves as a director of Omnicom Group, Inc. He is also a trustee of TIAA, a large pension fund serving the higher education community.

Name and Year First Became a Director of the Company	Age	Principal Occupation and Business Experience
Mathias Döpfner 2006	46

Chairman and Chief Executive Officer of Axel Springer AG, a large newspaper and magazine publishing company in Germany – January 2002 to present. Also serves as Head of the Newspapers Division (November 2000 to present) and the International Division (January 2008 to present) of Axel Springer AG.

•       Prior Professional Experience: Previously, Mr. Döpfner served in the following positions:

•       Member of the Executive Board of the Electronic Media Division of Axel Springer AG – July 2000 to November 2000.

•       Editor-in-Chief of Die Welt – 1998 to 2000.

•       Editor-in-Chief of Hamburger Morgenpost – 1996 to 1998.

•       Editor-in-Chief of Wochenpost – 1994 to 1996.

•       Company Directorship: Mr. Döpfner is an Independent Director. He has been a director of the Company since July 2006.

•       Other Directorships: Mr. Döpfner serves as a member of the supervisory board of directors of RHJ International SA and the supervisory boards of directors of the following privately held companies: dpa Deutsche Presse Agentur GmbH and Leipziger Verlags-und Druckereigesellschaft mbH & Co. KG. Mr. Döpfner also serves as a Managing Director of Brillant 310 GmbH.

Name and Year First Became a Director of the Company	Age	Principal Occupation and Business Experience
Jessica P. Einhorn 2005	61

Dean of the Paul H. Nitze School of Advanced International Studies (SAIS) at The Johns Hopkins University – June 2002 to present.

•       Prior Professional Experience: Previously, Ms. Einhorn served in the following positions:

•       Consultant, Clark & Weinstock, a strategic communications and public affairs consulting firm – 2000 to 2002.

•       Visiting Fellow, International Monetary Fund – 1998 to 1999.

•       Executive positions at The World Bank, an international economic development organization – 1978 to 1979 and 1981 to 1999, including Managing Director for Finance and Resource Mobilization – 1996 to 1998.

•       Company Directorship: Ms. Einhorn is an Independent Director. She has been a director of the Company since May 2005.

•       Other Directorships: Ms. Einhorn serves as chair of the global advisory board of J.E. Robert Companies. She is also a director of the Peter G. Peterson Institute for International Economics, the Center for Global Development, and the National Bureau of Economic Research.

Name and Year First Became a Director of the Company	Age	Principal Occupation and Business Experience
Michael A. Miles 2001	69

Special Limited Partner, Forstmann Little & Company, a private equity firm – February 1995 to present.

•       Prior Professional Experience: Previously, Mr. Miles served in the following positions:

•       Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc. (now named Altria Group, Inc.) – 1991 to 1994.

•       Vice Chairman and a member of the Board of Directors of Philip Morris Companies Inc. and Chairman and Chief Executive Officer of Kraft Foods Inc. – 1989 to 1991. Previously served as Kraft Foods’ President and Chief Executive Officer, and President and Chief Operating Officer – 1982 to 1991.

•       Executive positions at Heublein, Inc., including Senior Vice President of Foods and Chairman of Kentucky Fried Chicken Corporation (KFC) Worldwide; Senior Vice President of Marketing for its Kentucky Fried Chicken subsidiary; Vice President and General Manager of Heublein’s Grocery Products Group; Group Vice President of Heublein’s international operations – 1971 to 1982.

•       Executive positions at Leo Burnett Co., a Chicago-based advertising agency – 1961 to 1971.

•       Company Directorship: Mr. Miles is an Independent Director. He was a director of Historic TW from 1995 until the AOL-Historic TW Merger in January 2001, and has been a director of the Company since that date.

•       Other Directorships: Mr. Miles serves as a director of AMR Corporation, Citadel Broadcasting Corporation and Dell Inc.

Name and Year First Became a Director of the Company	Age	Principal Occupation and Business Experience
Kenneth J. Novack 2001	67

Senior Counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC, a Boston-based law firm – January 2004 to present.

•      Prior Professional Experience: Previously, Mr. Novack served in the following positions:

•      Vice Chairman of the Company – from the AOL-Historic TW Merger in January 2001 to December 2003.

•      Vice Chairman, AOL – May 1998 to the AOL-Historic TW Merger in January 2001.

•      Of Counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC – 1998 to 2001.

•      Attorney, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC – 1966 to 1998, and served on its executive committee from 1970 until his retirement in 1998.

•      Company Directorship: Mr. Novack is an Independent Director. He was a director of AOL from January 2000 until the AOL-Historic TW Merger in January 2001, and has been a director of the Company since that date.

•      Other Directorships: Mr. Novack serves in the following capacities for the following privately held companies: a director of Appleton Partners, Inc., BBN Technologies, Inc., Paratek Pharmaceuticals, Inc., Prematics, Inc. and Leerink Swann & Company, and an advisory director for Gordon Brothers Group and General Catalyst Partners.

Name and Year First Became a Director of the Company	Age	Principal Occupation and Business Experience
Deborah C. Wright 2005	51

Chairman, President and Chief Executive Officer of Carver Bancorp, Inc. and Carver Federal Savings Bank – February 2005 to present. Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered savings bank.

•      Prior Professional Experience: Previously, Ms. Wright served in the following positions:

•      President and Chief Executive Officer of Carver Bancorp, Inc. and Carver Federal Savings Bank – 1999 to 2005.

•      President and Chief Executive Officer of the Upper Manhattan Empowerment Zone Development Corporation, a redevelopment fund – 1996 to 1999.

•      Commissioner of the Department of Housing Preservation and Development –1994 to 1996.

•      Member of the New York City Planning Commission – 1992 to 1994, and the New York City Housing Authority Board – 1990 to 1992.

•      Company Directorship: Ms. Wright is an Independent Director. She has been a director of the Company since May 2005.

•      Other Directorships: Ms. Wright serves as a director of Carver Bancorp, Inc. and Kraft Foods Inc.

Attendance

During 2008, the Board of Directors met nine times. Except with respect to Mr. Allison, no incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he or she was a member. Mr. Allison was appointed as a director of the Company, effective July 31, 2008. There were two Board meetings during the period in 2008 in which Mr. Allison served as a director, and he attended one of the two Board meetings. The Company’s directors are encouraged and expected to attend the annual meetings of the Company’s stockholders. All of the twelve directors nominated for election at the 2008 Annual Meeting of Stockholders attended the meeting.

Committee Membership

The Company’s By-laws currently establish three principal standing committees of the Board. The Board of Directors and the members of each of the committees meet regularly in executive session without management. The current members of the Board’s principal committees are as follows:

Audit and Finance Committee.    The members of the Audit and Finance Committee are Messrs. Bollenbach (Chair), Clark and Mark and Mses. Einhorn and Wright, each of whom is an Independent Director who is also “independent” under the NYSE listing standards. The Board has determined that each of the members of the Committee is financially literate in accordance with the NYSE listing standards. In addition, the Board has determined that each of Messrs. Bollenbach, Clark and Mark and Ms. Wright is an “audit committee financial expert” as defined under rules promulgated by the SEC. The authority and responsibility of the Audit and Finance Committee, which met seven times during 2008, are described above (see “Corporate Governance — Committees of the Board”) and set forth in detail in its charter, which is posted on the Company’s website at www.timewarner.com/governance.

Nominating and Governance Committee.    The members of the Nominating and Governance Committee are Messrs. Barksdale, Caufield and Clark (Chair) and Ms. Einhorn, each of whom is an Independent Director who is also “independent” under the NYSE listing standards. The authority and responsibility of the Nominating and Governance Committee, which met seven times during 2008, are described above (see “Corporate Governance — Committees of the Board”) and set forth in detail in its charter, which is posted on the Company’s website at www.timewarner.com/governance.

Compensation and Human Development Committee.    The members of the Compensation and Human Development Committee are Messrs. Caufield, Döpfner and Miles (Chair) and Ms. Wright, each of whom is an Independent Director who is also “independent” under the NYSE listing standards. The authority and responsibility of the Compensation and Human Development Committee, which met seven times during 2008, are described above (see “Corporate Governance — Committees of the Board”) and set forth in detail in its charter, which is posted on the Company’s website at www.timewarner.com/governance.

SECURITY OWNERSHIP

Security Ownership of the Board of Directors and Executive Officers

The following table sets forth information concerning the beneficial ownership of Time Warner Common Stock as of January 31, 2009 for each current director, each nominee for election as a director, each of the persons named in the Summary Compensation Table below and for all current directors and executive officers as a group. None of the foregoing persons beneficially owned any shares of equity securities of the Company’s subsidiaries (including any shares of equity securities of Time Warner Cable Inc.) as of January 31, 2009. All amounts representing shares of outstanding Common Stock have been adjusted to reflect the Reverse Stock Split that became effective on March 27, 2009, and all amounts representing shares of Common Stock to be issued upon the vesting of restricted stock units or the exercise of stock options have been adjusted to reflect both the Reverse Stock Split and the adjustments in connection with the Cable Separation.

	Time Warner Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares	Option Shares(2)	Restricted Stock Units(3)	Percent of Class
Herbert M. Allison, Jr.	0	0	0	*
James L. Barksdale(4)	167,308	53,815	0	*
Jeffrey L. Bewkes(5)	188,628	2,809,448	78,475	*
Stephen F. Bollenbach(6)	8,426	57,851	0	*
Paul T. Cappuccio(5)	26,830	1,441,777	17,937	*
Frank J. Caufield	182,938	89,690	0	*
Robert C. Clark	4,765	8,970	0	*
Mathias Döpfner	1,855	1,794	0	*
Jessica P. Einhorn	2,102	5,382	0	*
Patricia Fili-Krushel(5)	16,731	530,845	13,452	*
Reuben Mark(6)(7)	354,444	57,851	0	*
John K. Martin, Jr.(5)	2,258	162,672	5,850	*
Michael A. Miles(6)	19,957	57,581	0	*
Kenneth J. Novack(8)	13,545	1,802,695	0	*
Richard D. Parsons(5)(9)	213,025	3,299,630	85,202	*
Deborah C. Wright	2,435	5,382	0	*
All current directors and executive officers (19 persons) as a group(2)-(9)	1,241,484	11,158,339	228,380	*

*	Represents beneficial ownership of less than one percent of the issued and outstanding Common Stock on January 31, 2009.

(1)

Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power. This table does not include, unless otherwise indicated, any shares of Common Stock or other equity securities of the Company that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees. The table includes the following equity securities of the Company beneficially owned by the named persons or group as of January 31, 2009: (i) shares of Common Stock and restricted stock (reported under the “Number of Shares” column), (ii) options to purchase Common Stock and (iii) restricted stock units that represent a contingent right to receive shares of Common Stock. The table does not include any performance stock units (“PSUs”), none of which had vested or would vest on or within 60 days of January 31, 2009. In addition, under the Company’s deferred compensation programs, described below, a participant can elect to have the value of the deferred amounts ultimately paid out determined based on an assumed investment in the Company’s Common Stock. As described below, the participants do not have any right to vote or receive Common Stock in connection with these assumed investments, and are ultimately paid in cash, but the assumed investments of the deferred amounts do represent an economic interest in Common Stock. The following share equivalents, or “phantom units,” have been credited to the following individuals under the deferred compensation programs: Mr. Bewkes, 19,295 share equivalents; Mr. Bollenbach, 13,378 share equivalents; Mr. Mark, 11,695 share equivalents; Mr. Miles, 4,091 share equivalents; and Mr. Parsons, 53,879 share equivalents. These share equivalents, which have been adjusted to reflect the Cable Separation and the Reverse Stock Split, are not included in the table above.

(2)	Reflects shares of Common Stock subject to options to purchase Common Stock issued by the Company that, on January 31, 2009, were unexercised but were exercisable on or within 60 days after that date. These shares are excluded from the “Number of Shares” column.

(3)	Reflects shares of Common Stock to be issued upon the vesting of restricted stock units on or within 60 days of January 31, 2009. These shares are excluded from the “Number of Shares” column.

(4)	Includes 400 shares of Common Stock held by a limited partnership of which Mr. Barksdale is the sole general partner and 2,150 shares of Common Stock held by a trust of which Mr. Barksdale is the sole trustee and beneficiary.

(5)	Includes (a) an aggregate of approximately 36,955 shares of Common Stock held by a trust under the Time Warner Savings Plan for the benefit of directors and executive officers of the Company (including 31,456 shares for Mr. Bewkes, 728 shares for Mr. Martin, 230 shares for Mr. Cappuccio, 252 shares for Ms. Fili-Krushel and 417 shares for Mr. Parsons), (b) an aggregate of approximately 114 shares of Common Stock held by a trust under the TWC Savings Plan held for the benefit of Mr. Martin, (c) an aggregate of 6,192 shares of Common Stock beneficially owned by the spouses of certain executive officers and directors (including 66 shares held by the spouse of Mr. Parsons) and (d) 92 shares held in an IRA account for the benefit of Ms. Fili-Krushel. The TWC Savings Plan is a defined contribution plan maintained by Time Warner Cable Inc., a former subsidiary of the Company.

(6)	The number of shares of Common Stock held by each of Messrs. Bollenbach, Mark and Miles includes 325 shares of restricted stock held by each director, which amount reflects the adjustments in connection with the Cable Separation and the Reverse Stock Split.

(7)	Mr. Mark has pledged 345,837 shares of Common Stock.

(8)	Includes 125 shares of Common Stock held by an irrevocable trust for the benefit of Mr. Novack’s children, one of whom shares his household, and 175 shares of Common Stock held by the Novack Family Foundation of which Mr. Novack and his wife are two of nine trustees who share voting power with respect to the shares. Mr. Novack disclaims beneficial ownership of shares held by the trust and the Novack Family Foundation.

(9)	Includes 66 shares of Common Stock held by Mr. Parsons’ wife and 666 shares of Common Stock held by The Parsons Family Foundation, Inc. of which Mr. Parsons is one of five directors. Mr. Parsons disclaims beneficial ownership of shares held by his wife and The Parsons Family Foundation, Inc.

Security Ownership of Certain Beneficial Owners

Based on a review of filings with the SEC, the Company has determined that each of the persons listed below is a holder of more than 5% of the outstanding shares of Time Warner Common Stock as of December 31, 2008. All share amounts have been adjusted to reflect the Reverse Stock Split.

Name and Address of Beneficial Owner	Shares of Stock Beneficially Owned	Percent of Class
Capital Research Global Investors(1)	85,669,733	7.2%
333 South Hope Street, 55th Floor
Los Angeles, CA 90071-1447

AXA Financial, Inc.(2)	71,756,572	6.0%
1290 Avenue of the Americas
New York, NY 10104

Dodge & Cox (3)	63,848,436	5.3%
555 California Street
San Francisco, CA 94104

(1)	Based solely on a Schedule 13G filed by Capital Research Global Investors with the SEC on February 17, 2009, which reported share information on a pre-Reverse Stock Split basis.

(2)	Based solely on a Schedule 13G filed with the SEC on February 13, 2009 by (i) AXA Financial, Inc. (on behalf of its subsidiaries AllianceBernstein L.P. (“AllianceBernstein”) and AXA Equitable Life Insurance Company (“AXA Equitable Life”)), (ii) AXA, which owns AXA Financial, Inc. and (iii) AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle (as a group and, collectively, “Mutuelles AXA”), which as a group control AXA (each of AXA and Mutuelles AXA filing on behalf of affiliated entities AXA Investment Managers Paris, AXA Konzern AG (“AXA Konzern”) and AXA Rosenberg Investment Management LLC (“AXA Rosenberg”)). The Schedule 13G, which reported share information on a pre-Reverse Stock Split basis, contained a statement that a majority of the shares reported are held by unaffiliated third-party client accounts managed by AllianceBernstein (a majority-owned subsidiary of AXA Financial, Inc.), as investment adviser.

(3)	Based solely on a Schedule 13G filed by Dodge & Cox with the SEC on February 11, 2009, which reported share information on a pre-Reverse Stock Split basis.

AUDIT-RELATED MATTERS

Report of the Audit and Finance Committee

In accordance with its charter, the Audit and Finance Committee (the “Committee”) assists the Board of Directors in fulfilling responsibilities in a number of areas. These responsibilities include, among others: (i) the appointment and oversight of the Company’s independent auditors, as well as the evaluation of the independent auditors’ qualifications, performance and independence; (ii) the appointment and oversight of the Company’s Chief Audit Executive and the Company’s internal audit function; (iii) oversight of the Company’s ethics and compliance program; (iv) oversight of the Company’s response to any regulatory actions involving financial, accounting and internal control matters; (v) oversight of the Company’s risk management policies and processes; (vi) review of the Company’s earnings press releases, financial statements, and systems of disclosure controls and procedures and internal control over financial reporting; and (vii) oversight of the Company’s financial structure, financial condition (including financial capacity) and capital strategy.

To assist it in fulfilling its oversight and other duties, the Committee may retain outside counsel and other advisors as it deems necessary to carry out its duties. In addition, the Committee regularly meets separately with the internal auditor, the independent auditors, management and in-house counsel.

Independent Auditors and Internal Audit Matters.    The Committee has discussed with the Company’s independent auditors their plan for the audit of the Company’s annual consolidated financial statements and the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting, as well as reviews of the Company’s quarterly financial statements. During 2008, the Committee met regularly with the independent auditors, with and without management present, to discuss the results of their audits and reviews, as well as their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting principles. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent auditors’ communications with the Committee concerning independence. The Committee has also discussed with the independent auditors the auditors’ independence from the Company and its management. In determining that the auditors are independent, the Committee also considered whether the provision of any of the non-audit services described below under “Fees of the Independent Auditors” is compatible with maintaining their independence. The Committee has also appointed, subject to stockholder ratification, Ernst & Young LLP as the Company’s independent auditors for 2009, and the Board concurred in its appointment.

The Committee has reviewed and approved the annual internal audit plan and has met regularly with the Chief Audit Executive, with and without management present, to review and discuss the internal audit reports, including reports relating to operational, financial and compliance matters.

Ethics and Compliance Matters.    The Committee has reviewed and discussed with the Chief Ethics and Compliance Officer and management the Company’s ongoing efforts to sustain and enhance its ethics and compliance program to promote an organizational culture that encourages ethical conduct and a commitment to compliance with the law. The Committee has periodically received reports from the Chief Ethics and Compliance Officer and management concerning the Company’s ethics and compliance program, as well as reports on specific ethics and compliance matters. The Committee has pre-

viously reviewed and recommended that the Board of Directors approve the Company’s Standards of Business Conduct, which forms the cornerstone of the Company’s ethics and compliance program. The Committee has also overseen other initiatives in this area, including training programs and other efforts to increase awareness among employees of the Company’s ethics and compliance program.

Financial Statements as of December 31, 2008.    Management has the primary responsibility for the Company’s financial statements and the reporting process, including the systems of internal and disclosure controls (including internal control over financial reporting). The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting and expressing opinions on (i) the conformity of the consolidated financial statements with U.S. generally accepted accounting principles and (ii) the effectiveness of the Company’s internal control over financial reporting.

In this context, the Committee has met and held discussions with management and the independent auditors with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2008. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

In connection with its review of the Company’s 2008 year-end financial statements, the Committee has reviewed and discussed with management and the independent auditors the consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting. The Committee also discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended and as adopted by the Public Accounting Oversight Board in Rule 3200T, including the quality and acceptability of the Company’s accounting policies, financial reporting processes and controls.

In performing its functions, the Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditors, which, in their reports, express opinions on the conformity of the Company’s annual financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Members of the Audit and Finance Committee

Stephen F. Bollenbach (Chair)

Robert C. Clark

Jessica P. Einhorn

Reuben Mark

Deborah C. Wright

Policy Regarding Pre-Approval of Services Provided by the Independent Auditors

The Audit and Finance Committee has established a policy (the “Pre-Approval Policy”) requiring its pre-approval of all audit services and permissible non-audit services provided by the independent auditors, along with the associated fees for those services. The Pre-Approval Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit and Finance Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval. The

Pre-Approval Policy requires the specific pre-approval of all other permitted services. For both types of pre-approval, the Audit and Finance Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence, including whether provision of the service (i) would create a mutual or conflicting interest between the independent auditors and the Company; (ii) would place the independent auditors in the position of auditing their own work; (iii) would result in the independent auditors acting in the role of management or as an employee of the Company; or (iv) would place the independent auditors in a position of acting as an advocate for the Company. Additionally, the Audit and Finance Committee considers whether the independent auditors are best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent auditors’ familiarity with the Company’s business, personnel, systems or risk profile and whether provision of the service by the independent auditors would enhance the Company’s ability to manage or control risk or improve audit quality or would otherwise be beneficial to the Company.

The Audit and Finance Committee has delegated to its Chair the authority to address certain requests for pre-approval of services between meetings of the Audit and Finance Committee, and the Chair must report his pre-approval decisions to the Audit and Finance Committee at its next regular meeting. The Pre-Approval Policy is designed to help ensure that there is no delegation by the Audit and Finance Committee of authority or responsibility for pre-approval decisions to management of the Company. The Audit and Finance Committee monitors compliance by management with the Pre-Approval Policy by requiring management, pursuant to the Pre-Approval Policy, to report to the Audit and Finance Committee on a regular basis regarding the pre-approved services rendered by the independent auditors. Management has also implemented internal procedures to promote compliance with the Pre-Approval Policy.

Services Provided by the Independent Auditors

The Audit and Finance Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors. Accordingly, the Audit and Finance Committee has appointed Ernst & Young LLP (“E&Y”) to perform audit and permissible non-audit services for the Company and its subsidiaries.

The aggregate fees for services provided by E&Y to the Company with respect to the years ended December 31, 2008 and 2007 are as follows:

Fees of the Independent Auditors

	2008	2007
Audit Fees(1)	$26,149,000	$26,092,000
Audit-Related Fees(2)	7,923,000	4,755,000
Tax Fees(3)	2,327,000	2,009,000
All Other Fees	—	—

Total Fees for Services Provided	$36,399,000	$32,856,000

(1)

Audit Fees were for audit services, including (a) the annual audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by the independent auditors to be able to form an opinion on the Company’s consolidated financial statements; (b) the audit of the effectiveness of internal control over financial reporting; (c) consultation with management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, the Financial Accounting Standards Board or other regulatory or standard-setting bodies; (d) international statutory audits; and (e) services that only the independent auditors reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings and assistance in responding to SEC comment letters.

(2)	Audit-Related Fees were principally for services related to (a) audits for potential asset dispositions and reorganizations; (b) agreed-upon procedures or expanded audit procedures to comply with contractual arrangements or regulatory reporting requirements; (c) audits of employee benefit plans; and (d) services pertaining to acquisitions, dispositions and the related accounting or disclosure treatment for such transactions or events.

(3)	Tax Fees were for services related to (a) tax compliance; (b) tax planning and tax advice; and (c) expatriate tax services.

None of the services related to Audit-Related Fees or Tax Fees presented above were approved by the Audit and Finance Committee pursuant to the waiver of pre-approval provisions set forth in the applicable rules of the SEC.

COMPENSATION

General

The share and equity award information set forth in this section has been adjusted to give effect to the Cable Separation and the Reverse Stock Split, as applicable.

Director Compensation

The Company’s Nominating and Governance Committee is responsible for reviewing the compensation for the Company’s non-employee directors and making recommendations to the Board of Directors for its approval. In accordance with the Nominating and Governance Committee’s charter, the Committee reviews information on compensation paid to non-employee directors at other public companies that is provided by John England, Managing Principal of Towers Perrin. Mr. England provides advice to the Nominating and Governance Committee in terms of both the structure and level of non-employee director compensation. Executive officers of the Company and other members of management help coordinate the delivery of materials containing the information provided by Mr. England to the Committee members, but do not determine or recommend the amount or form of compensation for the Company’s non-employee directors. Final compensation decisions regarding director compensation are made by the full Board of Directors, based on recommendations by the Nominating and Governance Committee.

Since 2005, the Board-approved total annual director compensation package has consisted of (i) a cash retainer of $100,000, (ii) options to purchase 8,000 shares of Common Stock (3,588 shares, as adjusted to reflect the Cable Separation and the Reverse Stock Split), as provided in the TW 1999 Plan (as defined below), and (iii) an award of restricted stock units valued at $75,000 under the appropriate equity plan (as described below). This compensation program is designed to comply with the guidelines set forth in the Company’s Corporate Governance Policy, which provide that non-employee director compensation should be largely equity-based and set at approximately the 75th percentile of the Company’s peer group. Each non-employee director receives a mix of compensation, including a cash retainer, stock options and restricted stock units, with a majority of this compensation being equity-based. The Nominating and Governance Committee conducted its most recent review of non-employee director compensation in 2007. At that time, the market data indicated that the Company’s non-employee director compensation had fallen below the 75th percentile of its peer group, but the Committee concluded at that time not to recommend an increase in the non-employee director compensation.

No additional compensation is paid for service as a committee chair or member or for attendance at meetings of the Board or a Board committee. Messrs. Bewkes and Parsons, who are the only directors who are also officers of and employed by the Company (or any of its subsidiaries), do not receive any compensation for their Board activities.

Cash Retainer.    Each non-employee director elected at an annual meeting of stockholders receives an annual cash retainer of $100,000, unless the director elected to defer receipt of all or part of the retainer pursuant to the Company’s deferred compensation plan for non-employee directors described below. In general, directors who join the Board other than at an annual meeting of stockholders would receive a pro-rated cash retainer (based on the number of months that the director would have served as of the Company’s next annual meeting of stockholders).

Options.    Under the Time Warner Inc. 1999 Stock Plan (the “TW 1999 Plan”), each non-employee director (who has served for at least six months) receives an annual grant of op-

tions to purchase 8,000 shares of Common Stock (3,588 shares, as adjusted) on the day following the annual meeting of stockholders of the Company. Pursuant to the TW 1999 Plan, each new non-employee director receives an initial grant of options to purchase 8,000 shares of Common Stock (3,588 shares, as adjusted) (or such greater number of options as determined by the Board of Directors for recruitment purposes) upon first being elected or appointed to the Board of Directors. With respect to any director who joins the Board less than six months prior to the Company’s next annual meeting of stockholders, the director would receive options to purchase 8,000 shares of Common Stock (3,588 shares, as adjusted), plus options to purchase a pro-rated number of shares of Common Stock based on the number of months that the director would have served as of the Company’s next annual meeting of stockholders. Any non-employee director who joins the Board after the Company’s annual meeting of stockholders for that calendar year would receive options to purchase 8,000 shares of Common Stock (3,588 shares, as adjusted) upon first being elected or appointed to the Board of Directors, and would not receive any additional options until the Company’s next annual meeting. All of the options described above have an exercise price equal to the fair market value of the Common Stock on the date of grant and a term of ten years and vest in installments of 25% over a four-year period and immediately if the director ceases to serve as a director of the Company under certain conditions, including because the director is not nominated by the Board of Directors to stand for re-election at the annual meeting of stockholders, is not re-elected by the stockholders at the annual meeting, or resigns after receiving a “majority-withheld” vote in an uncontested election. In 2008, each non-employee director elected at the 2008 Annual Meeting of Stockholders received a grant of options to purchase 8,000 shares of Common Stock (3,588 shares, as adjusted) under the TW 1999 Plan.

Restricted Stock Units.    Under the Time Warner Inc. 1988 Restricted Stock and Restricted Stock Unit Plan for Non-Employee Directors (the “Directors’ Restricted Stock Plan”), historically, each non-employee director (who had served for at least six months) also receives an annual award of restricted stock units following the annual meeting of stockholders, representing a contingent right to receive the designated number of shares of Common Stock upon completion of the vesting period, with a value on the date of issuance of $75,000. For grants occurring in 1999 and thereafter, the number of restricted stock units granted based on the $75,000 value is determined by dividing $75,000 by the average (rounded to the nearest cent) of the means between the high and low sales prices of a share of Common Stock as reported on the NYSE Composite Tape for the ten consecutive trading days ending on the date of the applicable annual meeting of stockholders. With respect to any director who joins the Board less than six months prior to the Company’s annual meeting of stockholders, the director would receive the award of restricted stock units valued at $75,000 after he or she has served on the Board for six months. Any non-employee director who joins the Board of Directors after the date of the Company’s annual meeting of stockholders for that calendar year would not be eligible to receive an award of restricted stock units until the next regular grant date, which would follow the next annual meeting of stockholders.

The restricted stock units vest and shares of Common Stock are issued and delivered to the non-employee director (along with any distributions retained by the Company on the restricted stock units) in equal annual installments on the first four anniversaries of the first day of the month in which the restricted stock units were granted. The restricted stock units will vest in full upon the termination of the non-employee director’s service on the Board of Directors on account of (i) retirement either due to a mandatory retirement policy or after serving at least five years as a director; (ii) failure to be re-elected by stockholders after nomination; (iii) death or disability; (iv) the occurrence of certain transactions involving a change in control of the Company; or (v) under certain other designated circumstances, with the approval of the Board of Directors on a case-by-case basis. If a non-employee director leaves the Board of Directors for any other reason, then all his or her unvested restricted stock units are forfeited to the Company. During the vesting period, the director does not vote the restricted stock units and may not transfer his or her rights with respect to the restricted stock units. The directors are entitled to receive dividend equivalents on the restricted stock units in an amount equal to the regular quarterly cash dividends declared and paid by the Company at the same time that the dividends are paid on outstanding shares of Common Stock.

In 2008, each non-employee director elected at the 2008 Annual Meeting of Stockholders received 4,647 restricted stock units (2,083 restricted stock units, as adjusted to reflect the Cable Separation and the Reverse Stock Split) under the Directors’ Restricted Stock Plan. Because the Directors’ Restricted Stock Plan will terminate on May 19, 2009, grants of restricted stock units to non-employee directors of the Company will be made pursuant to the 2006 Stock Incentive Plan beginning with the grants made in 2009.

Expenses.    Non-employee directors are reimbursed for expenses (including costs of travel, food and lodging) incurred in attending Board, committee and stockholder meetings. While travel to such meetings may include the use of Company aircraft, if available and appropriate under the circumstances, the directors generally use commercial air or rail transportation services. Directors are also reimbursed for reasonable expenses associated with other Company-related business activities, including participation in director education programs.

The Company provides directors with representative samples of the Company’s products (such as DVDs), promotional items and other merchandise. The Company also invites directors and their spouses to attend Company-sponsored events, such as film premieres, screenings and cultural events. The Company believes that receiving these products and attending these types of functions serve a business purpose by expanding the directors’ knowledge of the Company’s business, products, services, business partners, and other constituencies. The Company also invites directors and their spouses to attend the annual meeting of stockholders and, from time to time, other events. The Company generally provides for, or reimburses expenses of, the spouses’ travel, food and lodging for attendance at the annual meeting of stockholders and other events to which directors’ spouses and guests have been invited. For the year ended December 31, 2008, the aggregate incremental cost to the Company of these Company products, events and related expenses was less than $10,000 per director. The Company also reimburses the non-employee director for the estimated taxes incurred in connection with any income recognized by the director as a result of the non-employee director’s or spouse’s attendance at such events. See the Director Compensation for Fiscal Year 2008 table below for a description of the amounts of these tax-related reimbursements made by the Company in 2008.

From time to time, spouses may also join non-employee directors on Company aircraft when a non-employee director is traveling to or from a Board, committee, or stockholder meeting. While the Company generally incurs no additional cost, this travel may result in the non-employee director recognizing income for tax purposes. The Company does not reimburse the non-employee director for the estimated taxes incurred in connection with such income. In limited circumstances (such as medical emergencies or other exigent circumstances), non-employee directors may also use Company aircraft for personal use. Any such personal use of Company aircraft will result in the non-employee director recognizing income for tax purposes, and the Company does not reimburse the non-employee director for any taxes incurred in connection with such personal use.

Retention Guidelines.    The Company’s governance policy provides that directors are encouraged to own the Company’s Common Stock (whether obtained through the exercise of stock options, the vesting of restricted stock units or the purchase of shares) and it is expected that, within three years of joining the Board, a non-employee director will own at least 5,000 shares of the Company’s Common Stock (1,666 shares, as adjusted to reflect the Reverse Stock Split). In addition, the non-employee directors are required to retain, for a period of at least one year, shares of Common Stock representing at least 75% of the after-tax gain that the director realizes upon the exercise of stock options, after paying the exercise price, or the vesting of restricted stock or restricted stock units (assuming a 50% tax rate for purposes of the calculation). The non-employee directors are subject to this stock retention guideline until one year after they leave the Board. The Board adopted this policy in furtherance of the Company’s governance policy encouraging the directors to have an equity interest in the Company.

Deferred Compensation Plan.    The Company has a deferred compensation plan for non-employee directors. Under the Time Warner Inc. Deferred Compensation Plan for Non-Employee Directors, non-employee directors may elect each year to defer receipt of 10% to 100% of their cash compensation payable during the next calendar year. During the time that the cash compensation amounts are deferred, each director can elect from the following crediting alternatives to determine the amounts that will be paid: (i) the amount deferred plus annual interest at the prime rate in effect on May 1, plus 2%, (ii) the value of a hypothetical investment in shares of Common Stock made at the time of the deferral, plus accrual of dividend equivalents based on any dividends paid by the Company on the Common Stock, or (iii) an allocation of 50% of the amount deferred to each of the crediting alternatives. The crediting election can be changed by the director at any time with respect to cash compensation earned after the date of the election. Amounts deferred are payable in cash in a lump sum or in installments after a director leaves the Board, based on the director’s election made at the time the director elected to defer receipt of the compensation.

Prior Retirement and Deferred Compensation Programs.    The Company does not currently maintain a retirement plan for its non-employee directors. Prior to the AOL-Historic TW Merger, AOL did not maintain a retirement plan for its non-employee directors but Historic TW maintained a plan called the Time Warner Retirement Plan for Outside Directors. Certain of the Company’s directors served as non-employee directors of Historic TW prior to the AOL-Historic TW Merger. After leaving the Board, each of the following directors will receive an annual payment of $30,000 for the number of years following the director’s name, which reflects the number of years the director served as a non-employee director of Historic TW prior to May 1996, when the plan was frozen: Mr. Miles, 1.5 years; Mr. Mark, three years; and Mr. Parsons, four years.

Historic TW also had a deferred compensation plan for non-employee directors under which the directors could elect to defer all or a portion of their cash compensation. Amounts deferred under this deferred compensation plan are increased based on the seven-year Treasury bond rate or the hypothetical investment of the amounts deferred in shares of Common Stock and any dividends thereon, with the higher valuation of the two used to determine the amount paid upon distribution. Amounts deferred are payable generally upon the director reaching age 70 or ceasing to be a director of the Company for certain specified reasons. The Company currently maintains accounts under this plan on behalf of Messrs. Bollenbach and Miles. In addition, as disclosed previously in the Company’s proxy statements, as a result of his past service as an executive officer of the Company, Mr. Novack receives retirement benefits under the terms of the Company’s benefit plans.

The table below sets forth 2008 compensation information regarding the Company’s directors who were not active employees of the Company or its affiliates (“non-employee directors”) during 2008. The material factors necessary to understand the director compensation set forth in the table are described in “Director Compensation” above.

DIRECTOR COMPENSATION

FOR FISCAL YEAR 2008

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Option Awards (3)(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Herbert M. Allison, Jr.(7)	$79,180	$—	$13,485	—	—	—	$92,665
James L. Barksdale	$100,000	$84,493	$40,350	—	—	$252	$225,095
Stephen F. Bollenbach(5)	$100,000	$84,493	$41,713	—	—	—	$226,206
Frank J. Caufield	$100,000	$84,493	$40,350	—	—	$119	$224,962
Robert C. Clark	$100,000	$105,718	$47,084	—	—	—	$252,802
Mathias Döpfner	$100,000	$76,010	$42,993	—	—	$13,931	$232,934
Jessica P. Einhorn	$100,000	$84,452	$47,030	—	—	—	$231,482
Reuben Mark(5)	$100,000	$84,493	$40,350	—	—	$911	$225,754
Michael Miles	$100,000	$84,493	$40,350	—	—	—	$224,843
Kenneth J. Novack	$100,000	$84,493	$40,350	—	—	—	$224,843
Francis T. Vincent, Jr.(8)	$—	$6,013	$2,639	—	—	—	$8,652
Deborah C. Wright	$100,000	$84,452	$47,030	—	—	$4,555	$236,037

(1)	The amounts set forth in the Stock Awards column represent the compensation expense related to restricted stock and restricted stock unit awards recognized by the Company for financial statement reporting purposes in 2008, as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. The compensation expense may include expense associated with stock awards granted during and prior to 2008. For stock awards granted to retirement-eligible directors subsequent to the Company’s adoption of FAS 123R on January 1, 2006, the total amount of compensation expense is recognized on the grant date. This approach for determining the Company’s compensation expense does not affect the vesting period or other terms applicable to the stock awards.

The grant date fair value of each stock award was calculated based on the average of the high and low sale prices of the Common Stock on the NYSE on the date of grant. Differences in the amounts recognized among the directors are due to differences in the number of outstanding awards among the directors and the retirement-eligibility of certain directors. For additional information about the weighted average assumptions used in these calculations, see Note 10 to the audited consolidated financial statements of the Company included in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2007 and 2008. The awards of restricted stock units granted in 2008 vest in increments of 25% on May 1 of each year, beginning on May 1, 2009, subject to acceleration upon the occurrence of certain events, as described under “Director Compensation – Restricted Stock Units” above. Each director has a right to receive dividends on his or her unvested shares of restricted stock and dividend equivalents on unvested restricted stock units, if paid. The amounts set forth in the Stock Awards column reflect the Company’s accounting expense for these awards, and do not represent the actual value that may be realized by a director.

(2)	Presented below is the grant date fair value of each stock award granted in 2008 (computed in accordance with FAS 123R) and the aggregate number of stock awards outstanding on December 31, 2008.

Name	Date of Grant	Number of Restricted Stock Units Awarded	Grant Date Fair Value	Total Stock Awards (Restricted Stock and Restricted Stock Units) Outstanding at 12/31/08
Herbert M. Allison, Jr.	—	—	—	—
James L. Barksdale	5/16/2008	2,083	$76,071	4,713
Stephen F. Bollenbach	5/16/2008	2,083	$76,071	5,038
Frank J. Caufield	5/16/2008	2,083	$76,071	4,713
Robert C. Clark	5/16/2008	2,083	$76,071	4,713
Mathias Döpfner	5/16/2008	2,083	$76,071	3,254
Jessica P. Einhorn	5/16/2008	2,083	$76,071	4,713
Reuben Mark	5/16/2008	2,083	$76,071	5,038
Michael Miles	5/16/2008	2,083	$76,071	5,038
Kenneth J. Novack	5/16/2008	2,083	$76,071	4,713
Francis T. Vincent, Jr.	—	—	—	—
Deborah C. Wright	5/16/2008	2,083	$76,071	4,713

(3)	The amounts set forth in the Option Awards column represent the compensation expense related to option awards recognized by the Company for financial statement reporting purposes in 2008, as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. The compensation expense may include expense associated with option awards granted during and prior to 2008. For option awards granted to retirement-eligible directors subsequent to the Company’s adoption of FAS 123R on January 1, 2006, the total amount of compensation expense is recognized on the grant date. This approach for determining the Company’s compensation expense does not affect the vesting period or other terms applicable to the option awards.

Differences in the amounts recognized among the directors are due to differences in the number of outstanding awards among the directors and the retirement-eligibility of certain directors. The amounts provided in the table are based on specific assumptions for the directors. For example, the amounts with respect to stock options awarded in 2008 for the directors (other than for Mr. Allison, who received his option award on a different date) were calculated using the Black-Scholes option pricing model, based on the following assumptions used in calculating the grant valuation for the awards on May 17, 2008: an expected volatility of 25.06%; an expected term to exercise of 6.73 years from the date of grant; a risk-free interest rate of 3.54%; and a dividend yield of 1.5%. The amount with respect to Mr. Allison’s option award in 2008 was calculated using the Black-Scholes option pricing model, based on the following assumptions used in calculating the grant valuation for the award on July 31, 2008: an expected volatility of 25.53%; an expected term to exercise of 6.73 years from the date of grant; a risk-free interest rate of 3.62%; and a dividend yield of 1.6%. For additional information about the assumptions used in calculating the amounts set forth in the Option Awards column, see Note 10 to the audited consolidated financial statements of the Company included in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2007 and 2008. The discussion in each of the foregoing notes to the Company’s audited consolidated financial statements reflects weighted-average assumptions on a combined basis for both retirement-eligible and non-retirement eligible employees and non-employee directors.

The actual value, if any, that may be realized by a director from any stock option will depend on the extent to which the market value of the Common Stock exceeds the exercise price of the stock option on the date the stock option is exercised. Accordingly, there is no assurance that the value realized by a director will be at or near the value estimated above. These amounts should not be used to predict stock performance. None of the stock options was awarded with tandem stock appreciation rights.

(4)

Presented below is the grant date fair value of each stock option award granted in 2008 (computed in accordance with FAS 123R) and the aggregate number of stock options outstanding on December 31, 2008.

See footnote 3 above for the specific assumptions used in determining the grant date fair value for the stock options granted on May 17, 2008 and July 31, 2008.

Name	Date of Grant	Exercise Price	Number of Options Awarded	Grant Date Fair Value	Total Options Outstanding at 12/31/08
Herbert M. Allison, Jr.	7/31/2008	$32.18	3,588	$32,170	3,588
James L. Barksdale	5/17/2008	$36.51	3,588	$36,304	62,785
Stephen F. Bollenbach	5/17/2008	$36.51	3,588	$36,304	66,821
Frank J. Caufield	5/17/2008	$36.51	3,588	$36,304	98,660
Robert C. Clark	5/17/2008	$36.51	3,588	$36,304	17,940
Mathias Döpfner	5/17/2008	$36.51	3,588	$36,304	9,867
Jessica P. Einhorn	5/17/2008	$36.51	3,588	$36,304	14,352
Reuben Mark	5/17/2008	$36.51	3,588	$36,304	66,821
Michael Miles	5/17/2008	$36.51	3,588	$36,304	66,821
Kenneth J. Novack	5/17/2008	$36.51	3,588	$36,304	1,811,665
Francis T. Vincent, Jr.	—	—	—	—	63,233
Deborah C. Wright	5/17/2008	$36.51	3,588	$36,304	14,352

(5)	All earnings on the cash compensation deferred pursuant to the Time Warner Inc. Deferred Compensation Plan for Non-Employee Directors were based on the value of a hypothetical investment in shares of Common Stock made at the time of the deferral, plus the accrual of dividend equivalents based on any dividends paid by the Company on the Common Stock. All earnings on the cash compensation deferred pursuant to the deferred compensation plan for non-employee directors that had been previously maintained by Historic TW were based on the higher of the seven-year Treasury bond rate or the hypothetical investment of the amounts deferred in shares of Common Stock and any dividends thereon. None of the earnings in 2008 under either deferred compensation plan were above-market. Messrs. Bollenbach and Mark elected to defer receipt of 100% of their 2008 cash compensation pursuant to the terms of the Time Warner Inc. Deferred Compensation Plan for Non-Employee Directors.

(6)	The amounts shown in the All Other Compensation column consist of the Company’s reimbursements made in 2008 to the applicable non-employee director for the estimated taxes incurred in 2007 in connection with income recognized by the director as a result of the director’s or spouse’s attendance at one or more Company events held in 2007.

(7)	Mr. Allison was elected to the Board of Directors on July 31, 2008. He was paid a cash retainer of $79,180, pro-rated from the $100,000 annual cash retainer fee, based on the time that he will have served as a director of the Company at the date of the 2009 annual meeting of stockholders. In accordance with the Company’s policy, he was also granted options to purchase 8,000 shares of Common Stock (3,588 shares, as adjusted to reflect the Cable Separation and the Reverse Stock Split). Because Mr. Allison joined the Board of Directors after the Company’s 2008 annual meeting of stockholders, he did not receive a grant of restricted stock units during 2008.

(8)	Mr. Vincent served as director until the 2008 Annual Meeting on May 16, 2008 and did not stand for re-election at the 2008 Annual Meeting of Stockholders.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (“CD&A”) describes the compensation provided to the Company’s named executive officers for services provided to the Company in 2008, including the processes and principles used in determining their compensation. The following table lists the names of the Company’s named executive officers, their respective positions at the Company during 2008, and their respective years of service as executives of the Company and/or its subsidiaries as of December 31, 2008:

Name	Position with the Company During 2008	Years of Service at the Company and/or Its Subsidiaries
Jeffrey L. Bewkes	President and Chief Executive Officer	Over 29 years

Richard D. Parsons.	Chairman of the Board	Over 13 years

John K. Martin, Jr.	Executive Vice President and Chief Financial Officer	Over 14 years

Paul T. Cappuccio	Executive Vice President and General Counsel	Over 9 years

Patricia Fili-Krushel	Executive Vice President, Administration	Over 16 years

The CD&A is organized as follows. First, it discusses the roles in establishing executive compensation of the Compensation and Human Development Committee (the “Committee”), the Board of Directors, members of management of the Company, and the Committee’s independent consultant. Second, it discusses the Committee’s executive compensation philosophy and how that philosophy is reflected in the key components of the Company’s executive compensation program. Third, it discusses how the Committee applied that philosophy in determining compensation for the Company’s Chief Executive Officer and the other named executive officers of the Company for 2008. Finally, the CD&A discusses other significant policies and matters related to executive compensation.

Roles of the Compensation Committee and Others in Establishing Executive Compensation

Role of the Committee

The Committee is responsible for approving the compensation of, and employment agreements with, the Company’s named executive officers (i.e., the Chief Executive Officer, the Chief Financial Officer, and the three other most highly paid executive officers), the Company’s other executive officers, the divisional chief executive officers, and employees whose annual compensation is greater than an amount designated in the Committee’s charter. In addition, the Committee is responsible for (i) overseeing the compensation practices and benefits programs that apply to the Company’s employees generally, (ii) reviewing the Company’s disclosures to stockholders regarding executive compensation, (iii) approving long-term incentive awards, including stock options, restricted stock, restricted stock units, and performance stock units, and (iv) overseeing the Company’s human development programs.

Each year, the Committee approves its schedule of meetings, which includes the key actions that it expects to take during the year. Among the key actions taken by the Committee each year are the following:

•

At the beginning of each year, the Committee approves the salary, bonus target, and long-term incentive awards for each executive officer; it also approves the Company-wide financial and individual performance goals to be used in determining the annual bonus for the year.

•

During the course of the year, the Committee reviews the Company’s human development programs, including programs designed to attract, retain, and develop employees at all levels of the Company structure; it reviews executive compensation disclosures; it reviews perquisites and benefits provided to executives; and it reviews and approves, as appropriate, new employment agreements, new compensation policies, adjustments to the peer groups used for benchmarking purposes, and changes in the Company’s executive compensation programs.

•

At the conclusion of the year, the Committee reviews the Company’s and management’s performance against financial and individual goals as part of determining any bonus to be approved and paid in the following year. It also reviews the status of performance through the end of the year for long-term incentive programs that have pay-outs determined by performance over a period of multiple years, such as the performance stock units. Additionally, the Committee conducts an initial review of recommendations regarding salary, bonus target, and long-term incentive awards for executive officers to be approved for the following year.

The Committee’s approach generally is to discuss significant executive compensation matters over the course of at least two meetings. Typically, for example, in December, the Committee discusses preliminary estimates of annual bonuses to be paid, and then in January discusses the matter a second time and approves the bonuses. This approach is designed to provide the Committee members with time extending over more than one meeting to receive and review information on executive compensation matters, including matters related to the Company’s performance, to discuss the information among themselves and with the Committee’s independent compensation consultant, and to reflect on the information and discussions over a period of time.

Role of the Board

The Committee reports to the Board of Directors on its actions and recommendations following every Committee meeting, and regularly meets in executive session without members of management present. Although the Board has delegated authority with respect to the Company’s compensation programs and practices to the Committee, the full Board also reviews the Company’s compensation and benefits programs each year.

Role of Management

To assist the Committee in carrying out its responsibilities, the Committee regularly receives briefing materials prepared by management — including employees in the global compensation and benefits and legal departments of the Company — that are generally reviewed by the Chief Executive Officer, the Executive Vice President, Administration and members of the legal department. The Chairman of the Board and Chief Executive Officer, the Executive Vice President, Administration, and the Senior Vice President, Global Compensation and Benefits regularly attend Committee meetings. The global compensation and benefits department and other senior executives are responsible for implementing and maintaining the compensation programs approved by the Committee, establishing internal controls and guidelines for global compensation and benefits programs, and working with the Committee’s independent compensation consultant with respect to executive compensation.

Role of Independent Compensation Consultant

The Committee has retained John England, Managing Principal of Towers Perrin, as its independent executive compensation consultant since 2002. Mr. England provides advice to the Committee on matters related to the fulfillment of the Committee’s responsibilities under its charter. Accordingly, Mr. England advises the Committee on a wide range of executive compensation matters, including the overall design of the executive compensation program, competitive market data, and all other matters related to compensation for the Company’s senior executives.

Mr. England attends all meetings of the Committee. At each meeting, Mr. England meets with the Committee in executive session without members of management present. He also communicates with members of the Committee outside of the Committee’s meetings as desired by the Committee members. Mr. England reviews briefing materials, including those with respect to individual compensation matters, prepared by management for the Committee members, reviews recommendations and proposals being submitted to the Committee, and provides advice and recommendations to the Committee regarding the recommendations of management, including whether, in his opinion, management’s proposal should be accepted as presented, modified or rejected. Mr. England also gathers and provides competitive market data and other background information for consideration by the Committee.

During 2008, Mr. England provided advice to the Committee on matters including: (i) providing competitive market data on compensation (including perquisites and severance benefits) for executives; (ii) conducting analyses related to proposed executive employment agreements, including those for Ms. Fili-Krushel, Executive Vice President, Administration and other senior executives; (iii) reviewing the design of the performance stock unit program; (iv) providing advice with respect to executive compensation matters, including annual and long-term incentive programs, share utilization and pay mix; (v) reviewing annual proxy statement disclosures; (vi) assisting the Committee with its annual charter review; and (vii) advising the Committee about regulatory and legislative updates. Fees for this consulting advice to the Committee for the years ended December 31, 2008, 2007 and 2006 were $124,424, $250,368 and $263,885, respectively.

It is the Committee’s view that its compensation consultant should be able to render candid and direct advice independent of management’s influence, and numerous steps have been taken to satisfy this objective. At the outset, Mr. England was first identified by a member of the Committee, and then was retained by the Committee without any intervention by management. The fact that Mr. England was employed by Towers Perrin, a preeminent human resources consulting firm that provides services to Time Warner in several areas, was clearly understood by the Committee. Having Mr. England as its consultant, however, was the motivating factor for the Committee in selecting an outside advisor, rather than the consulting firm at which he was employed. In addition, in his role, Mr. England reports directly to the Committee on all matters related to executive compensation. As noted above, he meets separately with the Committee members outside the presence of management at each meeting, and he also speaks separately with the Committee Chair and other Committee members between meetings, as necessary or desired. The interactions Mr. England has with management are limited to those which are on the Committee’s behalf or related to proposals that will be presented to the Committee for review and approval. Towers Perrin and Mr. England have also taken their own steps to separate the consultant from the other services provided by Towers Perrin. Mr. England is not the “client relationship manager” on services provided to the Company, and neither he nor any member of his team participates in any client development activities related to increasing Towers Perrin’s consulting services to the Company. Other than their work for the Board, Mr. England and the team of professionals working with him do not work on other consulting assignments for Time Warner and its Divisions. In addition, Towers Perrin has informed the Company that no part of Mr. England’s or his team’s pay is directly impacted by growth in Towers Perrin fees from the Company.

At least annually, the Committee conducts a review of Mr. England’s performance and independence. This review includes an evaluation of the services that Mr. England and Towers Perrin have provided to the Company, the fees associated with those services and the procedures implemented by Towers Perrin with respect to maintaining Mr. England’s independence. As part of the annual review process, the Company will also post on its website at www.timewarner.com/governance by August 31, 2009 a report by the Committee describing the relevant policies, procedures and criteria that the Committee used in selecting and retaining Mr. England, including but not limited to its consideration of independence, ethics and potential conflicts of interest.

The Committee also reviews the types of projects performed by Towers Perrin and the fees charged for the services rendered. As part of this process, Mr. England provides the Committee with a report on, and the Committee reviews, the other consulting services that Towers Perrin provides to Time Warner and its Divisions. For 2008, these services included providing competitive market compensation data for executive positions that are not part of the Committee’s review process and for non-U.S. positions, research related to annual and long-term incentive programs, consulting and actuarial services for retirement plans and benefits, consulting services on health and welfare programs provided to employees, and consulting advice on sales compensation. The aggregate fees billed by Towers Perrin to the Company exclusive of the consulting fees charged for independent advice to the Committee for the years ended December 31, 2008, 2007 and 2006 were $1,727,189, $2,090,374 and $2,021,858, respectively.

Philosophy and Elements of Executive Compensation

This section addresses the Committee’s general compensation philosophy and how that philosophy is reflected in each of the components of the Company’s executive compensation program.

Five Key Principles

The Committee is guided by the following five key principles in determining the compensation of the Company’s senior executives:

•	Competition. Compensation should reflect the competitive marketplace, so the Company can attract, retain, and motivate talented executives.

•

Accountability for Business Performance.     Compensation should be tied in part to the Company’s financial and operating performance, so that executives are held accountable through their compensation for the performance of the businesses for which they are responsible.

•	Accountability for Individual Performance. Compensation should be tied in part to the individual’s performance to encourage and reflect individual contributions to the Company’s performance.

•	Alignment with Stockholder Interests. Compensation should be tied in part to the Company’s stock performance to align executives’ interests with those of the Company’s stockholders.

•

Independence.    An independent committee of the Board, with the assistance of an independent compensation consultant who is retained by and reports directly to the Committee, is responsible for reviewing and establishing the compensation for all of the Company’s executive officers and its divisional chief executive officers, as well as the Company’s overall compensation and benefits programs.

Elements of Compensation for Executive Officers

The Committee’s compensation philosophy is reflected in the elements of the Company’s executive compensation program. The Company’s compensation program for executive officers includes the following key components:

•	an annual base salary;

•	a performance-based annual cash bonus, which is based on the achievement of Company financial and individual goals;

•

long-term incentive awards, generally consisting of a blend of stock options, restricted stock units, and performance stock units, which are intended to retain executives and further align their compensation with stockholder interests; and

•	retirement, health and welfare and other benefit programs provided generally to employees and some additional executive benefits.

In general, the elements of compensation reflect a focus on performance-driven compensation, a balance between short-term and long-term compensation, and a mixture of cash and equity-based compensation. This approach is intended to provide executives with incentives to manage the Company’s business to return value to the stockholders over both short- and long-term horizons. For 2008, there was no specific target or allocation for short-term versus long-term compensation or cash versus equity-based components of compensation.

Base Salary.    The Committee believes that providing a competitive base salary to executives is appropriate in order to attract, retain, and motivate executives. Consistent with the Committee’s pay-for-performance approach, however, base salary generally represents the smallest component of the compensation program. In reviewing annual base salary, the Committee considers the nature and scope of each executive’s responsibilities, the executive’s prior compensation and performance in his or her job, the pay levels of similarly situated executives within the Company, the terms of employment agreements, and data on market compensation levels (including the compensation information for similar positions at companies in the peer groups described below).

Annual Bonus.    The annual bonus is intended to provide the Company’s executives with a competitive level of compensation, provided that the Company and executive achieve appropriate, or satisfactory, performance. In addition, annual bonuses reinforce accountability for both business and individual performance, because bonus payments are tied to the achievement of the Company’s financial goals and the executive’s individual goals for the year.

The Committee exercises discretion in determining the actual bonus amount paid (if any) to executive officers. The Company takes the following steps in determining annual bonuses for executive officers.

•

Bonus Target.    First, each executive officer has a bonus target that represents the amount the Company would expect to pay the executive each year if the Company and individual achieve satisfactory performance. As with the base salary, the Committee reviews the bonus target taking into consideration the nature and scope of each executive’s responsibilities, the bonus targets of similarly situated executives within the Company, the target bonus amount specified in the executive’s employment agreement, and data on market compensation levels based on competitive market information.

The bonus target is generally expressed as a dollar amount or a percentage of the executive’s base salary and the minimum bonus target is generally contained in the employment agreement for the executive. In some cases, however, the Committee may approve a higher target than what is specified in the employment agreement.

•

Performance Goals.    Second, at the outset of each year, the Committee approves the Company financial criteria and individual performance goals submitted by each executive officer to be used in determining the bonuses for that year. The financial framework and individual goals are intended not only to guide the executives’ actions, but also to assist the Committee at the end of the year in exercising its discretion in determining the bonuses to be paid to the executive officers.

•

Evaluation Against Goals and Determination of Bonuses.    Third, at the end of the year, the Committee evaluates the Company’s performance in the context of its financial criteria and the performance of the executive officers against their individual goals, and the Committee then exercises its discretion in determining the annual bonus to be paid to the executive officers. To assist the Committee in the exercise of its discretion, management provides the Committee with an assessment of the Company’s financial performance, and each executive officer prepares a self-assessment of his or her performance against the individual goals approved by the Committee. The Committee has considered, and may continue to consider, other factors in establishing the bonus for each named executive officer beyond the strict application of a formula.

•

Annual Bonus Plan.    For executives who are subject to Section 162(m) of the Internal Revenue Code, the preceding steps took place for 2008 bonuses within the framework of the Annual Bonus Plan for Executive Officers (the “Annual Bonus Plan”). The Annual Bonus Plan is designed to allow the Company to deduct bonuses paid to such executive officers for income tax purposes.

At the outset of the year, the Committee approved the executives who would participate in the Annual Bonus Plan and the maximum percentage of the bonus pool established under the Annual Bonus Plan that could be paid to such executives pursuant to the plan. The maximum bonuses that could be paid under the Annual Bonus Plan and be deducted were expected to be substantially above the target bonuses for executives. The maximum bonuses under the Annual Bonus Plan are calculated using a formula based on the percentage by which the Company’s operating income (loss) before depreciation, amortization and impairment charges (“EBITDA”) for a year exceeded the Company’s average EBITDA for the preceding three years. After the end of the year, when the Committee evaluated the executives’ performance and determined the actual bonuses to be paid, the Committee exercised its “negative discretion” to reduce the bonuses from the maximum bonuses that could be paid under the Annual Bonus Plan.

In connection with the planned separation of Time Warner Cable Inc. from the Company, in early 2009 the Committee determined that the formula for calculating the bonus pool under the Annual Bonus Plan likely would result in no tax deductible bonus pool for 2009. Accordingly, in February 2009, the Board of Directors adopted, subject to stockholder approval at the 2009 Annual Meeting of Stockholders, a new incentive plan, the Time Warner Inc. Annual Incentive Plan for Executive Officers (the “Annual Incentive Plan”), that uses a performance measure based on the achievement of positive net income. The Annual Incentive Plan, which would replace the Annual Bonus Plan, is designed to allow the Company to pay annual cash bonuses to certain executive officers that qualify as performance-based compensation that is deductible by the Company for income tax purposes under Section 162(m) of the Internal Revenue Code. For more information about the Annual Incentive Plan, see “Company Proposals – Proposal Three: Proposal to Approve the Time Warner Inc. Annual Incentive Plan for Executive Officers” in this Proxy Statement.

Long-Term Incentives.    The long-term incentive awards are designed not only to provide executives with an opportunity to earn a competitive level of compensation, but also to advance the principle of pay-for-performance, to align the executives’ interests with those of the stockholders, and to provide a significant retention tool. Specifically, stock options are designed to incent and reward executives for increases in stockholder value — executives earn nothing from the stock options unless the value of the Company’s Common Stock increases following the grant. Restricted stock units are intended to incent and reward executives to remain with the Company, as well as to align executives’ interests with those of stockholders even during periods of stock market fluctuations when stock options may have no realizable value. Performance stock units (discussed in more detail below) are designed to incent and reward executives based on (i) the Company’s relative total stockholder return as compared to the other companies in the S&P 500 Index and (ii) beginning with the grants made in 2009, the Company’s growth in Adjusted Earnings Per Share (as described herein) relative to the growth in Adjusted Earnings Per Share of the other companies in the S&P 500 Index.

Retirement Programs.    The Company maintains qualified retirement programs for its employees, including (i) defined benefit pension plans in which a majority of domestic employees at Time Warner and its Divisions participate and (ii) qualified savings plans in which almost all of the domestic employees at Time Warner and its Divisions are eligible to participate. The Company also maintains nonqualified excess pension plans and nonqualified deferred compensation programs in which the Company’s executive officers and other eligible employees participate. These programs are discussed in more detail under “Pensions Plans” and “Deferred Compensation” below. The Company’s retirement plans do not include the value of stock-based compensation awarded to, or exercised by, the executive in determining the amount of retirement benefits accrued by the individual executive. These awards and benefits are not counted for the purposes of these plans so as not to inflate the executives’ retirement benefits or introduce greater volatility into the Company’s retirement and pension obligations. Similarly, the nonqualified deferred compensation programs that executives are eligible to participate in enable the executives to defer receipt of all or a portion of their annual cash bonuses, but do not provide for additional deferrals or contributions by the Company. Accordingly, the Company believes these programs reflect competitive market practices that permit the employees to plan and save for retirement while being mindful of the cost to the Company.

Health and Welfare Programs.    The Company maintains health and welfare programs in which the executives participate that are generally available to all employees of Time Warner and its Divisions. These include medical coverage, dental coverage, flexible spending account programs, and similar benefit programs. In offering these programs to executives, the Company’s goals are to provide benefit programs that are competitive and that promote the hiring and retention of qualified employees.

Personal Benefits.    The Company also provides certain personal benefits to executive officers. During 2008, executive officers were eligible to receive reimbursement for financial planning services, dining clubs used for business and personal purposes, and transportation-related benefits (including car services and use of the corporate aircraft in accordance with Company policies). Executives also received representative samples of Company products, dining service benefits, life insurance benefits, and, under limited circumstances, security services. As noted above, as part of its oversight of executive compensation, the Committee reviews the personal benefits the Company provides to executives on at least an annual basis. The Company believes the benefits provided to the executives are appropriate in type and amounts, reflect a limited portion of the total compensation paid to the executives, and are consistent with the competitive market. The personal benefits received by the named executive officers are discussed in more detail in connection with the Summary Compensation Table for Fiscal Year 2008.

Employment Agreements.    Consistent with the Company’s goal of attracting and retaining executives in a competitive environment, the Company has entered into employment agreements with each of the Company’s executive officers. The terms of these employment agreements have been, and under the Committee’s policies must be, reviewed and approved by the Committee in advance of presenting the proposed terms to the individual. While the agreements specify a minimum salary and annual bonus target, and contain an annual long-term incentive target value, the payment of annual bonuses and the grant of long-term incentive compensation awards are subject to the discretion of the Committee. All of the executive officers named in the Summary Compensation Table below were employed in 2008 under employment agreements. Although the base terms of some of the employment agreements have expired, the agreements continue on a month-to-month basis.

Termination and Severance Packages.    The Company has determined the size and features of the termination and severance packages of the executive officers primarily in connection with the entry into employment agreements. The severance periods and other post-termination provisions of the employment agreements generally reflect the Company’s negotiations with each individual executive officer and the Company’s belief that the terms were appropriate under the circumstances based on the significance of the executive’s position to the Company, the executive’s service and tenure with the Company or its subsidiaries, the amount of time it could take the executive to locate another position, and the amount of services that might be required from the executive during the severance period. The length of the severance period is generally two years for senior executives.

The Committee believes that provisions in the employment agreements governing termination and severance arrangements are consistent with the Committee’s compensation objectives to attract, motivate and retain highly talented executives in a competitive environment. Additionally, the Company believes that the termination and severance arrangements are generally consistent with those arrangements being offered by peer companies. The treatment of the executive officers’ outstanding equity awards upon various employment termination events is generally governed by the Company’s equity compensation programs and equity award agreements, which were developed and considered by the Committee or the Board of Directors. Some of the executive officers’ respective employment or equity award agreements include negotiated provisions that provide more favorable terms for the treatment of their equity awards upon various employment termination events. The potential payouts to named executive officers upon an employment termination event or a change in control of the Company on December 31, 2008 are described in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.

The Committee generally has not considered the termination provisions in employment agreements as a factor in its decisions regarding overall compensation objectives or the elements of compensation for the executive officers. This is because the Company does not view the post-termination benefits as additional elements of compensation due to the fact that a change in control or other triggering event may never occur during the applicable named executive officer’s term of employment.

Change in Control.    Certain of the Company’s compensation programs and arrangements contain provisions that, in the event of a change in control of the Company, increase the amount of compensation received or accelerate the receipt of compensation. The Company’s equity compensation plans (other than with respect to performance stock units) generally contain provisions that accelerate vesting either (i) in the event of a termination other than for cause following a change in control of the Company or (ii) on the first anniversary of the change in control occurring. The acceleration of vesting in the event of a termination of employment advances the interests of both the employee and the entity by reducing the incentive for an employee to look immediately for a position with another company after a change in control transaction is announced in order to avoid the uncertainty of whether his or her employment will be terminated. The accelerated vesting after one year also benefits the entity or persons taking control in the transaction by providing an incentive for employees to remain with the Company following the transaction and providing the controlling entity sufficient time to identify the employees they want to retain and to implement incentive programs designed to retain such employees over the longer term.

With respect to performance stock units, a change in control of the Company or a Division would generally result in accelerated vesting. The number of performance stock units that would vest following a change in control is determined based on the Company’s actual performance level achieved through the date of the change in control (with pro rata vesting based on the time from the grant date until the date of the change in control) and an assumption that target performance level would be achieved for the remainder of the performance period (with pro rata vesting based on the time from the date of the change in control until the last day of the performance period). The Company believes this approach to acceleration of vesting of equity awards is consistent with and advances the Company’s interests because it does not tie the future vesting of these awards to the performance of a new entity.

As disclosed in the Company’s 2008 Proxy Statement, in the event of a change in control, the employment agreement for Mr. Bewkes, which was approved in October 2007, provides that the Company would, under specific circumstances, make an additional payment to Mr. Bewkes if he becomes subject to the excise tax imposed under Section 4999 of the Internal Revenue Code. The employment agreements for the other executive officers do not provide for such an additional payment as a result of a change in control of the Company. For more information regarding payments that may be triggered in the event of a change in control, see “Potential Payments Upon Termination or Change in Control” in this Proxy Statement.

Peer Groups.    As an important — but not determinative — factor in establishing executive compensation, the Committee reviews the compensation provided to executives in comparable positions at peer companies. In the Committee’s view, this analysis helps to ensure that the total compensation provided to the Company’s senior executives is set at an appropriate, competitive level to reward, attract and retain top performers over the long term. The Committee believes that the Company’s most direct competitors for executive talent include a broader range of large capitalization companies than those companies with which the Company might be compared for stock performance purposes. The Committee generally uses three peer groups in evaluating executive compensation. The first is the “media peer group,” which consists of the U.S.-based major media companies with which the Company competes most directly (including for executive talent); the second is an “industry peer group,” which consists of a larger number of major U.S.-based companies with which the Company is also likely to compete for executive talent. The third peer group is used to provide a supplemental, general reference point as it consists of a much broader group of companies than those with which the Company generally competes for talent. This group includes companies with more than $20 billion in annual revenues and that participate in Towers Perrin’s executive compensation database.

Historically, the Committee generally targeted total direct compensation — which is composed of base salary, target annual cash bonus, and the estimated value of stock-based awards, for senior executives — at approximately the 75th percentile of the peer groups as it believes that this level generally was appropriate to attract and retain high-caliber executive talent. However, the target level of total direct compensation has varied by executive and depends on a number of factors, including, among other things, an executive’s tenure, prior compensation, and the competitive dynamics in attracting the executive to, or maintaining the executive in, a position. Actual total direct compensation generally is between the 50th and 90th percentiles depending on (i) the Company’s financial performance; (ii) each executive’s individual performance; (iii) the peer groups used for comparison; (iv) internal equity considerations among all senior executives; and (v) the particular circumstances of the executive in question (including the effects of pre-existing employment agreements). Although the Committee is provided with information for each of the three peer groups regarding the individual components of compensation, the Committee does not separately set targets for the different elements that compose total compensation, nor does it separately benchmark different elements of compensation against different peer groups.

Recent compensation packages for executive officers have focused on the specific situation of the individual executive and the compensation level and mix that will attract and/or retain the executive. For example, the total direct compensation amounts approved for Messrs. Bewkes and Martin for their new roles commencing January 1, 2008 were based to a substantial degree on the compensation of the executive who most recently held the relevant position, internal pay equity among senior executives and the total direct compensation amount that the Committee considered to be competitive to attract or retain the executive to the position. For each of these executives, the total direct compensation approved for 2008 for Messrs. Bewkes and Martin compared (i) to the low end of the range of the Company’s media peer group, (ii) below the 75th percentile for the industry peer group and (iii) above the 75th percentile for Mr. Bewkes and above the 90th percentile for Mr. Martin with respect to the peer group of public companies with more than $20 billion in annual revenues. See “Peer Groups” below for a description of these three peer groups for which the Committee has reviewed data in connection with compensation determinations.

2008 Compensation

This section discusses the compensation for the Company’s named executive officers in 2008, including how and why the Committee established that compensation in light of the processes, philosophy and framework discussed above. During mid to late 2007, a key area of focus for the Committee was the establishment of appropriate compensation levels for 2008 for Messrs. Bewkes, Parsons and Martin, in connection with the new or modified roles each would serve in commencing January 1, 2008. Information regarding the Committee’s 2008 compensation determinations for these executives is presented below. See “Employment Agreements” for summaries of the key terms of the respective employment agreements.

2008 Base Salary

The Committee approved an increase in Mr. Bewkes’ base salary for 2008 from $1.25 million to $1.75 million to reflect the additional responsibilities associated with his change in role to President and Chief Executive Officer effective January 1, 2008. In determining Mr. Bewkes’ compensation, the Committee also considered the compensation that Mr. Parsons had earned in the role of Chief Executive Officer, internal equity considerations between Messrs. Bewkes and Parsons and the other executive officers and comparative peer compensation levels.

In connection with Mr. Parsons’ transition to serving solely as Chairman of the Board, the Committee determined to maintain his base salary for 2008 at its prior level of $1.5 million in recognition of the importance of the role he would continue to play as Chairman.

In connection with Mr. Martin’s new role as Chief Financial Officer commencing January 1, 2008, the Committee approved a base salary of $1.0 million, which it determined to be appropriate for Mr. Martin’s responsibilities. In determining Mr. Martin’s compensation, the Committee also took into account the compensation of Mr. Pace (the former Chief Financial Officer), internal equity considerations and comparative peer compensation levels.

Further, the Committee approved an increase to Ms. Fili-Krushel’s base salary for 2008 in connection with the entry into her new employment agreement, reflecting changes to the scope of her responsibilities since she became EVP, Administration in 2001, her performance, and to bring her compensation in line with that of similarly situated executives, as she had not received an increase in her base salary since she became EVP, Administration in 2001.

The Committee did not change the base salary of Mr. Cappuccio for 2008.

In making these decisions, the Committee considered, as appropriate, the nature and scope of each executive’s responsibilities, the executive’s prior compensation and performance in his or her job, the pay levels of similarly situated executives within the Company, the terms of employment agreements, and data on market compensation levels based on the compensation information for similar positions at the peer groups described above.

2008 Annual Bonuses

The Committee determined bonuses for 2008 for Mr. Bewkes and each of the other named executive officers in accordance with the framework discussed above.

2008 Bonus Targets.    In late 2007 and early 2008, the Committee approved annual bonus targets for Messrs. Bewkes and the other named executives. The Committee approved an increase in Mr. Bewkes’ bonus target from $5 million to $8.5 million, reflecting his promotion from President and Chief Operating Officer to President and Chief Executive Officer of the Company. The Committee approved a decrease in Mr. Parsons’ bonus target to reflect the transition in his responsibilities as he was stepping down as Chief Executive Officer and continuing to serve solely as Chairman of the Board. In addition, the Committee approved a bonus target of $2 million for Mr. Martin, reflecting his appointment as Chief Financial Officer of the Company. The Committee also approved an increase in Ms. Fili-Krushel’s bonus target that, like the adjustment to her base salary, reflected the scope of her responsibilities, her performance and the fact that she had not received an increase in compensation since it was set in 2001. The Committee did not approve any changes in the 2008 annual bonus target for Mr. Cappuccio as compared to 2007. In making these determinations, the Committee considered the same factors as those used in the determination of 2008 base salaries to be appropriate and applied them in determining 2008 bonus targets.

2008 Performance Goals.    In early 2008, the Committee approved financial criteria and individual performance goals to assist it in the determination of 2008 bonuses. For corporate executives, the underlying bonus framework included the Company’s financial performance, representing 70% of the bonus determination, and the individual’s goals, representing 30%. The Committee approved this 70/30 weighting because it emphasizes the importance of the Company’s financial performance and reinforces individual accountability for the achievement of an executive’s goals for the year. The use of these goals advances the components of the Company’s compensation philosophy that individual executives be held accountable for both the performance of the business and their personal performance. Additionally, the Committee also considers whether the goals and targets that are set will support sustained growth in the Company’s financial performance over the long term, without encouraging excessive risk-taking. While these goals and percentages are used as a guide by the Committee in determining the bonuses to be paid to the executives, the Committee has the discretion to deviate from the results obtained from applying the percentage and goals in making its bonus determinations and it has done so in the individual bonus determinations.

The Company-wide financial criteria for 2008 included a range for each of (i) adjusted operating income before depreciation and amortization (known as “Adjusted OIBDA”) and (ii) Free Cash Flow,* which correlated to a 50% and 150% rating for each of these measures. The Committee selected the Company financial measures because they are not only important measures of the Company’s financial performance, but also are consistent with the measures on which the Company historically has provided its business outlook to investors. Within the financial measures, the Committee assigned a weighting of 70% to Adjusted OIBDA and a weighting of 30% to Free Cash Flow, based on its view of the relative importance of these measures as indicators of the Company’s operating performance over both the short and long term.

The individual goals established for Mr. Bewkes and the other named executive officers at the beginning of 2008 were tailored to each individual’s position and focused on supporting the Company’s overall strategic initiatives. The Committee approved the following 2008 individual bonus goals for Mr. Bewkes and each of the other named executives:

•

Mr. Bewkes: Further refining the Company’s portfolio of businesses to enhance returns and growth; identifying and executing on growth opportunities and executing the next phase of AOL’s transition to an ad-supported business; aggressively managing costs to align cost structures with businesses; effecting a smooth leadership transition to assume the responsibilities of Chief Executive Officer; and strengthening the senior management team and identifying and developing successors throughout the Company.

•

Mr. Parsons: Providing effective leadership for the Board of Directors as Chairman, including Board oversight of the execution of the Company’s strategic priorities; enhancing the Board’s knowledge of the Company and its industries and executives; identifying potential director candidates; helping to ensure that the Board has an appropriate leadership structure; providing effective leadership at the annual meeting of stockholders; assisting with communications with external constituencies, including investors, the press and government groups; and providing support and guidance to the Chief Executive Officer to ensure a successful transition to leadership of the Company.

•	Mr. Martin: Safeguarding the Company’s assets through the continued maintenance and development of effective internal controls, and supporting appropriate public

*	The Company defines Adjusted OIBDA as Operating Income (Loss) before Depreciation and Amortization excluding the impact of non-cash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales, and amounts related to securities litigation and government investigations. The Company defines Free Cash Flow as Cash Provided by Operations (as defined by GAAP) plus payments related to securities litigation and government investigations (net of any insurance recoveries) and excess tax benefits from the exercise of stock options, less cash flow attributable to discontinued operations, capital expenditures and product development costs, principal payments on capital leases and partnership distributions, if any. Adjusted OIBDA and Free Cash Flow are non-GAAP measures and are discussed in the Company’s earnings press release for the 2008 full year and fourth quarter, furnished on a Current Re-port on Form 8-K dated February 4, 2009. Adjusted OIBDA and Free Cash Flow should be considered in addition to other measures of the Company’s financial performance reported in accordance with U.S. generally accepted accounting principles (“GAAP”).

disclosures; maintaining a finance organization that promotes both the Company’s strategy and operations; managing the Company’s financial operations to support value creation; focusing on cost minimization while supporting operational efficiency; establishing a process to identify and develop key management talent.

•

Mr. Cappuccio: Maintaining and refining an effective enterprise-wide compliance program; facilitating greater communication with and dialogue among the Company’s divisions on legal aspects of key business initiatives; providing legal support for major transactions; assisting in the defense of the Company against potential regulatory and legislative proposals that would harm stockholder value; fostering governmental understanding of competition law issues in new Internet advertising markets; and effectively managing the corporate legal department and providing legal and business strategy advice to the Chief Executive Officer and the Board of Directors.

•

Ms. Fili-Krushel: Optimizing the Chief Executive Officer’s people strategy; aligning talent identification, recruitment and development to key growth opportunities in the Company’s businesses; providing that the Company’s total rewards programs are responsive to changing internal and external environments; strengthening the Company’s reputation; focusing on the realization of corporate efficiencies; supporting acquisitions and operational restructurings; focusing on mitigating risk through the development and im plementation of data protection measures and business continuity plans; retaining key talent and enhancing effectiveness in the Company’s Administration function by increasing collaboration and providing professional development opportunities.

Evaluation of Performance Against Financial Framework and Individual Goals.    With respect to the Company’s financial performance, in January 2009, the Committee established a financial performance rating of 85% for 2008. The Committee exercised its discretion in setting the financial rating, and considered not only the Company’s performance against the Adjusted OIBDA and Free Cash Flow criteria, but also the business outlook provided to investors for 2008, relevant adjustments for management decisions that had the effect of decreasing the Company’s financial results in 2008 but were in the longer term interests of the Company (such as the restructurings at New Line Cinema and Time Inc. and the shift in the release date to 2009 for the next Harry Potter film) and the impact of the trial court judgment in the McDavid litigation. The Committee determined to adjust for the McDavid judgment based on the belief that the verdict was wrong as a matter of law, did not reflect culpable conduct on the part of anyone at the Company and, due to the Company’s plan to appeal, did not necessarily reflect the final outcome and financial impact to the Company of the litigation. These adjustments had the result of increasing Adjusted OIBDA from the $13.0 billion reflected in the Company’s earnings release issued February 4, 2009. The Company also reported $6.0 billion of Free Cash Flow for 2008 in the earnings release.

The table below sets forth the financial performance framework established by the Committee for the named executive officers, along with the Company’s 2008 performance rating.

Performance Measure	% of Financial Component	2008 Financial Performance Framework		Performance Rating (%)
		50%	150%
Adjusted OIBDA ($ in millions)	70%	$13,650	$14,300	58.9

Free Cash Flow ($ in millions)	30%	$2,900	$3,600	150.0

2008 Financial Performance Rating				85.0

The Committee also reviewed the individual performance of Mr. Bewkes and each of the other named executive officers in 2008. In connection with this evaluation, the named executive officers prepared self-assessments of their performance against the objectives that had been set for 2008. Mr. Bewkes (President and CEO during 2008), Mr. Parsons (Chairman of the Board of Directors during 2008), Ms. Fili-Krushel (Executive Vice President, Administration) and Mr. Mark Wainger (Senior Vice President, Global Compensation and Benefits) reviewed these self-assessments before they were presented to the Committee. The following lists summarize the executives’ significant accomplishments during 2008, as set forth in the self-assessments provided to the Committee.

Mr. Bewkes:

•

The Company negotiated and entered into an agreement for the separation of Time Warner Cable from the Company and executed most of the preparatory steps to complete the separation during 2008, and the separation was completed in March 2009.

•

The Company undertook restructurings and other actions to improve operating performance and achieve costs savings, including restructuring the Filmed Entertainment segment by reorganizing the New Line Cinema business to be operated as a unit of Warner Bros., restructuring its Publishing operations into three well- clustered operating units and reorganizing operations at the AOL segment to begin separating its Audience and Access businesses.

•	The Company continued implementing digital transitions at each of its divisions and expanded its international operations in filmed entertainment and networks.

•

Mr. Bewkes increased strategic and operating coordination between the Company’s business units and corporate management, took on a more central role with respect to Board of Directors matters and assumed the key spokesperson role for the Company in investor and public relations and employee communications.

•	Mr. Bewkes performed key organizational reviews aimed at identifying and developing successors for management positions companywide.

Mr. Parsons:

•

Provided effective leadership for the Board of Directors, including the Board’s review of the Company’s strategy to focus on becoming a content-focused global media company; the Board’s review of in-depth presentations on the Company’s businesses, including the digital transition and international opportunities at each of the businesses; and assisted in attracting a new, highly-qualified independent director to join the Board of Directors.

•

Assisted the Chief Executive Officer in communications with key investors, potential strategic partners and regulatory entities, including in connection with the separation of Time Warner Cable from the Company.

•	Effected a successful leadership transition during a period of challenging economic and competitive conditions and significant changes in the Company’s structure.

Mr. Martin:

•

Provided support and advice regarding strategic decisions related to acquisitions, structural initiatives at the Company’s divisions and other potential transactions reviewed by the Company and led an internal team responsible for the planning, negotiation and completion of the separation of Time Warner Cable.

•

Managed various aspects of the Company’s rating agency and key banking relationships, enhanced strategic investor communications and pursued a capital strategy that balanced financial flexibility and liquidity and minimization of the Company’s cost of capital.

•	Contributed to the Company achieving the goal of materially reducing Corporate costs, and actively pursued cost cuts and the improvement of operational efficiencies at the Company’s Divisions.

•	Enhanced the Company’s finance organization through personnel and process changes and increased coordination and transparency between the Divisions and Corporate.

Mr. Cappuccio:

•

Continued to maintain and refine an effective compliance program throughout the Company, including the rollout during 2008 of enterprise-wide online training on various compliance topics, continued training at the divisional level on the Foreign Corrupt Practices Act, and the annual compliance reviews that involved the Chief Executive Officer and key compliance program personnel at the Company’s divisions.

•

Effectively managed the legal department, and provided important legal and business strategy advice to the Company’s Chief Executive Officer and Board of Directors. Provided legal support and assistance with negotiations, individually and through the legal department, in coordination with the Divisions and the Corporate investments group, in connection with all significant transactions.

•

Continued to facilitate greater communications among the Company’s Divisions on key legal issues, individually and through the legal department, including by playing a more active role in 2008 in successfully mediating inter-divisional disputes.

•

Continued to assist other departments and Company divisions in commenting on government regulatory proposals that would affect the Company’s operations and performance. The legal department also has assisted both U.S. and European governmental agencies to understand the complex competition law issues affecting the Internet advertising business.

Ms. Fili-Krushel:

•

Managed the redesign of the Company’s human resources programs to foster employee collaboration and internal mobility, began the development of a pipeline for senior level talent in key international growth areas and expanded recruitment tools to support recruiting efforts internationally. Delivered educational and leadership programs aligned with the Company’s strategic priorities.

•	Provided support in connection with key acquisitions, operational restructurings and other transactions, including the separation of Time Warner Cable from the Company and the reorganization of New Line Cinema. Achieved cost-savings targets through the realignment and reorganization of certain functions, as well as expense and personnel reductions.

•	Addressed business continuity and data protection risks through the introduction of a risk assessment model and continued work with the Company’s information security council.

•	Established internal executive groups to support the Company’s diversity initiatives and fostered the development of the Company’s reputation for corporate social responsibility.

In addition to these self-assessments, Messrs. Bewkes and Parsons (i) discussed the performance of the other named executive officers with the Committee and (ii) proposed individual performance ratings for each of these executives. Mr. Parsons also reviewed Mr. Bewkes’ performance for the year with the Committee.

Determination of 2008 Bonuses.    In determining bonuses for 2008, the Committee considered the Corporate financial rating (85%) and the proposed individual performance ratings for the named executive officers (ranging from 140% to 145%) for the three Corporate Executive Vice Presidents). The Committee also considered the potential bonus amounts that would result from the application of these performance ratings in a formulaic manner. With respect to Messrs. Bewkes and Parsons, the Committee considered a number of factors, including the target bonus amount for each individual, the bonus amounts awarded for 2007, the Company’s financial performance for 2008 (as reflected in the 85% Corporate financial rating), the total bonus amount that would result with an approximate 100% individual performance rating, the Company’s overall financial, operating and stock performance during 2008 and current macroeconomic conditions. The Committee then exercised its discretion in determining final bonus amounts for each named executive officer. The final bonus amounts are set forth in the “Actual Bonus Amount” column in the chart below.

	Target Bonus	Company Performance Amount		Individual Performance Amount		Actual Total Bonus Amount
		70% of Target	Rating	30% of Target	Rating
Jeffrey L. Bewkes	$8,500,000	$5,950,000	85%	$2,550,000	N/A	$7,600,000
John K. Martin, Jr.	2,000,000	1,400,000	85%	600,000	145%	2,150,000
Richard D. Parsons	2,900,000	2,030,000	85%	870,000	N/A	2,600,000
Paul T. Cappuccio	2,000,000	1,400,000	85%	600,000	140%	2,050,000
Patricia Fili-Krushel	1,700,000	1,190,000	85%	510,000	140%	1,750,000

As a result of this process, the Committee approved bonuses for 2008 for the Company’s senior executives (which are shown above and in the Summary Compensation Table for Fiscal Year 2008 under the “Non-Equity Incentive Plan Compensation” column) that ranged from below the target bonus amounts for Messrs. Bewkes and Parsons to slightly higher than the target bonus amounts for the other named executives. The bonuses for 2008 were generally lower than those paid for 2007 for those individuals who were also named executives for 2007, reflecting the executives’ accomplishments in 2008, but tempered by the Company’s lower financial performance in 2008 as compared to 2007.

Annual Bonus Plan.    As noted above, the Committee determined the bonuses for Mr. Bewkes and each of the other named executive officers within the overall context of the Annual Bonus Plan, which is intended to comply with Section 162(m) of the Internal Revenue Code.

Under the Annual Bonus Plan, the maximum individual annual bonuses that would be deductible for tax purposes were approximately $10.5 million for Mr. Bewkes, $7.0 million for Mr. Parsons, $3.5 million for each of Messrs. Martin and Cappuccio and $3.2 million for Ms. Fili-Krushel. These maximum potential bonuses were significantly higher than the actual bonuses approved by the Committee.

Consistent with the commitment made by the Committee at the time it approved bonuses for 2005 (which was discussed in the Company’s proxy statement for its 2006 annual meeting of stockholders), in October 2007 the Committee approved an amendment to the Annual Bonus Plan to formally change how EBITDA would be calculated going forward to exclude the $3 billion reserve established in 2005 in connection with securities litigation matters that were excluded from the EBITDA calculation, which resulted in a smaller bonus pool for 2008. The maximum individual bonus amounts indicated in the paragraph above reflect the revised method of calculation.

2008 Long-Term Incentives

During early 2008, the Committee approved long-term incentive awards to some of the named executive officers consisting of stock options, restricted stock units and performance stock units. The 2008 long-term incentive award determinations for Messrs. Bewkes, Parsons and Martin were made in late 2007 in connection with the approval of the entry into new employment agreements with these executives. The Committee determined the total amount of these awards in light of competitive compensation data, the total estimated target value of annual compensation for each executive, and the manner in which that total estimated target value could be delivered (including annual base salary, annual bonus, and equity awards). The Committee approved the equity awards at a level to provide for a total estimated target value of compensation that was competitive, while also seeking to deliver a substantial portion of the executive’s compensation that would be tied directly to the Company’s stock price and a substantial majority of the executive’s compensation that would be performance-based. In 2008, the Committee added specific dollar targets for long-term incentive awards to take into account stock price fluctuations.

The mix of equity awards (including stock options, restricted stock units and performance stock units) made to the Company’s named executive officers in 2008 was intended to deliver 40% of the award value through stock options and 60% of the award value through a combination of restricted stock units and performance stock units. This mix reflects current market practices and takes into account the relative retention value of each type of award, and the dilutive impact of the awards.

In 2006, the Committee adopted a policy that, beginning in 2007, at least 50% of the “full-value stock awards” would be performance-based. In applying this policy for performance stock unit awards, the number of shares counted is the target amount.

The performance stock units granted in 2008 generally have a performance measure of total stockholder return (“TSR”) of the Company’s Common Stock relative to that of the common stock of the companies in the S&P 500 Index (subject to certain adjustments) over a three-year period (except for the performance stock units granted to Mr. Bewkes, described below, for which performance is measured over a five-year period). This performance measure aligns the participants’ interests with those of the Company’s stockholders. The performance stock units will be paid out in shares of Common Stock based on the performance achieved in amounts ranging from 0% to 200% of the target amounts awarded to the participants, with no payout if the relative TSR is below the 25th percentile of the comparison group and payout at 200% of the target amount if the relative TSR is at the 100th percentile of the comparison group.

In February 2009, the Committee approved the grant of performance stock units with both the TSR metric described above and a new performance measure, Adjusted Earnings Per Share (“Adjusted EPS”), for grants of performance stock units beginning in 2009. Relative growth in Adjusted EPS, which is a measure that is also designed to align the participants’ interests with those of the Company’s stockholders, is intended to provide a second measure of performance for the performance stock units in the event that strong operating performance is not appropriately reflected in the Company’s stock price due to market or other conditions outside of management’s control. For the purposes of the performance stock unit awards, Adjusted EPS means the Adjusted Earnings Per Share of a company for a designated period, generally a twelve-month period ending on a specified date, as reported by Bloomberg. The performance stock units granted in 2009 will be paid out in shares of Common Stock based on (i) the Company’s TSR relative to the TSR of the other companies in the S&P 500 Index (subject to certain adjustments) and (ii) the Company’s growth in Adjusted EPS relative to the growth in Adjusted EPS of the other companies in the S&P 500 Index (subject to certain adjustments), in each case over a three-year performance period. Depending on the Company’s TSR ranking and Adjusted EPS growth ranking relative to the TSR rankings and Adjusted EPS growth rankings of the other companies in the S&P 500 Index, a holder will receive between 0% and 200% of his or her target award following the three-year performance period. If (i) the Company’s TSR ranking and Adjusted EPS growth ranking are both below the 50th percentile or (ii) the Company’s TSR ranking is at or above the 50th percentile, then the percentage of a participant’s target performance stock units that will vest will be based on the Company’s TSR ranking for the performance period. The new performance measure, Adjusted EPS, will apply only if the Company’s TSR ranking is below the 50th percentile and its Adjusted EPS growth ranking is at or above the 50th percentile, in which case the percentage of a participant’s target performance stock units that will vest will be the average of (x) the percentage of target performance stock units that would vest based on the Company’s TSR ranking during the performance period and (y) 100%.

As for the timing of equity awards, as part of its annual review of executive compensation matters in early 2008, the Committee approved the equity awards to executive officers (other than the award of performance stock units to Mr. Bewkes under his employment agreement entered into in December 2007) at its meeting on January 28, 2008 and the awards were made on March 7, 2008. The Committee set the grant date of March 7, 2008, which was after (i) the Company’s earnings release was issued on February 6, 2008 and (ii) the Company’s annual report on Form 10-K for the year ended December 31, 2006 was filed on February 22, 2008. This was consistent with the Company’s historic practice for equity awards made to executive officers in connection with the annual review of compensation matters. The Committee’s practice has been to approve awards to executive officers at a meeting in January or February and to establish a subsequent grant date at that time which (i) provides sufficient time for the Company to prepare communications materials for employees throughout the Company who receive stock-based awards at the same time as the executives, and (ii) is after the issuance of the earnings release for the prior fiscal year and the filing of the Company’s annual report on Form 10-K for the prior fiscal year. The award of performance stock units to Mr. Bewkes on January 1, 2008, represented the upfront performance stock unit grant to Mr. Bewkes in connection with the entry into his new employment agreement and appointment to serve as President and Chief Executive Officer effective January 1, 2008.

Pursuant to provisions in the Company’s equity plans in effect since January 2001, stock options have exercise prices at fair market value, which since October 2008 is defined as the closing price of the Company’s Common Stock on the grant date as reported on the NYSE Composite Tape. From January 2001 through September 2008, fair market value under the Company’s equity plans was defined as the average of the high and low sale prices of the Company’s Common Stock on the NYSE on the grant date. The change to the current fair market value definition was approved in July 2008 and went into effect October 1, 2008 to bring the Company’s fair market value calculation in line with market practice and to make it easier to verify the fair market value. In a small number of countries other than the U.S., the exercise price is established pursuant to local law requirements using another methodology, but the exercise price under that methodology will not be lower than what would be determined using the average of the high and low sale prices on the NYSE on the grant date. The restricted stock units awarded on March 7, 2008 vest in two equal installments on the third and fourth anniversaries of the date of grant, and the stock options awarded at the same time vest in four equal installments on each of the first four anniversaries of the date of grant. The performance stock units awarded on March 7, 2008 vest on the third anniversary of grant. The performance stock units granted to Mr. Bewkes on January 1, 2008 have a five-year performance period ending on December 31, 2012 and vest on February 13, 2013. The Committee believes that the use of multi-year vesting schedules not only enhances executive retention, but also encourages a longer-term perspective.

Occasionally, the Committee approves a stock-based award made to an executive officer outside the annual compensation review process. The most common instances for such an award are in connection with the review of the executive compensation of an individual at the time of the individual’s initial hiring or promotion to an executive position, in connection with the renewal of an employment agreement, or for other retention purposes. In those circumstances, the equity award generally would be made at the time approved by the Committee. For equity awards made pursuant to authority delegated by the Committee outside of the annual compensation review process, the awards are made after all required approvals are obtained. The Company has established standard grant dates of the 1st and 15th of each month for most grants made pursuant to the delegated authority.

New Employment Arrangements

2007

During 2007, the Committee approved the material terms of new employment agreements for Messrs. Bewkes and Parsons, as well as the new employment agreement for Mr. Martin. The purposes of these new employment agreements were (i) for Mr. Bewkes, to reflect the expansion of his role to include the responsibilities of Chief Executive Officer effective January 1, 2008, (ii) for Mr. Martin, to hire him to serve as Executive Vice President and Chief Financial Officer of the Company effective January 1, 2008, and (iii) for Mr. Parsons, to reflect the change in his role to that of Chairman of the Board only. The Committee approved the employment agreements to retain the services of each of these three executives and to be competitive with market forces. Highlighted below are the key compensation-related terms of these new employment agreements, as well as the key determinations of the Committee. A more detailed description of the material terms of the employment agreements is provided under “Compensation — Employment Agreements” below.

Jeffrey L. Bewkes (agreement to serve as President and Chief Executive Officer, effective January 1, 2008). The agreement term for Mr. Bewkes was set at five years to reflect the Board’s intent for Mr. Bewkes to maintain a long-term focus on the Company’s businesses. The Committee set total target compensation at a level appropriate for the increased responsibilities associated with Mr. Bewkes’ change in role to President and Chief Executive Officer. In setting Mr. Bewkes’ compensation, the Committee considered Mr. Parsons’

compensation as CEO as one of its reference points. Target annual cash compensation for Mr. Bewkes was increased by $4.0 million to $10.25 million. Consistent with the Company’s pay-for-performance compensation philosophy, $3.5 million of the increase was attributed to target annual bonus (which was increased to $8.5 million) while the remaining $500,000 increase was reflected in base salary (which was increased to $1.75 million). Target annual long-term incentive compensation value was set at $8.5 million to promote a balanced focus on both short-term and long-term results. In accordance with the agreement, Mr. Bewkes was entitled to an increase in his minimum annual salary to $2.0 million effective January 1, 2009 in connection with being elected to serve as Chairman of the Board, but Mr. Bewkes declined the increase in his base salary in recognition of the current economic downturn and its impact on the Company’s businesses.

Upfront grants of stock options and performance stock units were awarded to Mr. Bewkes, including an upfront grant of 950,000 stock options (426,009 stock options, as adjusted to reflect the Cable Separation and the Reverse Stock Split), which was awarded following the execution of Mr. Bewkes’ new employment agreement in December 2007, as a performance-based signing award, and an award of 250,000 target performance stock units (112,107 target performance stock units, as adjusted to reflect the Cable Separation and the Reverse Stock Split), which was granted on January 1, 2008 and has a special five-year performance period that corresponds to the term of his employment agreement and is intended to encourage a long-term focus on enhancing stockholder value. These upfront grants do not provide for accelerated vesting upon Mr. Bewkes’ retirement or in the event of a termination without cause. Instead, the vesting of the 950,000 stock options (426,009 stock options, as adjusted) will be pro-rated to the effective date of termination or retirement, as applicable, and the 250,000 target performance stock units (112,107 target performance stock units, as adjusted) will be paid out pro- rated to, as applicable, the effective date of termination or retirement. The pro-rated payout for his performance stock units will be calculated based on the Company’s best cumulative year-end performance to date including, as applicable, the year of Mr. Bewkes’ termination or retirement.

John K. Martin, Jr. (agreement to serve as Executive Vice President and Chief Financial Officer, effective January 1, 2008). The agreement term for Mr. Martin was set at three years, which provides a different end of term than for other key executive agreements. The Committee set total target compensation at a level appropriate for Mr. Martin’s responsibilities as Chief Financial Officer, including base salary of $1.0 million, target annual bonus of $2.0 million and a target annual long-term incentive compensation value of $3.0 million. Upfront grants of stock options and restricted stock units were awarded to Mr. Martin in January 2008 to compensate him for compensation awards that he agreed to cancel or forfeit in connection with leaving his former employer, a subsidiary of the Company. The Committee approved make-whole awards of 81,300 stock options and 65,810 restricted stock units (36,458 stock options and 29,511 restricted stock units, as adjusted to reflect the Cable Separation and the Reverse Stock Split), which were granted in January 2008.

Richard D. Parsons (agreement to serve as Chairman of the Board, effective January 1, 2008). The agreement term was set at one year to reflect the transitional nature of Mr. Parsons’ role. The Committee set total compensation at a level to reflect Mr. Parsons’ change in role from Chairman and CEO to Chairman of the Board only and that was equal, in the aggregate, to the amount Mr. Parsons would have earned during the remaining five-month term of his prior employment agreement. Mr. Parsons’ base salary was maintained at its prior level of $1.5 million in recognition of the importance of the role he would continue to play as Chairman, while his target annual bonus was reduced from $5.5 million to $2.9 million and the target for the estimated value of his long-term incentive compensation was set at $3.2 million.

2008

During 2008, the Committee approved the material terms of a new employment agreement for Ms. Fili-Krushel. In connection with the new agreement, the Committee approved an increase to Ms. Fili-Krushel’s base salary to reflect her scope of responsibilities and her performance, and to bring her compensation in line with that of similarly situated executives as she had not received an increase in her base salary since she became EVP, Administration in 2001. The Committee also approved an increase in Ms. Fili-Krushel’s bonus target that, like the adjustment to her base salary, reflected the scope of her responsibilities, her performance and the fact that she had not received an increase in compensation since it was set in 2001. Additionally, the Committee approved an increased severance period for Ms. Fili-Krushel of two years. Ms. Fili-Krushel’s agreement also incorporates provisions to comply with Section 409A of the Internal Revenue Code and to provide for a “best net” approach with respect to any payments under her employment agreement that would constitute “parachute payments” in the event of a change in control, as described below under “Compensation – Employment Agreements.”

During 2008, the Committee also approved amendments to Messrs. Martin’s and Cappuccio’s employment agreements, which were made primarily to bring these agreements into compliance, as necessary, with Section 409A of the Internal Revenue Code, and to provide for a “best net” approach with respect to any payments under the employment agreements that would constitute “parachute payments” in the event of a change in control, as described below under “Compensation – Employment Agreements.”

Overall 2008 Compensation

Each named executive officer’s amounts of salary and bonus for 2008 are disclosed under the “Salary” and “Non-Equity Incentive Plan Compensation” columns, respectively, in the Summary Compensation Table for Fiscal Year 2008. The grant date fair values of each named executive officer’s 2008 equity awards are disclosed under the “Grant Date Fair Value of Stock and Option Awards” column of the Grants of Plan-Based Awards During 2008 table.

The Committee believes the compensation package for each of the named executive officers is appropriate in view of his or her performance and duties. Further, as reflected in the Summary Compensation Table for Fiscal Year 2008 and the Grants of Plan-Based Awards During 2008 table, a substantial majority of each executive’s compensation was performance-based. In reaching its compensation determinations for Messrs. Bewkes and Parsons, the Committee also considered the differences in their roles and scope of responsibilities for 2008 as compared to the other named executive officers. The Committee determined that the higher levels of compensation for Messrs. Bewkes and Parsons were appropriate in light of the broader scope and the level of their duties as compared to the executive vice presidents, as well as the compensation levels for executives in similar positions to Messrs. Bewkes and Parsons at peer companies.

Peer Groups

In early 2008, the Committee used three peer groups in reviewing and approving base salary, annual bonus targets, and long-term incentive compensation awards for executives: a media peer group, an industry peer group, and a group of companies with over $20 billion in revenue. While specific data for the role of Executive Chairman was not available with respect to Mr. Parsons for the peer groups described below, the Committee did review recent total direct compensation data for the Executive Chairman position at 30 Fortune 500 companies that had been compiled by Towers Perrin. The names of these Fortune 500 companies are listed at the end of the CD&A.

•

The Company’s media peer group is defined to represent the Company’s portfolio of businesses and the companies with which Time Warner competes most directly for executive talent. The media peer group consists of select sub-groups of peer executives at companies operating in three main lines of business: media, telecommunications and the Internet. The media peer groups consist of the following.

•

For Mr. Bewkes, media peers include CBS Corporation, News Corporation, The Walt Disney Company, Time Warner Inc. and Viacom Inc.; telecommunications peers include AT&T Corp., Comcast Corporation, and Verizon Communications Inc.; and Internet peers include Google Inc., IAC/InterActiveCorp, Microsoft Corporation, and Yahoo! Inc.

•

For Mr. Martin, media peers include CBS Corporation, News Corporation, The Walt Disney Company and Viacom Inc.; telecommunications peers include AT&T Corp., Comcast Corporation, and Verizon Communications Inc.; and Internet peers include Google Inc., IAC/InterActiveCorp, Microsoft Corporation, and Yahoo! Inc.

•

For Mr. Cappuccio, media peers include CBS Corporation, News Corporation, The Walt Disney Company and Viacom Inc.; telecommunications peers include AT&T Corp. and Verizon Communications Inc.; and Internet peers include Google Inc., IAC/InterActiveCorp and Yahoo! Inc.

•

For Ms. Fili-Krushel, media peers for whom compensation data for top Human Resources executives was available include CBS Corporation, Sony Corporation, The Walt Disney Company and Viacom Inc.; telecommunications peers include AT&T Corp. and Verizon Communications Inc.; and Internet peers include IAC/ InterActiveCorp, Microsoft Corporation, and Yahoo! Inc.

These media peer groups differed by executive because not all of the peer companies had comparable executive positions to those of the Company’s named executive officers or provided data for each of the named executive officer roles. In particular, some companies do not have a comparable executive position and others do not make their compensation data publicly available.

•

The industry peer group consisted of the following 22 media, telecommunications and Internet-based companies: AT&T Corp., Amazon.com, Inc., Cablevision Systems Corporation, CBS Corporation, Charter Communications, Inc., Comcast Corporation, Cox Enterprises, Inc., The DIRECTV Group, Inc., eBAY Inc., Google Inc., IAC/InterActiveCorp, Liberty Media Corporation, Meredith Corporation, Microsoft Corporation, News Corporation, Oracle Corporation, Qwest Corporation, Sprint Nextel Corporation, Verizon Communications Inc., Viacom Inc., The Walt Disney Company, and Yahoo! Inc. The number of companies from the industry peer group reflected in the market data for each of the Company’s executive vice presidents varied because information for each position was not available for comparable positions at every company in the peer group. The size of the sample pool ranged from a low of 11 companies out of the 22 companies in the industry group for one position to a high of 16 of the 22 companies in the industry group for another position.

•	The peer group of public companies with more than $20 billion in annual revenues that participate in the Towers Perrin executive compensation database are listed at the end of the CD&A.

The Committee utilized these peer groups in reviewing comparative market compensation levels for the remainder of 2008, in considering the actual 2008 bonuses that were paid in 2009, and in establishing 2009 compensation levels.

The Committee reviewed information from its independent compensation consultant, reflected in the table below, that showed how total direct compensation for 2008 (consisting of base salary, annual cash bonus and the estimated value of stock-based awards) for each of the named executive officers compared to the current peer groups. The Committee places greater emphasis on the media peer group because the companies in that group are more likely to compete directly with the Company, especially with respect to executive talent.

	Media Peer Group	Telecommunications Peer Group	Internet Peer Group	Industry Peer Group	Companies with >$20 Billion in Revenues

Jeffrey L. Bewkes	Toward the low end of the range	Low end of the range	High end of the range	Below the 75th percentile	Above the 75th percentile

John K. Martin	Toward the low end of the range	Toward the low end of the range	Within range	Below the 75th percentile	Above the 90th percentile

Paul T. Cappuccio	Toward the high end of the range	Toward the low end of the range	Within range	At approximately the 75th percentile	Above the 90th percentile

Patricia Fili-Krushel	High end of the range for Human Resources peers; N/A for Administration peers*	Within range for Human Resources peers; N/A for Administration peers*	Within range for Human Resources peers; N/A for Administration peers*	Below the 90th percentile for Human Resources peers; N/A for Administration peers*	Above the 90th percentile for Human Resources peers; at approximately the 75th percentile for Administration peers

*	Ms. Fili-Krushel’s role is benchmarked against both top Human Resources executives and top Administration executives because her role encompasses responsibilities in both of these areas. The comparative data for the companies that represent Ms. Fili-Krushel’s media, telecommunications, Internet and industry peers are for the top Human Resources executive role only as no data for the top Administration executive role are available for the companies in these groups.

2008 Board Review of the Components of Executive Compensation

In January 2008, the Committee and Board received information about the components of the compensation provided to the Company’s executive officers, including base salary, annual bonus, long-term equity compensation, the key terms of employment agreements, the primary perquisites and other personal benefits received, the earnings and accumulated payout obligations under the Company’s qualified and nonqualified deferred compensation programs, the projected payouts under the Company’s pension plans and the projected payouts in the event of retirement and severance (including estimated values of amounts realized from equity awards). A summary of the Company’s compensation programs, practices and internal controls, and quantifications of the estimated values of these components for each executive, were reviewed by the Committee and the Board.

Other Policies, and Matters Related to Executive Compensation that Advance the Compensation Philosophy

This section discusses the Company’s other policies that help to advance the Committee’s compensation philosophy.

Pay-for-Performance Policy

One of the key tenets of the Committee’s executive compensation philosophy is to pay compensation for performance so that the Company’s executives are focused on achieving goals that support the Company’s strategic objectives and the interests of executives are aligned with those of stockholders and are tied to the Company’s performance. Consistent with this philosophy, in 2007 the Committee adopted a policy that codifies the Company’s prior practice that a majority of total target compensation for named executive officers will consist of performance-based components. The policy defines performance-based compensation as including annual cash bonus, stock options and performance stock units. This policy also incorporates the Company’s commitment that at least 50% of the “full-value stock awards” made to senior executives of the Company will be performance-based, such that achievement of performance measures will determine the size and/or vesting of the awards. “Full-value stock awards” are equity-based awards other than stock options or stock appreciation rights and include awards such as restricted stock, restricted stock units, performance stock units and other stock-based awards.

Equity Dilution Policy

The Company regularly analyzes its equity programs both in the context of a total compensation competitive review as well as in determining whether dilution rates are in line with those of peer companies. The objective is to deliver competitive compensation levels while also maintaining manageable rates of dilution. The policy on equity dilution, which the Committee approved in 2007, addresses how the Company determines the appropriate level of equity dilution within the context of its stockholder-approved equity plans and outlines the ways it intends to monitor potential equity dilution and annual share usage rate (i.e., run rate). This policy establishes general guidelines for monitoring and managing equity dilution; however, the Committee maintains the authority with respect to the administration of the Company’s equity-based compensation plans and decisions regarding awards to executive officers and other employees.

The policy on equity dilution currently sets annual run rate guidelines consistent with the Time Warner Inc. 2006 Stock Incentive Plan, which caps the maximum annual run rate at 1.5% of the total outstanding Common Stock at December 31 of the preceding year. Within the annual run rate cap, the Committee determines the amount and mix of equity awards to be granted in any single year, based on a number of factors, including the goals of (i) rewarding employees for their performance, (ii) providing compensation at competitive levels in order to attract and retain employees, (iii) furthering the alignment of employees’ interests with those of stockholders, (iv) adhering to commitments made in employment agreements with senior executives and (v) assessing the number of shares available for future grant. In considering adjustments to the Time Warner Inc. 2006 Stock Incentive Plan that would be permitted and appropriate in connection with the Cable Separation, the Committee determined not to adjust the 1.5% annual limitation.

Stock Ownership and Retention Guidelines

Since January 2003, the Company’s executives have been subject to Board-adopted stock ownership guidelines and stock retention requirements with respect to stock option awards. The Committee believes that these standards help to further assure the alignment of executive compensation with the interests of stockholders. The stock ownership guidelines are expressed as a multiple of salary, with the Chairman and Chief Executive Officer, the Executive Vice Presidents and Division CEOs being required to hold Time Warner Common Stock with a value equal to at least 5 times, 2 times and 3 times their respective salaries by no later than January 2008 (or 5 years following election to the applicable position, if later). The Committee reviews the Common Stock held by each executive officer and the Division CEOs annually to determine whether the executives have met their required ownership levels or are making progress toward compliance. Shares held directly by the individual, interests in the Time Warner Inc. Stock Fund in the qualified savings plan and the nonqualified deferred compensation plan, shares held in individual retirement accounts and unvested shares of restricted stock and restricted stock units are included in determining the number of shares of Common Stock held by the individuals. As of February 2009, even with the decline in the Company’s stock price, all of the named executive officers had reached or were close to their required stock ownership levels.

Pursuant to the Company’s stock retention guidelines, beginning with the stock options awarded in 2003, the executive officers must retain for at least twelve months after exercise shares of Common Stock representing at least 75% of the after-tax gain that the executive realizes upon the exercise, after paying the exercise price (assuming a 50% tax rate for purposes of the calculation). The Committee believes this policy promotes a focus on longer-term goals by the executives and helps align the interests of the executives with the stockholders by having the executives remain a stockholder for a significant period of time after exercising the stock options.

Recovery of Previously Paid Executive Compensation

In February 2007, the Board of Directors adopted a policy regarding the recovery of executive compensation under certain circumstances. This policy reinforces the Company’s commitment to the Standards of Business Conduct, which each employee is expected to follow, and furthers the concept of performance-based compensation as part of the compensation philosophy. Under the policy, if the Board of Directors determines that an executive officer or a Division CEO intentionally caused a material financial misstatement, which resulted in artificially inflated executive compensation, the Board will determine the appropriate actions to remedy the misconduct and prevent its recurrence and any actions with respect to the executive. The Board may consider a number of factors in determining whether to seek to recover compensation paid to an executive, including the nature of the underlying misconduct and the role of the executive, the amount of excess compensation paid as a result of the material misstatement, the risks, costs and benefits associated with pursuing the recovery of the compensation, and other actions the Company or third parties may have taken with respect to the executive who caused the misstatement. The Board also may seek recommendations from the Committee and/or the Audit and Finance Committee of the Board and may retain outside advisors to assist in the determination.

The Committee also adopted a new policy in February 2006 under which, as a factor in determining the annual compensation for each of the Company’s senior executives, the Committee will consider the Company’s efforts to strengthen its compliance and ethics program and to enhance its system of internal control over financial reporting. This policy was adopted in conjunction with a settlement reached in shareholder derivative actions against the Company.

Section 162(m) Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-performance-based compensation over $1 million paid for any fiscal year to each of the individuals who were, at the end of the fiscal year, the corporation’s chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer).

Base Salary.    The Company believes that the base salaries paid to the individual executive officers covered by Section 162(m) for 2008 will be deductible by the Company, except for $750,000 of Mr. Bewkes’ 2008 salary and $500,000 of Mr. Parsons’ 2008 salary that exceed the $1 million limit.

Annual Cash Bonus.    The Company believes that the bonuses paid to the individual executive officers covered by Section 162(m) for 2008 will be deductible by the Company.

Stock-Based Awards.    The Company has adopted a general policy of awarding stock options to its executive officers only pursuant to plans that the Company believes satisfy the requirements of Section 162(m). However, individuals who are promoted to executive officer positions may hold stock options that were granted prior to their promotion pursuant to plans that do not satisfy the requirements of Section 162(m) because the plan was not approved by the Company’s stockholders. All of the Company’s stock option plans under which awards are currently made have been approved by the Company’s stockholders. As indicated earlier in this CD&A, the Committee approved the terms of and awarded the first performance stock units beginning in 2007. The Company expects that compensation realized from such performance stock unit awards will be deductible by the Company, although deductibility was not the primary motivation for the Committee to increase the amount of performance-based equity awarded to executives. Restricted stock and restricted stock units that the Company has granted to date are not considered “performance-based” compensation under Section 162(m), so compensation realized by the individual executive officers covered by Section 162(m) from the vesting of such restricted stock or restricted stock units will not be deductible by the Company. If the stockholders approve the Annual Incentive Plan and the Company awards restricted stock units under the Annual Incentive Plan, such restricted stock units would be considered “performance-based” compensation under Section 162(m).

Other Annual Compensation.    Any other annual compensation paid or imputed to the individual executive officers covered by Section 162(m) (including the value of personal benefits provided to executive officers) that causes non-performance-based compensation to exceed the $1 million limit will not be deductible by the Company.

The deductibility of some types of compensation payments can depend on the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the Committee’s control also can affect deductibility of compensation. For these and other reasons, the Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m).

New Annual Incentive Plan.    In connection with the planned separation of Time Warner Cable Inc. from the Company, in early 2009 the Committee determined that the formula for calculating the annual bonus pool under the Annual Bonus Plan likely would result in no tax deductible bonus pool for 2009. Accordingly, in February 2009, the Board of Directors adopted, subject to stockholder approval at the 2009 Annual Meeting of Stockholders, a new incentive plan, the Annual Incentive Plan, which uses a performance measure based on the achievement of positive net income.

The Annual Incentive Plan, which is described in detail under “Company Proposals – Proposal Three: Proposal to Approve the Time Warner Inc. Annual Incentive Plan for Executive Officers,” is designed to allow the Company to pay annual cash bonuses to certain executive officers and that qualify as performance-based compensation that is deductible by the Company for income tax purposes under Section 162(m) of the Internal Revenue Code. If the Annual Incentive Plan is approved by stockholders, at the outset of each year, the Committee will approve the executives who will participate in the Annual Incentive Plan. The Annual Incentive Plan provides that the annual tax deductible maximum bonus that can be paid to each participant pursuant to the plan is the lower of 1.5% of the Company’s Adjusted Net Income for such year and $20 million. The maximum bonuses that can be paid under the Annual Incentive Plan and be deducted are expected to be substantially above the target bonuses for executives. After the end of a year, when the Committee evaluates the executives’ performance and determines the actual bonuses to be paid, the Committee exercises its “negative discretion” to reduce the bonuses from the maximum bonuses that could be paid under the Annual Incentive Plan.

Adjustments to Equity Awards in Connection with the Separation and Reverse Stock Split

In connection with the separation of Time Warner Cable Inc. from the Company on March 12, 2009 (also referred to as the Cable Separation in this Proxy Statement) and as pro-

vided for in the Company’s equity plans, outstanding equity awards granted to employees and directors of the Company, including the named executive officers, were adjusted to reflect the impact of the distribution of the shares of Time Warner Cable Inc. previously held by the Company as a pro rata dividend to its stockholders. Specifically, the number of stock options, restricted stock, restricted stock units and target performance stock units outstanding at the time of the Cable Separation and the exercise prices of such stock options were adjusted to maintain the fair value of those awards. In addition, the outstanding equity awards were also adjusted to reflect the one-for-three reverse stock split of Time Warner’s Common Stock that was effected on March 27, 2009. Throughout this Proxy Statement, amounts with respect to outstanding equity awards and shares of Common Stock are presented on a post-Cable Separation and post-reverse stock split basis.

In addition to adjustments to outstanding equity awards, adjustments to certain provisions in the equity plans were approved to reflect the impact of the Cable Separation and the reverse stock split. For example, the maximum number of shares that can be issued from a plan was increased to reflect the adjustments due to the Cable Separation and also proportionately reduced to reflect the reverse stock split. Similarly, the maximum number of shares underlying awards and the maximum number of shares of restricted stock or other stock-based awards payable in shares of stock that can be granted to an individual in a calendar year, the number of options granted to non-employee directors in connection with election to the Board, and the maximum number of stock-based awards such as restricted stock, restricted stock units and performance stock units that can be granted under a plan were adjusted both for the impact of the Cable Separation and the reverse stock split. The Committee and Board chose not to adjust the annual cap on the number of awards that can be made under the Time Warner Inc. 2006 Stock Incentive Plan, which will remain at 1.5% of the total outstanding Common Stock at December 31 of the prior year (as adjusted for the reverse stock split), to reflect the impact of the Cable Separation.

Peer Group for Executive Chairman at Fortune 500 Companies

Freeport-McMoRan Copper & Gold, Inc.

Virgin Media Inc.

JP Morgan Chase & Co.

Viacom Inc./CBS Corporation

Sprint Nextel Corporation

Starbucks Corporation

PepsiCo, Inc.

D.R. Horton, Inc.

Cablevision Systems Corporation

Aon Corporation

Clear Channel Communications, Inc.

Illinois Tool Works Inc.

Pulte Homes, Inc.

Tyson Foods, Inc.

Consolidated Edison, Inc.

ACE Limited

Apache Corporation

Texas Instruments Incorporated

Bed Bath & Beyond Inc.

Union Pacific Corporation

The Timken Company

Loews Corporation

Intel Corporation

Great Atlantic & Pacific Tea Company, Inc.

NVR, Inc.

Pilgrim’s Pride Corporation

Jones Apparel Group, Inc.

Lennar Corporation

Affiliated Computer Services, Inc.

Costco Wholesale Corporation

*	Represents a sample of 30 Fortune 500 companies with the role of Executive Chairman.

Peer Group Companies with More than $20 Billion in Annual Revenues♦

Abbott Laboratories

Accenture Ltd*

Aetna Inc.

American Express Company**

American International Group, Inc.**

AmerisourceBergen Corporation**

Alcoa Inc.

The Allstate Corporation

Altria Group, Inc.

Apple Inc.*

Archer-Daniels-Midland Company*

AT&T Inc.

Bank of America Corporation

Best Buy Co., Inc.

The Boeing Company

BP p.l.c.**

Bunge Limited

Cardinal Health, Inc.

Caterpillar Inc.

Cellco Partnership (doing business as Verizon Wireless)

Chevron Corporation

Cisco Systems, Inc.

Citigroup Inc.

The Coca-Cola Company

Coca-Cola Enterprises Inc.*

Constellation Energy Group, Inc.*

ConocoPhillips

Countrywide Financial Corporation**

Dell Inc.

Delphi Corporation**

The Dow Chemical Company

E.I. du Pont de Nemours and Company

Electronic Data Systems Corp.

Emerson Electric Co.

Exxon Mobil Corporation

Federal National Mortgage Association**

FedEx Corporation

Ford Motor Company

Federal Home Loan Mortgage Corporation**

General Dynamics Corporation

General Electric Company

General Motors Corporation

GlaxoSmithKline plc**

The Goodyear Tire & Rubber Company**

The Hartford Financial Services Group, Inc.

Hess Corporation

Hewlett-Packard Company

The Home Depot, Inc.

Honeywell International Inc.

Humana Inc.

Intel Corporation

International Business Machines Corporation

International Paper Company

Johnson Controls, Inc.

Johnson & Johnson

Kraft Foods Inc.

Lockheed Martin Corporation

Lyondell Chemical Company**

Macy’s, Inc.**

Manpower Inc.*

Marathon Oil Corporation

McDonald’s Corporation

McKesson Corporation

Medco Health Solutions, Inc.

Merck & Co., Inc.

MetLife, Inc.

Microsoft Corporation

Motorola, Inc.

Northrop Grumman Corporation

PepsiCo, Inc.

Pfizer Inc.

The Procter & Gamble Company

Prudential Financial, Inc.

Raytheon Company

Schlumberger N.V. (Schlumberger Limited)*

Sears Holdings Corporation**

Sprint Nextel Corporation

Sunoco, Inc.

Supervalu Inc.*

Target Corporation

Tesoro Corporation*

3M Company

The Travelers Companies, Inc.

UAL Corporation*

UnitedHealth Group Incorporated

United Parcel Service, Inc.

United Technologies Corporation

U.S. Bancorp*

Valero Energy Corporation

Verizon Communications Inc.

Wachovia Corporation

The Walt Disney Company

Washington Mutual, Inc.**

WellPoint, Inc.

Wells Fargo & Company

Weyerhaeuser Company**

Wyeth

♦	Changes in the peer group composition from time to time are solely the result of changes in year-to-year survey participation, changes in company size and business transactions.

*	Indicates the companies that were added to the peer group used by the Committee in January 2009 in connection with its determination of the 2008 bonus awards for the Company’s executive officers, but were not included in the peer group used by the Committee in January 2008 in connection with its determination of equity award targets and bonus targets for 2008 for the Company’s executive officers.

**	Indicates the companies that were included in the peer group used by the Committee in January 2008 in connection with its determination of equity awards and bonus targets for 2008 for the Company’s executive officers, but were no longer included in the peer group used by the Committee in January 2009.

Compensation and Human Development Committee Report

The Compensation and Human Development Committee of the Board of Directors (the “Compensation Committee”) has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

Frank J. Caufield

Mathias Döpfner

Michael A. Miles (Chair)

Deborah C. Wright

Summary Compensation Table

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2008

The following table presents information concerning total compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers who served in such capacities on December 31, 2008 (collectively, the “named executive officers”). For information regarding salary, non-equity incentive plan compensation and other components of the named executive officers’ total compensation, see “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary	Bonus	Stock Awards (4)	Option Awards (5)	Non-Equity Incentive Plan Compensation (6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (7)	All Other Compensation (8)	Total
Jeffrey L. Bewkes(1)	2008	$1,750,000	—	$2,144,458	$8,090,775	$7,600,000	$161,600	$103,517	$19,850,350
Chairman of the Board and Chief Executive Officer	2007	1,250,000	—	7,334,999	3,901,566	7,000,000	—	87,593	19,574,158
	2006	1,250,000	—	6,323,561	3,284,126	7,500,000	219,800	78,028	18,655,515

John K. Martin, Jr.(2)	2008	$1,000,000	—	$797,621	$425,066	$2,150,000	$36,200	$31,493	$4,440,380
Executive Vice President and Chief Financial Officer

Richard D. Parsons(3)	2008	$1,500,000	—	$2,962,271	$1,741,772	$2,600,000	$107,080	$1,488,689	$10,399,812
Former Chairman of the Board	2007	1,500,000	—	4,930,687	4,115,459	7,500,000	85,140	509,717	18,641,003
	2006	1,500,000	—	5,641,668	6,265,161	8,500,000	145,350	427,174	22,479,353

Paul T. Cappuccio	2008	$1,000,000	—	$2,102,914	$521,257	$2,050,000	$24,540	$13,664	$5,712,375
Executive Vice President and General Counsel	2007	1,000,000	—	2,002,267	501,677	2,600,000	27,490	13,464	6,144,898
	2006	1,000,000	—	879,691	583,378	2,750,000	25,590	20,684	5,259,343

Patricia Fili-Krushel	2008	$850,000	—	$1,107,587	$897,401	$1,750,000	$49,010	$76,547	$4,730,545
Executive Vice President, Administration	2007	750,000	—	720,536	571,452	2,000,000	42,560	74,807	4,159,355
	2006	750,000	—	478,609	523,405	2,050,000	41,740	36,093	3,879,847

(1)	On January 1, 2009, Mr. Bewkes became Chairman of the Board of the Company and continues to serve as Chief Executive Officer, having served as President and Chief Executive Officer of the Company from January 1, 2008 through December 31, 2008 and as President and Chief Operating Officer from January 1, 2006 through December 31, 2007.

(2)	On January 1, 2008, Mr. Martin became Chief Financial Officer of the Company. Mr. Martin previously served as Executive Vice President and Chief Financial Officer of Time Warner Cable Inc. from August 1, 2005 through December 31, 2007, and participated in the Time Warner Cable Pension Plan and the Time Warner Cable Excess Benefit Pension Plan, which is reflected in the table above.

(3)	Mr. Parsons retired from the position of Chairman of the Board of the Company, effective at the end of December 31, 2008, having served in that position since May 16, 2003. Mr. Parsons also served as Chief Executive Officer of the Company from May 16, 2002 through December 31, 2007.

(4)

The amounts set forth in the Stock Awards column represent the compensation expense related to restricted stock, restricted stock unit and performance stock unit awards recognized by the Company for financial statement reporting pur-

poses in 2008, as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. The compensation expense may include expense associated with stock awards granted during and prior to 2008. For stock awards granted to retirement-eligible named executive officers subsequent to the Company’s adoption of FAS 123R on January 1, 2006, the total amount of compensation expense is recognized on the grant date. This approach for determining the Company’s compensation expense does not affect the vesting period or other terms applicable to the stock awards.

The fair value of the restricted stock and restricted stock unit awards represents the average of the high and low sale prices of the Common Stock on the NYSE on the date of grant. The amounts for the performance stock units (PSUs) were determined using a Monte Carlo analysis to estimate the total stockholder return ranking of the Company among the S&P 500 Index companies on the date of grant over the performance period. For additional information about the assumptions used in these calculations, see Notes 12, 10 and 10 to the audited consolidated financial statements of the Company included in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2006, 2007 and 2008, respectively.

(5)	The amounts set forth in the Option Awards column represent the compensation expense related to option awards recognized by the Company for financial statement reporting purposes in 2008, as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. The compensation expense may include expense associated with option awards granted during and prior to 2008. For option awards granted to retirement-eligible named executive officers subsequent to the Company’s adoption of FAS 123R on January 1, 2006, the total amount of compensation expense is recognized on the grant date. This approach for determining the Company’s compensation expense does not affect the vesting period or other terms applicable to the option awards.

Differences in the amounts recognized among the executive officers are due to differences in the number of outstanding awards among the executive officers and the retirement-eligibility of certain executive officers. For example, the amounts with respect to stock options awarded on March 7, 2008 for the named executive officers other than Messrs. Parsons and Bewkes were calculated using the Black-Scholes option pricing model, based on the following assumptions: an expected volatility of 28.7%; an expected term to exercise of 5.72 years from the date of grant; a risk-free interest rate of 3.1%; and a dividend yield of 1.7%. Because the retirement provisions of these awards applied to the awards granted to Messrs. Parsons and Bewkes on the date of grant, the following different assumptions were used to determine their 2008 grant valuations: an implied volatility of 28.9%; an expected term to exercise of 6.9 years from the date of grant; a risk-free interest rate of 3.4% and a dividend yield of 1.7%. For information about the assumptions used in calculating the amounts set forth in the Option Awards column (which relate to stock options granted in 2008 as well as prior to 2008), see Notes 12, 12 and 10 to the audited consolidated financial statements of the Company included in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2006, 2007 and 2008, respectively. The discussion in each of the foregoing notes to the Company’s audited financial statements reflects weighted-average assumptions on a combined basis for both retirement-eligible and non-retirement eligible employees and non-employee directors.

The actual value, if any, that may be realized by an executive officer from any option will depend on the extent to which the market value of the Common Stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by an executive officer will be at or near the value estimated above. These amounts should not be used to predict stock performance. None of the stock options was awarded with tandem stock appreciation rights.

(6)

The amounts set forth in the Non-Equity Incentive Plan Compensation column for 2008 represent amounts paid pursuant to the Amended and Restated Time Warner Inc. Annual Bonus Plan for Executive Officers (the “Annual Bonus Plan”), which is a performance-based plan that was last approved by the Company’s stockholders in 2008 and is intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended. The maximum bonuses payable to the executives subject to Section 162(m) that can be deducted for income tax purposes were calculated using a formula set forth in the Annual Bonus Plan that is based on the percentage by which the Company’s 2008 combined operating income (loss) before depreciation, amortization and impairment charges (“EBITDA”), as defined and calculated pursuant to the

Annual Bonus Plan, exceeded the Company’s average EBITDA for the preceding three years. The bonus amounts paid to the executives were based on the Compensation Committee’s determination that the Company and its executives met or exceeded the financial and individual goals that were established for 2008. For additional information regarding the Compensation Committee’s determinations with respect to the bonus payments, see “Compensation Discussion and Analysis — 2008 Annual Bonuses.”

(7)	The amounts set forth in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for 2008 represent the aggregate change during 2008 in the actuarial present value of each named executive officer’s accumulated pension benefits under the Time Warner Pension Plan and the Time Warner Excess Benefit Pension Plan, to the extent the named executive officer participates. In the case of Mr. Martin, the amount also relates to the change during 2008 in the actuarial present value of Mr. Martin’s benefits under the Time Warner Cable Pension Plan and Time Warner Cable Excess Benefit Pension Plan, as Time Warner Cable Inc. was a subsidiary of the Company during 2008. In the case of Mr. Parsons, the amounts also relate to the change during 2008 in the actuarial present value of Mr. Parsons’ supplemental benefit under the terms of his employment agreement.

(8)	The amounts shown in the All Other Compensation column for 2008 include the following:

(a)	Pursuant to the Time Warner Savings Plan (a defined contribution plan available generally to employees of the Company), for the 2008 plan year, each of the named executive officers deferred a portion of his or her annual compensation and Time Warner contributed $9,200 as a matching contribution on the amount deferred by each executive officer.

(b)	The Company maintains a program of life and disability insurance generally available to all salaried employees on the same basis. This group term life insurance coverage was reduced to $50,000 for each of Messrs. Bewkes, Martin, Parsons and Cappuccio and Ms. Fili-Krushel, who were each given a cash payment pursuant to the terms of their employment agreements to cover the cost of specified coverage under a voluntary group program available to employees generally. The named executive officers who received cash payments in excess of $10,000 for this benefit during 2008 were: Mr. Bewkes ($10,847) and Ms. Fili-Krushel ($10,008). The Company also maintains split-dollar life insurance policies on the lives of Messrs. Bewkes and Parsons. Starting in 2003, the Company discontinued payment of the premiums on these split-dollar life insurance policies. Instead, the premium is satisfied from the accreting value of the policy and/or a loan by the insurance company. Pursuant to tax rules, the Company imputed income of less than $10,000 for amounts allocated to the term portion of the split-dollar coverage for each of Messrs. Bewkes and Parsons. It is anticipated that the Company will recover the net after-tax cost of the premiums paid by it in the past on these policies or the cash surrender value thereof. For a description of life insurance coverage for certain executive officers provided pursuant to the terms of their employment agreements, see “Employment Agreements.”

(c)	The amount for Mr. Parsons includes $801,000 for amounts payable to Mr. Parsons in connection with his retirement from the position of Chairman of the Board of the Company, effective at the end of December 31, 2008. This amount consists of the cost of providing Mr. Parsons with office space and secretarial services from January 1, 2009 through December 31, 2009 ($776,000) and the Company’s reimbursement or payment of fees for 3 months of financial services ($25,000) following his retirement.

(d)

The amounts of personal benefits shown in this column for 2008 consist of the aggregate incremental cost to the Company for the following items: (i) with respect to Mr. Bewkes, transportation-related benefits ($66,906) and the Company’s reimbursement or payment of fees for financial services; (ii) with respect to Mr. Martin, transportation-related benefits ($15,807), reimbursement or payment of fees for financial services and representative samples of the Company’s products (such as DVDs); (iii) with respect to Mr. Parsons, transportation-related benefits ($556,354), the Company’s reimbursement or payment of fees for financial services ($100,000), personal use of Company facilities, club memberships, dining service benefits, and monitoring services in connection with a residential alarm system at Mr. Parsons’ residence, which was installed previously in connection with the

Company’s security program; and (iv) with respect to Ms. Fili-Krushel, the Company’s reimbursement or payment of fees for financial services ($45,539), transportation-related benefits, dining service benefits, and representative samples of the Company’s products (such as DVDs).

Dining service benefits consist of the incremental cost to the Company of providing in-office meals to the named executive officers based on the cost of food. Transportation-related benefits consist of the incremental cost to the Company of personal use of (a) aircraft owned (based on fuel, landing, repositioning and catering costs and crew travel expenses) or leased (based on hourly fees) by the Company and (b) Company-provided car and specially-trained drivers for Messrs. Bewkes and Parsons and commercial car services for Ms. Fili-Krushel and Mr. Martin (in each case, based on the portion of the usage that was personal).

For security reasons, Messrs. Bewkes and Parsons were each provided with a car and driver during 2008 and each were encouraged to use Company aircraft for business and personal use. Other executive officers were eligible to use a private car service, Company aircraft for business use and, in limited circumstances and subject to the controls in the Company’s travel policies, to make personal use of Company aircraft. Personal use of corporate aircraft by executives other than Messrs. Bewkes and Parsons was permitted when there was available space on a flight scheduled for a business purpose, in the event of a medical or family emergency or with the approval of Mr. Bewkes.

The “Compensation Discussion and Analysis” above discusses the amounts of 2008 salary and non-equity incentive plan compensation levels for the named executive officers relative to their total cash and equity-based compensation. For a description of the material terms of each named executive officer’s employment agreement, please see “Compensation – Employment Agreements” below.

Grants of Plan-Based Awards

The following table presents information with respect to each award of plan-based compensation to each named executive officer in 2008. All share-based amounts and exercise prices have been adjusted to reflect the adjustments in connection with the Cable Separation and the Reverse Stock Split.

GRANTS OF PLAN-BASED AWARDS DURING 2008

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (4)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Jeffrey L. Bewkes	N/A	N/A	—	$8,500,000	—
	1/1/2008	11/5/2007				56,053	112,107	224,214				$5,292,500
	3/7/2008	1/30/2008								672,646	$33.27	$6,710,250

John K. Martin, Jr.	N/A	N/A	—	$2,000,000	—
	1/2/2008	11/5/2007							29,511			$1,079,942
	1/2/2008	11/5/2007								36,458	$36.59	$360,639
	3/7/2008	2/20/2008				12,982	25,964	51,928				$951,876
	3/7/2008	2/20/2008							25,964			$863,868
	3/7/2008	2/20/2008								107,400	$33.27	$965,927

Richard D. Parsons	N/A	N/A	—	$2,900,000	—
	3/7/2008	1/30/2008							47,757			$1,588,980
	3/7/2008	1/30/2008								143,229	$33.27	$1,428,836

Paul T. Cappuccio	N/A	N/A	—	$2,000,000	—
	3/7/2008	2/20/2008				7,780	15,560	31,120				$570,468
	3/7/2008	2/20/2008							15,560			$517,724
	3/7/2008	2/20/2008								64,440	$33.27	$579,556

Patricia Fili-Krushel	N/A	N/A	—	$1,700,000	—
	3/7/2008	2/20/2008				5,852	11,704	23,408				$429,084
	3/7/2008	2/20/2008							11,704			$389,412
	3/7/2008	2/20/2008								48,341	$33.27	$434,768

(1)	Reflects the target payout amounts of non-equity incentive plan awards payable under the Annual Bonus Plan for service in 2008. The target payout amount for each named executive officer reflects the target amount set forth in the named executive officer’s employment agreement or as subsequently adjusted by the Compensation Committee. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the non-equity incentive plan awards actually earned by the named executive officers in 2008 and paid out in early 2009. The Compensation Committee has established a criteria to assist it in determining the non-equity incentive plan awards for each of the named executive officers and the Annual Bonus Plan includes a formula for the purpose of calculating the maximum bonus amounts that can be paid to executives who are subject to Section 162(m) of the Internal Revenue Code and deducted for income tax purposes. However, there are no threshold payout amounts specified under the Company’s non-equity incentive plans and, because the Compensation Committee can, in its discretion, choose to pay amounts outside of the Annual Bonus Plan, which are greater than what is deductible for tax purposes, there also are no maximum payout amounts. See “Compensation Discussion and Analysis — 2008 Annual Bonuses.”

(2)	Reflects the number of shares of Common Stock that may be earned upon vesting of performance stock units granted in 2008, assuming the achievement of threshold, target and maximum performance levels at the end of the applicable performance period. Mr. Parsons did not receive any grants of performance stock units in 2008.

(3)	Reflects awards of restricted stock units. Mr. Bewkes did not receive any grants of restricted stock units in 2008.

(4)	The exercise price for the awards of stock options under the Time Warner Inc. 2003 Stock Incentive Plan was determined based on the average of the high and low sale prices of the Common Stock on the NYSE on the date of grant, as adjusted for the Cable Separation and the Reverse Stock Split.

(5)	The grant date fair value of each performance stock unit award was determined assuming the achievement of the target level of performance.

See “Compensation Discussion and Analysis — 2008 Annual Bonuses” for a description of the material terms of the non-equity incentive plan awards under the Annual Bonus Plan.

The awards in 2008 of options to purchase Common Stock and of restricted stock units were made under the Time Warner Inc. 2003 Stock Incentive Plan. The equity incentive plan awards in 2008 consisted of performance stock units, which were made under the Time Warner Inc. 2006 Stock Incentive Plan. See “Potential Payments Upon Termination or Change in Control” for a description of the treatment of the equity awards granted to the named executive officers in connection with a termination of their employment or a change in control of the Company.

•

The stock options granted in 2008 become exercisable, or vest, in installments of 25% over a four-year period, assuming continued employment, and expire ten years from the grant date. The stock options are subject to accelerated vesting upon the occurrence of certain events such as retirement, death or disability. The exercise price of the stock options cannot be less than the fair market value of the Common Stock on the date of grant. In addition, holders of the stock options do not receive dividends or dividend equivalents or have any voting rights with respect to the shares of Common Stock underlying the stock options.

•

The awards of restricted stock units granted in 2008 vest in equal installments on each of the third and fourth anniversaries of the date of grant, assuming continued employment and subject to accelerated vesting upon the occurrence of certain events such as retirement, death or disability. Holders of the restricted stock units are entitled to receive dividend equivalents on unvested restricted stock units, if and when regular cash dividends are paid on outstanding shares of Common Stock and at the same rate. The awards of restricted stock units confer no voting rights on holders and are subject to restrictions on transfer and forfeiture prior to vesting.

•

Except with respect to the performance stock units granted to Mr. Bewkes on January 1, 2008 (the “Upfront PSUs”), the awards of performance stock units granted in 2008 vest on the third anniversary of the date of grant, assuming continued employment and the achievement of specified performance criteria. The performance stock units (other than the Upfront PSUs) have a performance measure of total stockholder return (“TSR”) of the Common Stock relative to the common stock of the companies in the S&P 500 Index over a three-year period beginning on January 1, 2008. The Upfront PSUs granted to Mr. Bewkes vest on February 15, 2013, assuming specified performance criteria are met, and the TSR performance measure covers a five-year period beginning on January 1, 2008. The number of Upfront PSUs that will vest will be determined following the end of the performance period based on the highest TSR of the Common Stock for the three periods beginning January 1, 2008 and ending December 31, 2010, December 31, 2011 and December 31, 2012, respectively, relative to the TSR of the common stock of the companies in the S&P 500 Index for the same periods. In the case of the Upfront

PSUs and the other performance stock units granted in 2008, the performance stock units will be paid out in shares of Common Stock in amounts ranging from 0% to 200% of the target amounts awarded to the holders, based on the performance achieved, with no payout if the relative TSR is below the 25th percentile of the comparison group and at 200% of the target amount if the relative TSR is at the 100th percentile of the comparison group. Holders of the performance stock units do not receive any dividend equivalent payments to reflect any regular cash dividends on the Common Stock. With respect to any special dividends or distributions, the Board of Directors may determine whether holders of the performance stock units will participate in any such special dividends or distributions. The performance stock units confer no voting rights on holders. See “Compensation Discussion and Analysis” above for a description of the new performance measure, growth in Adjusted Earnings Per Share, as a second performance measure for grants of performance stock units beginning in 2009.

Outstanding Equity Awards

All share-based amounts and exercise prices below have been adjusted to reflect the Cable Separation and the Reverse Stock Split.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option Awards(1)					Stock Awards
Name	Date of Option Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Jeffrey L. Bewkes						173,407	$3,890,202	158,833	$3,563,252
	3/17/1999	134,530	—	$102.80	3/16/2009
	3/15/2000	168,162	—	$128.87	3/14/2010
	1/18/2001	448,431	—	$109.18	1/17/2011
	2/27/2001	560,539	—	$101.04	2/26/2011
	2/15/2002	224,216	—	$59.43	2/14/2012
	7/18/2002	67,265	—	$27.79	7/17/2012
	2/14/2003	201,794	—	$23.01	2/13/2013
	2/13/2004	190,583	—	$38.53	2/12/2014
	2/18/2005	176,570	58,857	$40.07	2/17/2015
	3/3/2006	134,530	134,529	$38.80	3/2/2016
	3/2/2007	51,021	153,060	$44.53	3/1/2017
	12/17/2007	106,503	319,506	$37.20	12/16/2017
	3/7/2008	—	672,646	$33.27	3/6/2018

John K. Martin, Jr.						64,298	$1,442,473	25,964	$582,474
	2/5/2002	31,391	—	$54.37	2/4/2012
	2/14/2003	13,453	—	$23.01	2/13/2013
	2/13/2004	29,148	—	$38.53	2/12/2014
	2/18/2005	16,480	5,494	$40.07	2/17/2015
	3/3/2006	16,010	16,008	$38.80	3/2/2016
	6/21/2006	6,728	6,725	$38.42	6/20/2016
	1/2/2008	__	36,458	$36.59	1/1/2018
	3/7/2008	—	107,400	$33.27	3/6/2018

Richard D. Parsons(5)						240,178	$5,388,136	58,161	$1,304,782
	3/17/1999	84,081	—	$102.80	3/16/2009
	3/17/1999	42,041	—	$128.51	3/16/2009
	3/17/1999	42,041	—	$154.23	3/16/2009
	3/15/2000	117,714	—	$128.87	3/14/2010
	3/15/2000	58,857	—	$161.10	3/14/2010
	3/15/2000	58,857	—	$193.32	3/14/2010
	1/18/2001	784,754	—	$109.18	1/17/2011

	Option Awards(1)					Stock Awards
Name	Date of Option Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
	1/18/2001	392,377	—	$136.48	1/17/2011
	1/18/2001	392,377	—	$163.77	1/17/2011
	5/16/2002	134,530	—	$42.10	5/15/2012
	2/14/2003	224,216	—	$23.01	2/13/2013
	2/13/2004	224,216	—	$38.53	2/12/2014
	2/18/2005	218,610	72,870	$40.07	2/17/2015
	3/3/2006	192,826	192,825	$38.80	3/2/2016
	3/2/2007	63,521	190,560	$44.53	3/1/2017
	3/7/2008	—	143,229	$33.27	3/6/2018
Paul T. Cappuccio						166,994	$3,746,344	27,129	$608,630
	8/6/1999	336,323	—	$94.64	8/6/2009
	9/1/2000	336,323	—	$127.96	9/1/2010
	1/18/2001	358,745	—	$109.18	1/17/2011
	2/15/2002	134,530	—	$59.43	2/14/2012
	2/14/2003	62,781	—	$23.01	2/13/2013
	2/13/2004	44,844	—	$38.53	2/12/2014
	2/18/2005	52,130	17,377	$40.07	2/17/2015
	3/3/2006	38,230	38,228	$38.80	3/2/2016
	3/2/2007	12,635	37,904	$44.53	3/1/2017
	3/7/2008	—	64,440	$33.27	3/6/2018
Patricia Fili-Krushel						41,119	$922,502	20,313	$455,718
	7/19/2001	179,373	—	$97.52	7/18/2011
	2/15/2002	134,530	—	$59.43	2/14/2012
	2/14/2003	47,086	—	$23.01	2/13/2013
	2/13/2004	44,844	—	$38.53	2/12/2014
	2/18/2005	38,677	12,893	$40.07	2/17/2015
	3/3/2006	28,364	28,363	$38.80	3/2/2016
	3/2/2007	9,406	28,218	$44.53	3/1/2017
	3/7/2008	—	48,341	$33.27	3/6/2018

(1)

The dates of grant of each named executive officer’s stock options outstanding as of December 31, 2008 are set forth in the table, and the vesting dates for each award can be determined based on the vesting schedules described in this footnote. Except as noted below, the awards of stock options become exercisable in installments of 25% on each of the first four anniversaries of the date of grant, assuming continued employment and subject to accelerated vesting upon the occurrence of certain events. Stock options granted on March 17, 1999 and March 15, 2000 each had a vesting schedule that provided for vesting in installments of one-third on each of the first three anniversaries of the date of grant, except that (i) to the extent not already vested, all stock options awarded to Messrs. Bewkes and Parsons prior to 2000 became immediately exercisable in full upon the approval by Historic TW’s Board of

Directors on January 9, 2000 of the AOL-Historic TW Merger and (ii) all stock options awarded to Mr. Cappuccio prior to 2000 became immediately exercisable on January 11, 2002, the first anniversary of the date of the AOL-Historic TW Merger.

(2)	This column presents the number of shares of Common Stock represented by unvested restricted stock unit awards at December 31, 2008. The awards of restricted stock units vest equally on each of the third and fourth anniversaries of the date of grant. The vesting schedules for the awards of restricted stock units assume continued employment and are subject to acceleration upon the occurrence of certain events. The vesting dates for these unvested restricted stock unit awards are as follows:

Name	Number of Shares or Units of Stock That Have Not Vested	Date of Grant	Vesting Dates
Jeffrey L. Bewkes	33,632	2/18/2005	2/18/2009
	89,686	3/3/2006	3/3/2009 and 3/3/2010
	50,089	3/2/2007	3/2/2010 and 3/2/2011
John K. Martin, Jr.	2,877	2/18/2005	2/18/2009
	5,946	3/3/2006	3/3/2009 and 3/3/2010
	29,511	1/2/2008	1/2/2011 and 1/2/2012
	25,964	3/7/2008	3/7/2011 and 3/7/2012
Richard D. Parsons	40,359	2/18/2005	2/18/2009
	89,686	3/3/2006	3/3/2009 and 3/3/2010
	62,376	3/2/2007	3/2/2010 and 3/2/2011
	47,757	3/7/2008	3/7/2011 and 3/7/2012
Paul T. Cappuccio	8,969	2/18/2005	2/18/2009
	17,937	3/3/2006	3/3/2009 and 3/3/2010
	112,107	10/25/2006	10/25/2009 and 10/25/2010
	12,421	3/2/2007	3/2/2010 and 3/2/2011
	15,560	3/7/2008	3/7/2011 and 3/7/2012
Patricia Fili-Krushel	6,726	2/18/2005	2/18/2009
	13,452	3/3/2006	3/3/2009 and 3/3/2010
	9,237	3/2/2007	3/2/2010 and 3/2/2011
	11,704	3/7/2008	3/7/2011 and 3/7/2012

(3)	Calculated using the NYSE closing price of $10.06 per share of Common Stock on December 31, 2008, which was adjusted for the Cable Separation and the Reverse Stock Split.

(4)	This column presents the number of shares of Common Stock that would be issued upon the vesting of performance stock units if the performance period had ended on December 31, 2008 and the target performance level had been achieved. The Company’s actual performance during the year ended December 31, 2008 was above threshold but below the target performance level. The vesting dates for these unvested performance stock unit awards are as follows:

Name	Number of Performance Stock Units That Have Not Vested	Date of Grant	Performance Period	Vesting Dates
Jeffrey L. Bewkes	46,726	3/2/2007	1/1/2007 to 12/31/2009	3/2/2010
	112,107	1/1/2008	1/1/2008 to 12/31/2012	2/15/2013
John K. Martin, Jr.	25,964	3/7/2008	1/1/2008 to 12/31/2010	3/7/2011

Richard D. Parsons	58,161	3/2/2007	1/1/2007 to 12/31/2009	3/2/2010

Paul T. Cappuccio	11,569	3/2/2007	1/1/2007 to 12/31/2009	3/2/2010
	15,560	3/7/2008	1/1/2008 to 12/31/2010	3/7/2011
Patricia Fili-Krushel	8,609	3/2/2007	1/1/2007 to 12/31/2009	3/2/2010
	11,704	3/7/2008	1/1/2008 to 12/31/2010	3/7/2011

(5)	For each grant of stock options to Mr. Parsons in the years 1999 through 2001, one-quarter of the stock options were granted at an exercise price 25% above the fair market value on the date of grant and one-quarter of the stock options were granted at an exercise price 50% above the fair market value on the date of grant. Fair market value was calculated as the average of the high and low sale prices of a share of Common Stock on the NYSE on the date of grant, as adjusted for the Cable Separation and the Reverse Stock Split.

Option Exercises and Stock Vesting

The following table sets forth as to each of the named executive officers information regarding the vesting of restricted stock and restricted stock unit awards during 2008, including: (i) the number of shares of the Company’s Common Stock received from the vesting of awards of restricted stock and restricted stock units during 2008; and (ii) the aggregate dollar value realized upon such vesting on February 13, 2008 and February 18, 2008, which are the vesting dates of the restricted stock and restricted stock unit awards, respectively, reflected in the table. No performance stock units held by the named executive officers vested during 2008. None of the named executive officers exercised any stock options during 2008.

Each number of shares acquired on vesting reflected in the following table has been adjusted to reflect the Reverse Stock Split.

OPTION EXERCISES AND STOCK VESTED DURING 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Jeffrey L. Bewkes	—	—	50,000	$2,484,750
John K. Martin, Jr.	—	—	2,138	$106,506
Richard D. Parsons	—	—	63,333	$3,147,000
Paul T. Cappuccio	—	—	15,000	$745,250
Patricia Fili-Krushel	—	—	9,166	$455,625

(1)	Restricted Stock Awards: The restricted stock awards that vested on February 13, 2008 reflect the vesting of the second 50% installment of the restricted stock awarded on February 13, 2004 to Messrs. Bewkes, Parsons and Cappuccio and Ms. Fili-Krushel. The payment of tax withholdings due upon vesting of the restricted stock (unless an election under Section 83(b) of the Internal Revenue Code was made at the time of the grant) generally may be made in cash or by having full shares of Common Stock withheld from the number of shares delivered to the individual. As a result of shares being withheld for the payment of taxes, the actual number of shares delivered, which occurred prior to the Cable Separation and the Reverse Stock Split, was 45,222 shares (15,074 shares, as adjusted) to Mr. Bewkes, 58,279 shares (19,426 shares, as adjusted) to Mr. Parsons, 15,556 shares (5,185 shares, as adjusted) to Mr. Cappuccio and 7,742 shares (2,580 shares, as adjusted) to Ms. Fili-Krushel.

Restricted Stock Unit Awards: The restricted stock unit awards that vested on February 18, 2008 reflect the vesting of the first 50% installment of the restricted stock units awarded on February 18, 2005. The restricted stock units vest equally on each of the third and fourth anniversaries of the date of grant, subject to acceleration upon the occurrence of certain events, such as death or disability. The payment of tax withholdings due upon vesting of the restricted stock units generally may be made in cash or by having full shares of Common Stock withheld from the number of shares delivered to the individual. As a result of shares being withheld for the payment of taxes, the actual number of shares delivered , which occurred prior to the Cable Separation and the Reverse Stock Split, was 39,150 shares (13,050 shares, as adjusted) to Mr. Bewkes, 4,248 shares (1,416 shares, as adjusted) to Mr. Martin, 46,980 shares (15,660 shares, as adjusted) to Mr. Parsons, 12,440 shares (4,146 shares, as adjusted) to Mr. Cappuccio and 9,330 shares (3,110 shares, as adjusted) to Ms. Fili-Krushel. Each of the named executive officers receives dividend equivalents on unvested awards of restricted stock units if regular cash dividends are paid on the outstanding shares of Common Stock. The awards of restricted stock units confer no voting rights on holders and are subject to restrictions on transfer and forfeiture prior to vesting.

(2)	With respect to the restricted stock awards, the value realized on vesting was calculated using the average of the high and low sale prices of the Common Stock on the NYSE, which was $16.53 per share on the February 13, 2008 vesting date, prior to adjustment for the Reverse Stock Split. With respect to restricted stock unit awards, the value realized on vesting was calculated using $16.60 per share with respect to the February 18, 2008 vesting date, prior to adjustment for the Reverse Stock Split, which is based on an average of: (i) the average of the high and low sale prices of Common Stock on the NYSE on February 15, 2008 (the trading day immediately preceding the vesting date) ($16.51); and (ii) the average of the high and low sale prices of Common Stock on the NYSE on February 19, 2008 (the trading day immediately following the vesting date) ($16.68).

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2008, about the Company’s outstanding equity compensation awards and shares of Common Stock reserved for future issuance under the Company’s equity compensation plans, as adjusted to reflect the Cable Separation and the Reverse Stock Split.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(4)	Weighted-average exercise price of outstanding options, warrants and rights(4)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(5)
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	103,748,598	$49.36	81,436,304
Equity compensation plans not approved by security holders(2)	74,333,607	$78.64	0
Total(3)	178,082,205	$62.45	81,436,304

(1)	Equity compensation plans approved by security holders are the (i) Time Warner Inc. 2006 Stock Incentive Plan, (ii) Time Warner Inc. 2003 Stock Incentive Plan, (iii) Time Warner Inc. 1999 Stock Plan and (iv) Time Warner Inc. 1988 Restricted Stock and Restricted Stock Unit Plan for Non-Employee Directors. The Time Warner Inc. 2006 Stock Incentive Plan and the Time Warner Inc. 2003 Stock Incentive Plan were approved by the Company’s stockholders in May 2006 and May 2003, respectively. The Time Warner Inc, 1999 Stock Plan and the Time Warner Inc. 1988 Restricted Stock and Restricted Stock Unit Plan for Non-Employee Directors were approved in 1999 by the stockholders of AOL and Historic TW, respectively, and were assumed by the Company in connection with the AOL-Historic TW Merger, which was approved by the stockholders of both AOL and Historic TW on June 23, 2000. The Time Warner Inc. 2003 Stock Incentive Plan expired in May 2008. In addition, the Time Warner Inc. Employee Stock Purchase Plan was terminated in 2008.

(2)	Equity compensation plans not approved by security holders consist of the AOL Time Warner Inc. 1994 Stock Option Plan, which expired in November 2003.

(3)	Does not include options to purchase an aggregate of 10,289,078 shares of Common Stock (9,828,101 of which were awarded under plans that were approved by the stockholders of either AOL or Historic TW prior to the AOL-Historic TW Merger), at a weighted average exercise price of $116.07, granted under plans assumed in connection with transactions and under which no additional options may be granted. No dividends or dividend equivalents are paid on any of the outstanding stock options.

(4)

Column (a) includes 9,985,602 shares of Common Stock underlying outstanding restricted stock units and 1,897,012 shares of Common Stock underlying outstanding performance stock units, assuming a maximum payout of 200% of the target number of performance stock units at the end of the performance period.

Because there is no exercise price associated with restricted stock units or performance stock units, such equity awards are not included in the weighted-average exercise price calculation in column (b). See discussion below for a description of the principal terms of performance stock units.

(5)	Includes securities available under the Time Warner Inc. 1988 Restricted Stock and Restricted Stock Unit Plan for Non-Employee Directors, which uses the formula of .003% of the shares of Common Stock outstanding on December 31 of the prior calendar year to determine the maximum amount of securities available for issuance each year under the plan (resulting in 48,263 shares available for issuance in 2009). Of the shares available for future issuance under the Time Warner Inc. 1999 Stock Plan, a maximum of 200,683 shares may be issued in connection with awards of restricted stock or restricted stock units as of December 31, 2008. Of the shares available for future issuance under the Time Warner Inc. 2006 Stock Incentive Plan, a maximum of 18,023,887 shares may be issued in connection with awards of restricted stock, restricted stock units or performance stock units as of December 31, 2008. The Time Warner Inc. 2003 Stock Incentive Plan expired in May 2008 and no further grants can be made from the plan.

The Time Warner Inc. 2006 Stock Incentive Plan (the “2006 Stock Incentive Plan”) was approved by the stockholders of Time Warner in May 2006. Under the 2006 Stock Incentive Plan, stock options (non-qualified and incentive), stock appreciation rights, restricted stock, and other stock-based awards, including restricted stock units and performance stock units, can be granted to employees, directors and consultants of the Company and its consolidated subsidiaries. Awards of restricted stock and other stock-based awards can be performance-based awards and have terms designed to meet the requirements of Section 162(m) of the Code. No incentive stock options or stock appreciation rights have been awarded under the 2006 Stock Incentive Plan. The exercise price of a stock option under the 2006 Stock Incentive Plan cannot be less than the fair market value of the Common Stock on the date of grant. In September 2008, the Company amended the 2006 Stock Incentive Plan effective October 1, 2008 to change the definition of “fair market value” from the average of the high and low prices of the Common Stock on the NYSE to the closing sale price of shares of Common Stock as reported on the NYSE Composite Tape for grants made on or after October 1, 2008. The stock options generally become exercisable, or vest, in installments of 25% over a four-year period, subject to acceleration upon the occurrence of certain events such as retirement, death or disability, and expire ten years from the grant date. Participants in the 2006 Stock Incentive Plan awarded stock options do not receive dividends or dividend equivalents or have any voting rights with respect to the shares of Common Stock underlying the stock options. Similarly, any participants who are awarded stock appreciation rights will not receive dividends or dividend equivalents or have any voting rights with respect to the shares of Common Stock covered by the stock appreciation rights. The number of shares available for award under the 2006 Stock Incentive Plan will be reduced by the total number of shares covered by awards under the 2006 Stock Incentive Plan, including awards of stock appreciation rights. Stock appreciation rights generally can have a term of no more than ten years. No more than 30% of the total 67,264,573 million shares of Common Stock that can be issued pursuant to the 2006 Stock Incentive Plan can be issued for awards of restricted stock and other stock-based awards paid through the issuance of shares of stock, such as restricted stock units and performance stock units. Awards of restricted stock and restricted stock units vest in amounts and at times designated at the time of award, and generally vest over a four-year period. Awards of restricted stock and restricted stock units are subject to restrictions on transfer and forfeiture prior to vesting. Participants awarded restricted stock and restricted stock units are generally entitled to receive dividends or dividend equivalents, respectively, on such awards. The 2006 Stock Incentive Plan will expire on May 19, 2011.

The Time Warner Inc. 2003 Stock Incentive Plan (the “2003 Stock Incentive Plan”) was approved by the stockholders of Time Warner in May 2003. The 2003 Stock Incentive Plan expired on May 16, 2008 and grants may no longer be made under the 2003 Stock Incentive Plan. Under the 2003 Stock Incentive Plan, stock options (non-qualified and incentive), stock appreciation rights, restricted stock, and other stock-based awards, including restricted stock units and performance stock units, could be granted to employees, directors and consultants of the Company and its consolidated subsidiaries. Awards of restricted stock and other stock-based awards could be performance-based awards and have terms designed to meet the requirements of Section 162(m) of the Code. No incentive stock options or stock appreciation rights were awarded under the 2003 Stock Incentive Plan. The exercise price of a stock option under the 2003 Stock Incentive Plan could not be less than the fair market value of the Common Stock on the date of grant. In September 2008, the Company amended the 2003 Stock Incentive Plan effective October 1, 2008 to change the definition of “fair market value” from the average of the high and low prices of the Common Stock on the NYSE to the closing sale price of shares of Common Stock as reported on the NYSE Composite Tape. The change did not affect the exercise price of outstanding stock options under the 2003 Stock Incentive Plan, but the new definition will be used to calculate the gain realized upon the exercise of stock options and the vesting of restricted stock units issued under the plan. The outstanding stock options under the 2003 Stock Incentive Plan generally become exercisable, or vest, in installments of 25% over a four-year period, subject to acceleration upon the occurrence of certain events such as retirement, death or disability, and expire ten years from the grant date. Holders of stock options awarded under the 2003 Stock Incentive Plan do not receive dividends or dividend equivalents or have any voting rights with respect to the shares of Common Stock underlying the stock options. No more than 20% of the total 89,686,098 shares of Common Stock that could be issued pursuant to the 2003 Stock Incentive Plan could be issued for awards of restricted stock and other stock-based awards paid through the issuance of shares of stock, such as restricted stock units and performance stock units. Awards of restricted stock and restricted stock units vest in amounts and at times designated at the time of award, and generally have vested over a four-year period. Awards of restricted stock and restricted stock units are subject to restrictions on transfer and forfeiture prior to vesting. Participants awarded restricted stock and restricted stock units are generally entitled to receive dividends or dividend equivalents, respectively, on such awards.

The Company’s senior executive officers and certain senior executives at the Company’s subsidiaries may be granted performance stock units under the 2006 Stock Incentive Plan. In January 2007, the Compensation and Human Development Committee adopted and approved the principal terms of performance stock units for awards made in 2007 and 2008. Recipients of performance stock units received awards designated as a target number of units that may be paid out in a number of shares of Common Stock based on the Company’s total stockholder return, or TSR, relative to the TSR of other companies in the S&P 500 Index (subject to certain adjustments) over a performance period, generally three years. Depending on the Company’s TSR ranking relative to the TSR of the other companies in the S&P 500 Index, a holder will receive between 0% and 200% of his or her target award following the three-year performance period (with a 0% payout if the Company’s TSR ranking is below the 25th percentile and 200% if the Company’s TSR ranking is at the 100th percentile). On February 18, 2009, the Compensation and Human Development Committee adopted and approved the principal terms of performance stock unit awards for grants made beginning in February 2009. Recipients of these grants will receive awards designated as a target number of units that may be paid out in a number of shares of Common Stock based on (i) the Company’s TSR relative to the TSR of the other companies in the S&P 500 Index (subject to certain adjustments) and (ii) the Company’s growth in Adjusted Earnings Per Share (“Adjusted EPS”) relative to the growth in Adjusted EPS of the other companies in the S&P 500 Index (subject to certain adjustments), in each case over a three-year performance period. For the purposes of the performance stock unit awards, Adjusted EPS means the Adjusted Earnings Per Share of a company for a designated period, generally a twelve-month period ending on a specified date, as reported by Bloomberg. Depending on the Company’s TSR ranking and Adjusted EPS growth ranking relative to the TSR rankings and Adjusted EPS growth rankings of the other companies in the S&P 500 Index, a holder will receive between 0% and 200% of his or her target award following the three-year performance period. If (i) the Company’s TSR ranking and Adjusted EPS growth ranking are both below the 50th percentile or (ii) the Company’s TSR ranking is at or above the 50th percentile, then the percentage of a holder’s target performance stock units that will vest will be based on the Company’s TSR ranking for the performance period. If the Company’s TSR ranking is below the 50th percentile and its Adjusted EPS growth ranking is at or above the 50th percentile, the percentage of a holder’s target performance stock units that will vest will be the average of (x) the percentage of target performance stock units that would vest based on the Company’s TSR ranking during the performance period and (y) 100%.

Holders of unvested performance stock units will not be entitled to receive or accrue dividends or dividend equivalents on the awards. Upon the termination of employment of a holder by the Company other than for cause, termination by the holder for good reason, retirement or disability, the holder will receive for his or her outstanding performance stock units a payment of Common Stock following the end of the applicable performance period based on the Company’s actual performance pro-rated based on the amount of time the holder was an employee during the performance period. Upon the death of a holder, the Company will pay a pro-rated amount of Common Stock based on the Company’s actual performance (or target performance, if less than one year) through the date of the holder’s death. Upon the occurrence of certain events involving a change of control of the Company or the applicable subsidiary, the holder’s outstanding performance stock units will be accelerated and paid out in an amount of shares of Common Stock based on (i) the Company’s actual performance from the beginning of the applicable performance cycle to the date of the change in control and (ii) a deemed performance at target from the date of the change in control to the end of the performance period. Performance stock units were awarded from the 2006 Stock Incentive Plan in 2007 and 2008 and will be awarded in 2009.

The Time Warner Inc. 1999 Stock Plan (also referred to as the TW 1999 Plan in this Proxy Statement) was approved by the stockholders of AOL in October 1999 and was assumed by the Company in connection with the AOL-Historic TW Merger in 2001. Under the TW 1999 Plan, stock options (non-qualified and incentive), stock purchase rights, i.e., restricted stock and restricted stock units, can be granted to employees, directors and consultants of the Company and its consolidated subsidiaries. No incentive stock options have been awarded under the TW 1999 Plan. The exercise price of a stock option under the TW 1999 Plan cannot be less than the fair market value of the Common Stock on the date of grant. In September 2008, the Company amended the TW 1999 Plan effective October 1, 2008 to change the definition of “fair market value” from the average of the high and low sales prices of the Common Stock on the NYSE to the closing sale price of shares of Common Stock as reported on the NYSE Composite Tape for grants made on or after October 1, 2008. The stock options generally become exercisable, or vest, in installments of 25% over a four-year period, subject to acceleration upon the occurrence of certain events such as retirement, death or disability, and expire ten years from the grant date. No more than

2,242,152 of the total 44,843,049 shares of Common Stock that can be issued pursuant to the TW 1999 Plan can be issued for awards of restricted stock and restricted stock units. Awards of restricted stock and restricted stock units vest in amounts and at times designated at the time of award, and generally have vested over a four- or five-year period. Awards of restricted stock and restricted stock units are subject to restrictions on transfer and forfeiture prior to vesting. Participants awarded restricted stock and restricted stock units are generally entitled to receive dividends or dividend equivalents, respectively, on such awards. The awards of stock options made to non-employee directors of the Company are made pursuant to the TW 1999 Plan, which provides for an award of 8,000 stock options, or 3,588 stock options after adjustment for the Cable Separation and the Reverse Stock Split (or such higher number as approved by the Board) when a non-employee director is first elected to the Board of Directors and then annual awards of 8,000 stock options (3,588 stock options after adjustment for the Cable Separation and the Reverse Stock Split) following the annual meeting of stockholders. Stock options awarded to non-employee directors vest in installments of 25% over a four-year period or earlier if the director does not stand for re-election or is not re-elected after being nominated. Holders of stock options awarded under the TW 1999 Plan do not receive dividends or dividend equivalents on the stock options. The TW 1999 Plan will terminate on October 28, 2009.

The AOL Time Warner Inc. 1994 Stock Option Plan (the “1994 Plan”) was assumed by the Company in connection with the AOL-Historic TW Merger. The 1994 Plan expired on November 18, 2003 and stock options may no longer be awarded under the 1994 Plan. Under the 1994 Plan, nonqualified stock options and related stock appreciation rights could be granted to employees (other than executive officers) of and consultants and advisors to the Company and certain of its subsidiaries. No stock appreciation rights are currently outstanding under the 1994 Plan. The exercise price of a stock option under the 1994 Plan could not be less than the fair market value of the Common Stock on the date of grant. In September 2008, the Company amended the 1994 Plan effective October 1, 2008 to change the definition of “fair market value” from the average of the high and low sales prices of the Common Stock on the NYSE to the closing sale price of shares of Common Stock as reported on the NYSE Composite Tape. The change did not affect the exercise price of outstanding stock options under the 1994 Plan, but the new definition will be used to calculate the gain realized upon the exercise of stock options and the vesting of restricted stock units issued under the plan. The outstanding options under the 1994 Plan generally became exercisable in installments of one-third or one-quarter on each of the first three or four anniversaries, respectively, of the date of grant, subject to acceleration upon the occurrence of certain events, and expire ten years from the grant date. Holders of stock options awarded under the 1994 Plan do not receive dividends or dividend equivalents on the stock options.

The Time Warner Inc. 1988 Restricted Stock and Restricted Stock Unit Plan for Non-Employee Directors (also referred to as the Directors’ Restricted Stock Plan in this Proxy Statement) was approved most recently in May 1999 by the stockholders of Historic TW and was assumed by the Company in connection with the AOL-Historic TW Merger. The Directors’ Restricted Stock Plan provides for the award each year on the date of the annual stockholders meeting of either restricted stock or restricted stock units, as determined by the Board of Directors, to non-employee directors of the Company with value established by the Board of Directors. The awards of restricted stock and restricted stock units vest in equal annual installments on the first four anniversaries of the first day of the month in which the restricted stock or restricted stock units were awarded and in full if the director ends his or her service as a director due to (a) mandatory retirement, (b) failure to be re-elected after being nominated, (c) death or disability, (d) the occurrence of certain events constituting a change in control of the Company and (e) with the approval of the Board of Directors on a case-by-case basis, under certain other designated circumstances. Restricted stock units also vest in full if a director retires from the Board of Directors after serving as a director for five years. If a non-employee director leaves the Board for any other reason, his or her unvested restricted stock and restricted stock units are forfeited to the Company. Participants awarded restricted stock and restricted stock units are generally entitled to receive dividends or dividend equivalents, respectively, on such awards. Restricted stock units have been awarded since 2005. The Directors’ Restricted Stock Plan will terminate on May 19, 2009. Beginning with grants made in 2009, grants of restricted stock units made to non-employee directors of the Company will be made pursuant to the 2006 Stock Incentive Plan. See the discussion of the 2006 Stock Incentive Plan above. The terms of the restricted stock units awarded to non-employee directors will not change, except that the awards of restricted stock units will be made to non-employee directors each year on the day following the annual stockholders meeting.

Pension Plans

Eligibility Requirements and Benefits under the Pension Plans

The Time Warner Employees’ Pension Plan, as amended (the “Old Pension Plan”), which provides benefits to eligible employees (including executive officers) of the Company and certain of its subsidiaries, was amended effective as of January 1, 2000, as described below, and was assumed by the Company in connection with the AOL-Historic TW Merger and has since been renamed the Time Warner Pension Plan (the “2000 Amended Pension Plan”). The 2000 Amended Pension Plan was further amended, effective July 1, 2008 (the “2008 Amended Pension Plan” and, together with the Old Pension Plan and the 2000 Amended Pension Plan, the “Pension Plans”). Because of certain grandfathering provisions, the benefit of participants with a minimum of ten years of benefit service whose age and years of benefit service equaled or exceeded 65 years as of January 1, 2000, including Mr. Bewkes, will be determined under the provisions of the Old Pension Plan, the 2000 Amended Pension Plan or the 2008 Amended Pension Plan, whichever produces the greatest benefit. Directors who are not also employees of the Company are not eligible to participate in the Pension Plans.

The table below summarizes the formula for the benefit payable following normal retirement and early retirement under the Pension Plans:

	Old Pension Plan	2000 Amended Pension Plan	2008 Amended Pension Plan
Normal Retirement Age	Amounts accrued payable generally at 65 years of age with five years of service.

Vesting	Eligible employees of the Company become vested in all benefits under the Pension Plans on the earlier of five years of service or certain other events.

Formula for benefits payable at normal retirement age

Benefit is calculated based on a formula that expresses the participant’s benefit as a lifetime monthly annuity.

The monthly annuity would be equal to the sum of: (i) 1 2/3% of the participant’s “average annual compensation” for each year of service up to 30 years and (ii) 1/2 % for each year of service over 30 years, and divided by 12. Annual pension benefits under the Old Pension Plan are reduced by a Social Security offset determined by a formula that takes into account benefit service of up to 35 years, covered compensation up to the average Social Security wage base and a disparity factor based on the age at which Social Security benefits are payable.

Benefit earned by a par
ticipant before July 1,
2008 is calculated based
on a formula that ex
presses the participant’s
benefit as a lifetime
monthly annuity.

The monthly annuity
would be equal to the
sum of: (i) 1.25% of the
participant’s “average
annual compensation” up
to his or her applicable
average Social Security
wage base and (ii) 1.67%
of the participant’s
“average annual
compensation” above
such average Social
Security wage base, mul
tiplied by his or her
years of benefit service
up to 30 years, and div
ided by 12.

Benefit earned by a par
ticipant on or after July
1, 2008 is calculated
based on a formula that
expresses the partic
ipant’s benefit as a fixed
lump-sum amount.

The lump-sum benefit
would be equal to the
sum of: (i) 10% of the
participant’s “average
annual compensation” up
to his or her applicable
average Social Security
wage base and (ii) 13%
of the participant’s
“average annual
compensation” above
such average Social
Security wage base, mul
tiplied by his or her
years of benefit service
up to 30 years.

Effective July 1, 2008,
when a participant retires
at normal retirement age,
the participant will re
ceive the greater of (i)
the benefit calculated by
applying the prior for
mula to his or her benefit
service through June 30,
2008 and the new for
mula after that date, and
(ii) the benefit calculated
by applying the new
formula to his or her en
tire benefit service.

	Old Pension Plan	2000 Amended Pension Plan	2008 Amended Pension Plan
Calculation of “average annual compensation” under the Pension Plans	Defined as the highest average annual compensation for any five consecutive full and partial calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program.	Defined as the highest average annual compensation for any five consecutive full calendar years of em ployment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program.

Early Retirement	Employees of the Company who are at least 60 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension (calculated as described above).	Employees of the Company who are at least 62 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension (calculated as de scribed above).

Early Retirement Supplement	An early retirement supplement is payable to an employee terminating employment at age 55 and before age 60, after 20 years of service, equal to the actuarial equivalent of such person’s accrued benefit, or, if greater, an annual amount equal to the lesser of 35% of such person’s average annual compensation determined under the Old Pension Plan or such person’s accrued benefit at age 60 plus Social Security benefits at age 65. The supplement ceases when the regular pension commences at age 60.	Not applicable.	Not applicable.

As of March 31, 2009, Mr. Parsons was eligible to elect early retirement under the 2000 Amended Pension Plan or the 2008 Amended Pension Plan. Mr. Bewkes was eligible to elect early retirement under the Old Pension Plan, the 2000 Amended Pension Plan or the 2008 Amended Pension Plan, whichever produces the greatest benefit.

Under the 2008 Amended Pension Plan, employees of the Company will receive an enhancement to the new formula based on their age and/or period of service. In accordance with this plan, each of the named executive officers qualifies for transition enhancement of pension benefits as described below:

•

Because the sum of age and years of service with the Company for each of Messrs. Bewkes and Parsons equaled 65 or more as of July 1, 2008, each such executive officer qualifies for a transition enhancement of (i) 13% of his “average annual compensation” (as described above) up to his applicable average Social Security wage base and (ii) 16% of his “average annual compensation” above such average Social Security wage base, multiplied by his years of benefit service up to 30 years.

•

Because the sum of age and years of service with the Company for each of Messrs. Martin and Cappuccio and Ms. Fili-Krushel equaled 50 or more as of July 1, 2008, each such executive officer qualifies for a transition enhancement of (i) 12% of his or her “average annual compensation” (as described above) up to his or her applicable average Social Security wage base and (ii) 15% of the participant’s average annual compensation above such average Social Security wage base, multiplied by his or her years of benefit service up to 30 years.

Benefit service under the 2008 Amended Pension Plan is generally capped at 30 years. With the transition to the new formula under the 2008 Amended Pension Plan, participants who have accrued more than 20 years of benefit service as of June 30, 2008, may receive credit for each additional year of benefit service on or after July 1, 2008 (up to a maximum of 10 additional years) under the new formula. This provision would apply only if a participant who retires at normal retirement age would receive pension benefits under the 2008 Amended Pension Plan, calculated by applying the formula under the 2000 Amended Pension Plan to his or her benefit service through June 30, 2008, and the new formula under the 2008 Amended Pension Plan after that date. Among the named executive officers, only Mr. Bewkes is eligible to receive such years of credited service above the 30-year cap under this provision.

Eligibility Requirements and Benefits under the Excess Benefit Plan

Federal law limits both the amount of compensation that is eligible for the calculation of benefits and the amount of benefits derived from employer contributions that may be paid to participants under the Pension Plans. However, as permitted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Company has adopted the Time Warner Excess Benefit Pension Plan (the “Excess Benefit Plan”). The Excess Benefit Plan provides for payments by the Company of certain amounts that eligible employees of the Company would have received under the Pension Plans if eligible compensation (including deferred bonuses) were limited to $250,000 in 1994 increased 5% per year thereafter, to a maximum of $350,000 and there were no payment restrictions. Each of the named executive officers participates in both the Pension Plans and the Excess Benefit Plan. With respect to Mr. Bewkes, his pension benefits will be determined under the provisions of the Old Pension Plan, the 2000 Amended Pension Plan and the 2008 Amended Pension Plan, whichever produces the greatest benefit.

The formula used to calculate the participant’s benefit under the 2008 Amended Pension Plan will also apply to the Excess Benefit Plan. Effective May 1, 2008, any distribution from the Excess Benefit Plan will be paid generally the first of the month following six calendar months after the participant separates from service, subject to the requirements of Section 409A of the Internal Revenue Code.

Form of Benefit Payment

The benefits under the Pension Plans are payable as (i) a single life annuity, (ii) a 50%, 75% or 100% joint and survivor annuity, (iii) a life annuity that is guaranteed for 10 years or (iv) a lump sum, provided that spousal consent is required with respect to the election of payment forms under (i), (iii) and (iv). The participant may elect the form of benefit payment at the time of retirement. In the case of a single life annuity, the amount of the annuity is based on the formulas described above for the Pension Plans. In the case of a joint and survivor annuity, the amount of the annuity is based on the single life annuity amount but is reduced to take into account (i) the ages of the participant and the beneficiary at the time the annuity payments begin and (ii) the percentage of the monthly benefit that the beneficiary would receive as elected by the participant. In the case of a life annuity that is guaranteed for 10 years, the amount of the annuity is based on the single life annuity amount but is reduced to take into account the 10-year guaranteed period.

The benefits under the Excess Benefit Plan are payable only as a lump sum, unless the participant has elected to receive monthly installments over 10 years by the applicable deadline.

Extra Years of Credited Service

In a limited number of circumstances, the Company has also granted additional years of credited service to executive officers (including Mr. Parsons) as reflected in the terms of their employment agreements. Benefits attributable to the additional years of credited service are payable by the Company pursuant to the terms of the applicable employment agreements and are not payable under either the Pension Plans or the Excess Benefit Plan. Please see the Pension Benefits Table below (including footnote (5) to the table) for information regarding Mr. Parsons’ supplemental benefits under the terms of his employment agreement.

TWC Pension Plans

In addition to the pension benefits under the Company’s Pension Plans and Excess Benefit Plan, Mr. Martin is entitled to benefits under the Time Warner Cable Pension Plan and the Time Warner Cable Excess Pension Benefit Plan (the “TWC Pension Plans”) based on his past service with Time Warner Cable Inc., a subsidiary of the Company. Mr. Martin’s service with Time Warner Cable Inc. ceased on December 31, 2007. For vesting purposes under the TWC Pension Plans, Mr. Martin is credited with service under the Company’s Pension Plans and is therefore fully vested. The annual pension payment under the terms of the TWC Pension Plans, if the participant is vested, and if paid as a single life annuity, commencing at age 65, is an amount equal to the sum of: (i) 1.25% of the participant’s “average annual compensation” up to his or her average Social Security wage base ending in the year the employee reaches the Social Security Retirement age, multiplied by the number of years of benefit service up to 35 years, plus (ii) 1.67% of the participant’s “average annual compensation” above such average Social Security wage base, multiplied by the number of years of benefit service up to 35 years, plus (iii) 0.5% of the participant’s “average annual compensation” multiplied by the participant’s number of years of benefit service in excess of 35 years, plus (iv) a supplemental benefit in the amount of $60 multiplied by the participant’s number of years of benefit service up to 30 years, with a maximum supplemental benefit of $1,800 per year. Benefit payments are calculated using the highest consecutive five-year “average annual compensation,” which takes into account salary, bonus, some elective deferrals and other compensation paid, but excludes the payment of deferred or long-term incentive compensation and severance payments. As of March 31, 2009, Mr. Martin was not eligible to elect either normal retirement or early retirement under the TWC Pension Plans.

Pension Benefits Table

Set forth in the table below is each named executive officer’s years of credited service and the present value of his or her accumulated benefit under each of the pension plans pursuant to which he or she would be entitled to a retirement benefit, in each case, computed as of December 31, 2008, which is the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for the year ended December 31, 2008.

PENSION BENEFITS FOR FISCAL YEAR 2008

Name	Plan Name(1)	Number of Years of Credited Service(2)	Present Value of Accumulated Benefit(3)	Payments During 2008
Jeffrey L. Bewkes	Time Warner Pension Plan	28.8	$985,240	—
	Time Warner Excess Benefit Pension Plan	28.8	$638,710	—

John K. Martin, Jr.(4)	Time Warner Pension Plan	11.6	$99,020	—
	Time Warner Excess Benefit Pension Plan	11.6	$72,930	—
	Time Warner Cable Pension Plan	2.4	$21,300	—
	Time Warner Cable Excess Benefit Pension Plan	2.4	$15,340	—

Richard D. Parsons(5)	Time Warner Pension Plan	14.0	$509,340	—
	Time Warner Excess Benefit Pension Plan	14.0	$334,690	—
	Employment Agreement	5.0	$303,370	—

Paul T. Cappuccio	Time Warner Pension Plan	7.9	$97,140	—
	Time Warner Excess Benefit Pension Plan	7.9	$70,640	—

Patricia Fili-Krushel	Time Warner Pension Plan	7.5	$151,910	—
	Time Warner Excess Benefit Pension Plan	7.5	$108,490	—

(1)	“Time Warner Pension Plan” refers to the Pension Plans (as defined above).

(2)	Consists of the number of years of service credited to the named executive officers as of December 31, 2008 for the purpose of determining benefit service under the applicable pension plan.

(3)	Under certain grandfathering provisions under the Time Warner Pension Plan, because Mr. Bewkes had more than ten years of benefit service and the sum of his age and years of benefit service exceeded 65 years as of January 1, 2000, his pension benefit will be determined under the provisions of the Old Pension Plan, the 2000 Amended Pension Plan or the 2008 Amended Pension Plan, whichever produces the greatest benefit. The amounts shown in the table for Mr. Bewkes reflect the estimated annual benefits payable under the Old Pension Plan, which are greater than the estimated annual benefits payable under either the 2000 Amended Pension Plan or the 2008 Amended Pension Plan.

(4)	The years of credited service and the present value of Mr. Martin’s accumulated benefit under the Time Warner Cable Pension Plan and Time Warner Cable Excess Benefit Pension Plan were computed as of December 31, 2008, when Time Warner Cable Inc. was a subsidiary of the Company. As of March 12, 2009, Time Warner Cable Inc. was no longer a subsidiary of the Company and, therefore, information regarding Mr. Martin’s benefits under its pension plans will not be included in future disclosures made by the Company.

(5)	Mr. Parsons is entitled to supplemental benefits under the terms of his employment agreement, which provides that upon any termination of employment other than for “cause,” in addition to any other benefits, the Company will pay to Mr. Parsons or his beneficiary, as applicable, an amount equal to the additional benefits that would be paid under the Company’s pension plans (including any supplemental retirement or excess benefit plan) if Mr. Parsons had five additional years of service as an employee.

Present Value Calculation

The present values of accumulated benefits reflected in the table above were calculated based on the terms of the Pension Plans and the TWC Pension Plans in effect on December 31, 2008. The present values also reflect the assumptions that (i) the benefits under the Pension Plans and the TWC Pension Plans will be payable at the earliest retirement age at which unreduced benefits are payable (which, under the Pension Plans, is at age 65 for Messrs. Martin and Cappuccio and Ms. Fili-Krushel, age 62 for Mr. Parsons and age 60 for Mr. Bewkes), (ii) the benefits are payable as a lump sum (except with respect to Mr. Martin and his benefits under the TWC Pension Plans, which are assumed to be payable as an annuity), (iii) the maximum annual covered compensation is $350,000 and (iv) no joint and survivor annuity will be payable (which would on an actuarial basis reduce benefits to the employee but provide benefits to a surviving beneficiary). Amounts calculated under the pension formula that exceed ERISA limits will be paid under the Excess Benefit Plan and the Time Warner Cable Excess Benefit Pension Plan are included in the present values shown in the table above. The present values of accumulated benefits under the Pension Plans and the Excess Benefit Plan were calculated using a 6.09% discount rate, 6.09% lump sum rate and the RP-2000 Mortality Table. The present values of accumulated benefits under the TWC Pension Plans were calculated using a 6.17% discount rate, 6.17% lump sum rate and the RP-2000 Mortality Table. The foregoing assumptions are consistent with the assumptions used in the calculation of the Company’s benefit obligations as of December 31, 2008, as disclosed in Note 11 to the audited consolidated financial statements of the Company included in the 2008 Form 10-K. The Company refined the discount rate determination process, effective December 31, 2008, to rely on the matching of plan liability cash flows to a pension yield curve constructed of a large population of high-quality corporate bonds. The lump sum rate is updated annually in accordance with the provisions under the Pension Plans, the Excess Benefit Plan and the TWC Pension Plans. The same assumptions described in this paragraph for the Pension Plans were used to value Mr. Parsons’ supplemental benefits under the terms of his employment agreement, as described in footnote (5) of the above table.

Deferred Compensation

Set forth in the table below is information about: (i) the contributions and earnings, if any, credited to the accounts maintained by certain named executive officers under nonqualified deferred compensation arrangements; (ii) any withdrawals or distributions from the accounts during 2008; and (iii) the account balances on December 31, 2008.

NONQUALIFIED DEFERRED COMPENSATION

FOR FISCAL YEAR 2008

Name	Deferred Compensation Arrangement	Executive Contributions in 2008(1)	Registrant Contributions in 2008	Aggregate Earnings (Loss) in 2008(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2008
Jeffrey L. Bewkes(2)	Time Warner Inc. Deferred Compensation Plan	—	—	$(355,168)	—	$579,649
	Individual Deferred Account	—	—	$43,208	—	$3,075,750

John K. Martin, Jr.	—	—	—	$—	—	$—

Richard D. Parsons(3)	Time Warner Inc. Deferred Compensation Plan	—	—	$(574,103)	—	$11,669,278
	Time Warner Excess Profit Sharing Plan	—	—	$2,958	—	$69,695
	Individual Deferred Account	—	—	$(2,602,354)	—	$5,740,011

Paul T. Cappuccio	—	—	—	$—	—	$—

Patricia Fili-Krushel(4)	Time Warner Inc. Deferred Compensation Plan	—	—	$(1,515,945)	—	$4,655,881

(1)	None of the amounts reported in these columns is required to be reported as compensation in the Summary Compensation Table for Fiscal Year 2008. No named executive officer elected to defer any portion of his or her 2008 compensation.

(2)	No amount reported in the Aggregate Balance at December 31, 2008 column was reported as compensation to Mr. Bewkes in the Company’s Summary Compensation Table for prior years.

(3)	The Time Warner Inc. Deferred Compensation Plan year-end balance includes an aggregate of $3,382,212 deferred by Mr. Parsons that was reported as compensation in the Summary Compensation Table in prior proxy statements of the Company. In addition, the Time Warner Inc. Deferred Compensation Plan year-end balance includes $4,702,692 and his individual deferred compensation account year-end balance includes $3,596,154, deferred by Mr. Parsons and/or paid by Historic TW that was reported as compensation for years 1995 through 1999 in the Summary Compensation Table in proxy statements of Historic TW.

(4)	The amount reported in the Aggregate Balance at December 31, 2008 column for Ms. Fili-Krushel includes: (i) $1,025,000 that was reported as compensation for 2006 in the Summary Compensation Table in the 2007 Proxy Statement of the Company and (ii) $1,000,000 that was reported as compensation for 2007 in the Summary Compensation Table in the 2008 Proxy Statement of the Company.

Time Warner Inc. Deferred Compensation Plan

The Time Warner Inc. Deferred Compensation Plan (the “TW Deferred Compensation Plan”) generally permits employees of the Company whose annual cash compensation exceeds certain dollar thresholds (including each of the named executive officers) to defer receipt of all or a portion of their annual bonus until a specified future date. A participant may choose to defer either a percentage (in multiples of 10%) or a specific dollar amount (in whole dollars) of the annual bonus, provided that the amount to be deferred is at least $5,000. During the deferral period, the participant selects a crediting rate or rates to be applied to the deferred amount from the asset allocation options and core options that are offered as investment vehicles under the Time Warner Savings Plan. Investment crediting rates are the performance rates the participant would earn if the deferred funds were actually invested in one of the third-party investment vehicles. Deferred amounts are credited with earnings or losses based on the performance of the applicable investment crediting rates. The participant may change his or her crediting rate selection once during any fiscal quarter through a third-party administrator’s website or by phone.

A participant may choose to receive either (i) an “in-service distribution” in the form of a lump sum during a specified calendar year that is at least three years from the year the deferred compensation would have been payable or (ii) a “termination distribution” (subject to the restrictions of Section 409A of the Internal Revenue Code), in the form of a lump sum or two to ten annual installments commencing in the year following the participant’s termination of employment with the Company.

An in-service distribution may be re-deferred to a later in-service distribution year or to a termination distribution, subject to plan limits on such re-deferrals and timing restrictions on electing them. A participant may elect an early withdrawal, subject to a 10% penalty, only with respect to deferred amounts that are not subject to the restrictions of Section 409A of the Internal Revenue Code.

Prior to the effectiveness of Section 409A, “termination” referred to an employee who is no longer on the Company’s standard payroll cycle. After the effectiveness of Section 409A, termination refers to an employee who may be on or off the Company’s payroll but is no longer providing services to the Company. In the event of the disability of a participant, payments commence in April following the year the disability occurred. Any such payments on account of disability that are not subject to the restrictions of Section 409A will be paid in five annual installments if the amount in the account is $50,000 or more or in a lump sum if the amount is less than $50,000. Any such payments that are subject to Section 409A will be paid in five annual installments, unless the amount (together with any amounts deferred under any other nonqualified compensation plan that is aggregated with the TW Deferred Compensation Plan) is not greater than the applicable dollar limit provided in Section 402(g)(1)(B) of the Internal Revenue Code ($16,500 in 2009), in which case the amount will be paid in a lump sum. In the event of the death of a participant, payments in the form of a lump sum will be made to the participant’s named beneficiary or estate as soon as practicable following receipt by the Company of proof of death.

Time Warner Excess Profit Sharing Plan

The Time Warner Excess Profit Sharing Plan is not an active plan. In prior years, Historic TW made profit sharing contributions for employees of the Company as a percentage of their cash compensation (subject to plan limits) that exceeded annual compensation limits as indexed by the Internal Revenue Service. These amounts are credited with interest, compounded daily at the long-term applicable federal rate published monthly by the Internal Revenue Service. Amounts deferred will be distributed as a lump sum in the year following the earlier to occur of the termination, retirement, disability or death of the participant. In the event of a participant’s death, payments will be made to a named beneficiary or the participant’s estate.

Individual Deferred Compensation Accounts

Prior to 2001, pursuant to employment agreements then in place, Historic TW made payments of compensation for Mr. Parsons and Time Warner Entertainment Company, L.P. made payments of deferred compensation for Mr. Bewkes to separate, non-current individual deferred compensation accounts maintained in grantor trusts or comparable amounts were credited under the TW Deferred Compensation Plan. The individual accounts maintained in the grantor trusts are invested in certain eligible securities by a third-party investment advisor designated by the trustee (subject to approval by the applicable executive officer). Because Mr. Parsons retired from his position as Chairman of the Board, effective at the end of December 31, 2008, the accrued amount for Mr. Parsons is being paid bi-weekly over a period of ten years commencing in January 2009. The accrued amount for Mr. Bewkes will be paid to him bi-weekly for a period of ten years (or such shorter period as he may elect) following his termination of employment. Beginning January 2001, the Company discontinued making these contributions, but existing individual accounts in the grantor trusts continue to be invested and the amounts credited to the TW Deferred Compensation Plan continue to track the crediting rate selections. There is no guaranteed rate of return on accounts maintained under either of these deferred compensation arrangements. Earnings on the individual accounts are based on the earnings of the actual investments selected by the investment advisor, adjusted for taxes on realized income computed as if each account was a stand-alone corporation conducting 40% of its business in New York City. Each individual account is reduced by such taxes on a net operating profit basis or credited with a tax benefit in the event the account sustains a net operating loss.

Employment Agreements

The Company has entered into employment agreements with each of the named executive officers, and the material terms of the employment agreements are described below. See “Potential Payments Upon Termination or Change in Control” for a description of the payments and benefits that would be provided to the named executive officers in connection with a termination of their employment or a change in control of the Company, as well as certain restrictive covenants under the employment agreements relating to non-disclosure of the Company’s confidential matters, limitations on hiring of certain Company employees following a termination of employment and non-competition with the Company.

Jeffrey L. Bewkes.    On December 11, 2007, the Company entered into an amended and restated employment agreement with Mr. Bewkes, which became effective on January 1, 2008 in all respects other than with respect to an award of stock options for which the agreement became effective upon execution. The agreement, pursuant to which Mr. Bewkes serves as Chief Executive Officer of the Company, has a base term through December 31, 2012. The agreement also contains certain provisions that would apply depending on whether Mr. Bewkes is elected to serve as Chairman of the Board during the term of his employment. Mr. Bewkes’ employment agreement provides for a minimum annual salary of $1.75 million (to be increased to not less than $2.0 million if Mr. Bewkes is elected to serve as Chairman of the Board during the term of his employment), a discretionary cash bonus with a target amount of $8.5 million, long-term incentive compensation with an annualized target value of $8.5 million through a combination of stock options, restricted stock units, performance stock units or other components as determined by the Compensation Committee (except that his 2008 long-term incentive compensation is to be in the form of options to purchase a maximum of 1.5 million shares of the

Company’s Common Stock, or 672,646 shares, as adjusted to reflect the Cable Separation and the Reverse Stock Split), and participation in other Company benefit plans, including $50,000 of group term life insurance. In December 2008, the Board elected Mr. Bewkes to serve as the Company’s Chairman of the Board, effective January 1, 2009, and in accordance with his employment agreement, Mr. Bewkes was entitled to receive an increase in his minimum annual salary to $2.0 million. Due to Mr. Bewkes’ recognition of the current economic downturn and its impact on the Company’s businesses, Mr. Bewkes has declined the increase in his base salary and has elected continue to receive his annual salary of $1.75 million.

Mr. Bewkes’ amended and restated employment agreement also provides for a cash payment equal to the premium for coverage under a GUL insurance program made available by the Company in an amount equal to twice Mr. Bewkes’ salary, minus $50,000. The agreement also confirms the obligation under Mr. Bewkes’ prior employment agreements to provide Mr. Bewkes with life insurance benefits in the amount of $4.1 million through a split-dollar life insurance policy, under which the Company recovers an amount equal to the net after-tax cost of the premiums paid by the Company or the policy’s cash surrender value.

In connection with the entry into the amended and restated employment agreement, Mr. Bewkes was awarded options to purchase 950,000 shares of the Company’s Common Stock on December 17, 2007 and 250,000 target performance stock units (with a five-year performance period) on January 1, 2008 (426,009 stock options and 112,107 target performance stock units, as adjusted to reflect the Cable Separation and Reverse Stock Split). These upfront grants do not provide for accelerated vesting upon Mr. Bewkes’ retirement or in the event of a termination without cause. Instead, the vesting of the stock options granted on December 17, 2007 will be pro-rated to the effective date of termination or retirement, as applicable, and the performance stock units granted on January 1, 2008 will be paid out pro-rated to, as applicable, the effective date of termination or retirement (and would have been paid out pro-rated to December 31, 2008 if Mr. Bewkes had elected to resign if he had not been elected Chairman of the Board by January 1, 2009). The pro-rated payout for his performance stock units will be calculated based on the Company’s best cumulative year-end performance to date including, as applicable, the year of Mr. Bewkes’ termination or retirement. The other terms of these awards are set forth in separate stock option and performance stock units agreements, the forms of which have been filed with the SEC. Following a termination without cause or due to material breach by the Company, Mr. Bewkes would have a two-year severance period from the effective date of termination and generally would be treated as an employee of the Company during the severance period.

John K. Martin, Jr.    On December 20, 2007, the Company entered into an employment agreement with Mr. Martin, which became effective as of January 1, 2008, in connection with Mr. Martin’s appointment as Executive Vice President and Chief Financial Officer of the Company. On December 19, 2008, the Company entered into an amended and restated employment agreement with Mr. Martin, which became effective as of December 1, 2008. The amended and restated employment agreement was entered into primarily to bring the agreement into compliance, as necessary, with Section 409A of the Internal Revenue Code and to revise the provisions regarding change in control payments to provide for a “best net” approach (as described below). The amended and restated employment agreement provides for a base term of employment ending on December 31, 2010. The amended and restated agreement provides for a minimum annual salary of $1.0 million, a discretionary cash bonus with a target amount of $2.0 million, long-term incentive compensation with a value of $3.0 million (through a combination of stock options, restricted stock units, per-

formance shares or other components as determined by the Compensation Committee) and participation in other Company benefit plans, including $50,000 of group term life insurance. In addition, the agreement provides for a cash payment equal to two times the premium for coverage under a GUL insurance program made available by the Company in an amount equal to $3.0 million. In connection with the execution of Mr. Martin’s prior employment agreement on December 20, 2007, Mr. Martin was awarded options to purchase 81,300 shares of the Company’s Common Stock and 65,810 restricted stock units (36,458 stock options and 29,511 restricted stock units, as adjusted to reflect the Cable Separation and the Reverse Stock Split) in January 2008, the terms of which awards are set forth in separate stock option and restricted stock unit agreements. These awards were made to Mr. Martin in recognition of the equity awards that were cancelled or forfeited in connection with leaving his previous employer, Time Warner Cable Inc.

Following a termination without cause or due to material breach by the Company, Mr. Martin would have a severance period ending on the date that is the later of December 31, 2010 and two years after the effective date of termination. During his severance period, Mr. Martin generally would be treated as an employee of the Company. With respect to change in control payments, the amended and restated employment agreement provides that if any amounts or benefits payable to the executive officer under his employment agreement constitute a “parachute payment” under Section 280G of the Internal Revenue Code and would exceed the safe harbor amount under Section 280G, then the amounts constituting “parachute payments” would be either reduced to equal the safe harbor amount or provided to the executive officer in full, whichever would result in receipt by the executive officer of the greater amount on a net after-tax basis.

Richard D. Parsons.    The Company entered into an amended and restated employment agreement with Mr. Parsons effective December 18, 2007, pursuant to which Mr. Parsons served as Chairman and Chief Executive Officer of the Company through December 31, 2007 and served as Chairman of the Board beginning January 1, 2008 through December 31, 2008. The term of the employment agreement ended on December 31, 2008. The agreement provided for a minimum annual salary of $1.5 million, a discretionary cash bonus with target amounts of $5.5 million for 2007 and $2.9 million for 2008, long-term incentive compensation with a target value of $3.2 million for 2008 through a combination of stock options and restricted stock units, and participation in other Company benefit plans, including $50,000 of group term life insurance. In addition, the agreement provided for a cash payment equal to the premium for coverage under a GUL insurance program made available by the Company in an amount equal to twice Mr. Parsons’ salary, minus $50,000. The agreement also confirmed the obligation under Mr. Parsons’ prior employment agreements to provide Mr. Parsons with life insurance benefits in the amount of $5.0 million through split-dollar life insurance policies, under which the Company recovers an amount equal to the net after-tax cost of the premiums paid by the Company or the policy’s cash surrender value.

Paul T. Cappuccio.    The Company entered into an amended and restated employment agreement with Mr. Cappuccio effective July 1, 2008. The amended and restated employment agreement was entered into primarily to bring the agreement into compliance, as necessary, with Section 409A of the Internal Revenue Code and to revise the provisions regarding change in control payments to provide for a “best net” approach (as described above under the summary of Mr. Martin’s employment agreement). The base term of Mr. Cappuccio’s previous employment agreement ended on June 30, 2005 by its terms, and the amended and restated employment agreement continues his employment on a month-to-month basis, subject to termination by either party with 60 days’ notice. The agreement provides for a minimum annual sal-

ary of $1.0 million, a discretionary cash bonus with a target amount of 200% of his base salary, long-term incentive compensation with a target annual value of at least $1.8 million (through a combination of stock options, restricted stock units, performance shares or other components as determined by the Compensation Committee) and participation in other Company benefit plans, including $50,000 of group term life insurance. In addition, the agreement provides for a cash payment equal to two times the premium for coverage under a GUL insurance program made available by the Company in an amount equal to $3.0 million. Following a termination without cause or due to material breach by the Company, Mr. Cappuccio would have a two-year severance period from the effective date of termination and generally would be treated as an employee of the Company during the severance period.

Patricia Fili-Krushel.    The employment agreement with Ms. Fili-Krushel was entered into effective July 1, 2008 and has a base term of employment ending on June 30, 2011. The agreement provides for a minimum annual salary of $850,000, a discretionary cash bonus with a target amount of 200% of her base salary, long-term incentive compensation with a target annual value of $1.35 million (through a combination of stock options, restricted stock units, performance shares or other components as determined by the Compensation Committee) and participation in other Company benefit plans, including $50,000 of group term life insurance. In addition, the agreement provides for a cash payment equal to two times the premium for coverage under a GUL insurance program made available by the Company in an amount equal to $3.0 million. Following a termination without cause or due to material breach by the Company, Ms. Fili-Krushel would have a two-year severance period from the effective date of termination and generally would be treated as an employee of the Company during the severance period. Ms. Fili-Krushel’s agreement also incorporates provisions similar to those described above for Messrs. Martin and Cappuccio to comply with Section 409A of the Internal Revenue Code and to provide for a “best net” approach with respect to any parachute payments in the event of a change in control.

Potential Payments Upon Termination of Employment or Change in Control

The following summaries and tables describe and quantify the estimated dollar value of potential additional payments and other benefits that would be provided to the Company’s named executive officers (or, in the case of death, to their respective estates or beneficiaries) under the executive officers’ respective employment agreements and equity agreements and the Company’s compensation plans following a termination of their employment or a change in control of the Company, in each case, assumed to have occurred on December 31, 2008.

In determining the benefits payable following each triggering event, the Company has assumed in all cases that the named executive officer does not become employed by a new employer or return to work for the Company or an affiliate. The calculations exclude payments and benefits to the extent they do not discriminate in scope, terms or operation in favor of the Company’s named executive officers and are available generally to all salaried employees of the Company, including any (i) accrued vacation pay, (ii) balances under the Time Warner Savings Plan, (iii) medical and other group insurance coverage and accrual of benefit service under the Company’s pension plans following disability and (iv) post-retirement medical benefits. The calculations also exclude the executive officers’ plan balances under their respective pension plans and nonqualified deferred compensation plans (including the individual accounts maintained in the grantor trusts for Messrs. Bewkes and Parsons), which are provided in the Pension Benefits Table and the Nonqualified Deferred Compensation Table above.

Mr. Parsons retired from the position of Chairman of the Board, effective the end of

December 31, 2008. Accordingly, the disclosure below is limited to payments and other benefits that are payable by the Company to Mr. Parsons as a result of his retirement.

Termination for Cause.    Each of the employment agreements with Messrs. Bewkes, Martin and Cappuccio and Ms. Fili-Krushel includes a narrow definition of the “cause” for which the executive officer’s employment may be terminated by the Company. In that event, the executive officer would (i) receive his or her base salary through the effective date of termination, (ii) receive any bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid and (iii) retain any rights pursuant to any insurance or other benefit plans or arrangements of the Company. The employment agreement for Mr. Bewkes also provides that he would retain any rights that he has with respect to amounts credited to his individual trust accounts (as described above under “Nonqualified Deferred Compensation”). In the event of a termination for “cause,” the executive officers would not receive any additional payments or other benefits under their respective employment agreements or otherwise, and, thus, this termination scenario is not included in the tables below.

Termination without Cause/Material Breach.    With respect to each of Messrs. Bewkes, Martin and Cappuccio and Ms. Fili-Krushel, in the event of a termination of his or her employment without “cause” (as defined in the employment agreement) or the Company’s material breach of his or her employment agreement, the executive officer would receive his or her base salary through the effective date of termination and the following additional payments and benefits:

Pro Rata Average Annual Bonus: Each executive officer would receive a pro rata portion of his or her “average annual bonus,” generally defined as the average of his or her two largest regular annual bonus amounts received in the most recent five calendar years (with respect to Messrs. Bewkes, Martin and Cappuccio) or three calendar years (with respect to Ms. Fili-Krushel) through the effective date of his or her termination of employment. Because Mr. Bewkes would have received less than two annual bonuses as the Company’s Chief Executive Officer as of December 31, 2008, in accordance with his employment agreement, his average annual bonus would be equal to his target bonus. Because Mr. Martin would not have received any annual bonus from the Company as of December 31, 2008, in accordance with his employment agreement, his average annual bonus would be equal to his target bonus. Because each of Messrs. Bewkes, Martin and Cappuccio and Ms. Fili-Krushel would have served for all of 2008 as of December 31, 2008, the pro rata portion would be equal to 100% of his or her average annual bonus. Each executive officer’s average annual bonus would be paid in a lump sum.

Base Salary and Bonus Continuation: After the effective date of termination of employment, each executive officer would have a severance period determined pursuant to his or her employment agreement and, without having to perform any services, would receive during his or her applicable severance period: (i) his or her base salary in effect immediately prior to the executive officer’s termination of employment, payable on the Company’s normal payroll payment dates, and (ii) his or her average annual bonus, payable annually in a lump sum.

Group Benefits Continuation: During the severance period, each executive officer would also continue to be eligible to participate in the Company’s group benefit plans, including medical and other group insurance, but would not be eligible to participate in any disability programs, receive any new equity awards under the Company’s stock-based incentive plans or accrue any benefit service under the Company’s qualified or nonqualified retirement plans.

Equity Awards: Under the terms of the employment agreements and equity agreements for Mr. Bewkes and Ms. Fili-Krushel, because each such executive officer was over the age of

55 with 10 years of service with the Company or its affiliates as of December 31, 2008, all of his or her unvested stock options and restricted stock units would vest, except that only a pro rata portion of the next unvested installment of the stock options for 950,000 shares of Common Stock (426,009 stock options, as adjusted) granted to Mr. Bewkes on December 17, 2007 would vest on the next anniversary of the date of grant (based on the period of time from the grant date until the end of the applicable severance period). With respect to Messrs. Martin and Cappuccio, all of their unvested stock options and restricted stock units (other than the 250,000 restricted stock units, or 112,107 restricted stock units, as adjusted, granted to Mr. Cappuccio on October 25, 2006) would continue to vest during their respective severance periods and an additional portion of their restricted stock units would vest pro rata at the end of their respective severance periods in accordance with the terms of their equity agreements (based on the period of time from the grant date until the end of the applicable severance period). Under the terms of the award agreement for the restricted stock units granted to Mr. Cappuccio on October 25, 2006, all of these restricted stock units would vest upon termination of his employment without cause.

With respect to performance stock units (also referred to as PSUs) other than the Upfront PSUs (as described below), each executive officer would receive a pro rata portion of the PSUs that would otherwise vest on the vesting date based on the actual performance level achieved for the full performance period (based on the period of time from the grant date until the end of the applicable severance period), plus any retained distributions relating thereto. With respect to the 250,000 target PSUs (112,107 target PSUs, as adjusted) granted to Mr. Bewkes on January 1, 2008, having a performance period of 2008-2012 (the “Upfront PSUs”), Mr. Bewkes’ pro rata portion of the Upfront PSUs would be based on the highest performance level achieved for the periods beginning on January 1, 2008 and ending on December 31 occurring thereafter for each year completed during the performance period (including the full year in which the termination of employment occurs), plus any retained distributions relating thereto.

Other Benefits.    The executive officers would also receive certain other payments and benefits, which are described in footnote (4) of the table below.

The employment agreements for Messrs. Bewkes and Parsons require that the Company provide the executive officers with life insurance benefits in the amount of $4.1 million and $5.0 million, respectively, through split-dollar life insurance policies. Under each employment agreement, the Company is entitled to recover the total amount of premiums paid by the Company or its subsidiaries following the executive’s death, or on the earlier surrender of such policy by the owner. Starting in 2003, the Company discontinued payment of the premiums on these split-dollar life insurance policies. The amounts included in the tables below with respect to this obligation reflect the present value of the total premiums that the Company has paid prior to 2003 and expects to pay when Messrs. Bewkes and Parsons no longer serve as an executive officer or director of the Company. This approach differs from the approach used in prior years, which had been to present the total premium amounts that the Company expected to pay until the executive officer would reach age 65, assuming that the premium amounts to cover the remaining years of each executive officer’s life would be satisfied from the accreting value of the applicable policies. The current approach takes into account the Company’s right to ultimately recover the total amount of premiums paid by the Company or its subsidiaries following the executive’s death, or on the earlier surrender of such policy by the owner, and thus presents the time value of money with respect to the Company’s premium payments. The current approach also assumes that the Company would pay premium amounts starting at such time that the executive officer no longer serves as a director or executive officer of the Company until the executive officer’s date of death (based on the RP-2000 Mortality Table). For the purposes of the calculation in a “termination without cause” scenario with respect to Mr. Bewkes, we have assumed that Mr. Bewkes would no longer serve as a director of the Company following a termination of his employment without cause on December 31, 2008, so that the Company would recommence making premium payments on January 1, 2009. The actual aggregate premium amounts that the Company will pay may differ from the estimated amounts depending on when Messrs. Parsons and Bewkes are no longer executive officers or directors of the Company and each executive officer’s length of life.

Conditions to Payments and Benefits.    Following a termination of employment without cause, if any of the executive officers were to obtain other employment (other than with a not-for-profit or governmental entity), he or she would continue to receive as severance the salary and bonus payments described above at the same times and in the same amounts but not any other post-termination benefits that he or she would have otherwise received under his or her employment agreement. If any of the executive officers were to accept full-time employment with any affiliate of the Company, the salary and bonus payments to such executive officer would immediately cease.

With respect to Messrs. Martin and Cappuccio and Ms. Fili-Krushel, the executive officers may be required to mitigate damages after a “termination without cause” or the Company’s material breach of his or her employment agreement if Section 280G of the Internal Revenue Code would apply to any payments to the executive officer by the Company, and the failure to mitigate would result in the Company losing tax deductions to which it otherwise would have been entitled. The amounts payable to an executive officer by the Company as a result of such termination of employment may also be reduced to the extent such payment would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code and would exceed the “safe harbor” amount under Section 280G of the Internal Revenue Code. See “Change in Control” below for additional information.

Certain payments following a termination of employment without cause are subject to suspension of payment for six months following the separation from service if required under Section 409A of the Internal Revenue Code. In addition, receipt of the payments and benefits upon a termination without cause is conditioned on the executive officer’s execution of a release of claims against the Company. If the executive officer does not execute a release of claims, he or she would receive a severance payment determined in accordance with the Company’s policies relating to notice and severance.

Retirement.    No named executive officer was eligible for normal retirement pursuant to any applicable retirement plan on December 31, 2008. On December 31, 2008, Mr. Parsons was eligible to elect early retirement under the 2000 Amended Pension Plan or the 2008 Amended Pension Plan, and Mr. Bewkes was eligible to elect early retirement under the Old Pension Plan, the 2000 Amended Pension Plan or the 2008 Amended Pension Plan, whichever provides the greatest benefit. Information regarding the named executive officers’ retirement benefits under the Company’s pension plans is provided in the Pension Benefits Table and the accompanying narrative.

Equity Awards.    For the purposes of equity awards, each of Messrs. Bewkes and Parsons and Ms. Fili-Krushel was retirement-eligible, i.e., over the age of 55 with 10 years of service with the Company or its affiliates, on December 31, 2008. Accordingly, all of their unvested stock options and restricted stock units (but not the stock options for 950,000 shares of Common Stock (426,009 stock options, as adjusted) granted to Mr. Bewkes on December 17, 2007) would vest upon their retirement, except that the accelerated vesting of the stock options and restricted stock units held by Messrs. Bewkes and Parsons would occur only at such time they no longer serve on the Company’s Board of Directors. With respect to PSUs, the executive officers would receive a pro rata portion of the PSUs that would otherwise vest on the vesting date (based on the period of time from the grant date until the date of retirement on December 31, 2008).

Other Benefits.    See above under “Termination without Cause/Material Breach – Other Benefits” for a description of the split-dollar life insurance policies maintained for the benefit of Messrs. Bewkes and Parsons. For the purposes of the calculation in a “Retirement” scenario with respect to Mr. Bewkes, we have assumed that Mr. Bewkes would serve as a director of the Company until the annual meeting for the year in which he would reach age 72, which is the mandatory retirement age for the Company’s directors under the Corporate Governance Policy, and the Company would recommence premium payments following such annual meeting date. With respect to Mr. Parsons, because he will not stand for re-election at the 2009 Annual Meeting, we have assumed that the Company will recommence premium payments following the date of the 2009 Annual Meeting. In addition, under Mr. Parsons’ employment agreement, the Company has agreed to provide Mr. Parsons with (i) reimbursement for the cost of 3 months of financial services (up to $25,000) and (ii) office space, together with secretarial services, office facilities, services and furnishings, comparable to that which he was provided during his employment, for the period from January 1, 2009 through December 31, 2009.

Change in Control.    With respect to Messrs. Martin and Cappuccio and Ms. Fili-Krushel, the employment agreements for these executive officers do not provide for any additional benefits as a result of a change in control of the Company. Each of the employment agreements provides that, if any amounts or benefits payable to the executive officer under his or her employment agreement constitute “parachute payments” under Section 280G of the Internal Revenue Code and the aggregate present value of all such “parachute payments” (including any amounts payable under any other plan, arrangement or agreement) exceeds 2.99 times his or her “base amount” (also known as the “safe harbor” amount) as defined in Section 280G of the Internal Revenue Code, then the amounts constituting “parachute payments” would be either (i) reduced to equal the safe harbor amount or (ii) provided to the executive officer in full, whichever results in the receipt by the executive officer of the greater amount on a net after-tax basis.

With respect to Mr. Bewkes, his employment agreement provides that the Company would make an additional payment to Mr. Bewkes if he becomes subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, provided that the total value of the payments to Mr. Bewkes that would be considered in determining whether an excise tax is payable exceeds 110% of the “safe harbor” amount. The Company’s additional payment to Mr. Bewkes, if any, would be equal to the amount of the excise tax, plus any additional taxes that would be owed as a result of the excise tax payment. If the total amount of payments to Mr. Bewkes would not exceed 110% of the “safe harbor” amount, then the amounts payable under his employment agreement will be reduced so that the total amount of payments equals the “safe harbor” amount. A change in control of the Company, together with a termination of Mr. Bewkes’ employment on December 31, 2008, would not have resulted in any excise tax under Section 4999 of the Internal Revenue Code and, thus, no tax “gross-up” payment by the Company.

Equity Awards.    The agreements that govern the stock options granted to Messrs. Bewkes, Martin and Cappuccio and Ms. Fili-Krushel generally provide for accelerated vesting following a change in control of the Company upon the earlier of (i) the first anniversary of the change in control, or (ii) the termination of the participant’s employment other than for cause (as de-

fined in the option agreements) unless due to death or disability or by the participant for good reason (as defined in the option agreements). The terms of the agreements that govern RSU awards generally provide for accelerated vesting following a change in control upon the earliest of (i) the first anniversary of the change in control, (ii) the original vesting date with respect to each portion of the award and (iii) the termination of the participant’s employment other than for cause (as defined in the RSU agreements) unless due to death or disability or by the participant for good reason (as defined in the RSU agreements).

The agreements that govern PSUs generally provide for accelerated vesting immediately following a change in control of the Company or a Division change in control (defined as a transfer by the Company or its affiliate of the employee’s employment to an entity whose financial results are not consolidated with those of the Company or a change in the ownership structure of the affiliate where the employee is employed such that the affiliate’s financial results are no longer consolidated with those of the Company). The number of PSUs that would vest following such a change in control would be equal to the sum of the number of PSUs that would vest pro rata, based on (i) the actual performance level achieved from the date of grant through the date of the change in control, and (ii) the target level of performance from the date of the change in control through the last day of the performance period.

Other Benefits.    See “Termination without Cause/Material Breach – Other Benefits” above for a description of the split-dollar life insurance policies maintained for the benefit of Messrs. Bewkes and Parsons. For the purposes of the calculation in a “Change in Control” scenario with respect to Mr. Bewkes, we have assumed that Mr. Bewkes would no longer serve as an executive officer or director of the Company following a change in control of the Company on December 31, 2008, so that the Company would recommence making premium payments on January 1, 2009.

Termination without Cause/Material Breach, Retirement or Change in Control

Named Executive Officer	Pro Rata Average Annual Bonus	Base Salary Continuation	Bonus Continuation	Group Benefits Continuation	Equity Awards: Stock Options and Restricted Stock Units (2)	Equity Awards: PSUs (3)	Other Benefits (4)
Jeffrey L. Bewkes
Termination without Cause/Material Breach (1)	$8,500,000	$3,500,000	$17,000,000	$28,367	$3,890,202	$2,556,980	$2,899,226
Retirement (5)	$—	$—	$—	$—	$3,890,202	$1,162,111	$1,158,962
Change in Control	$—	$—	$—	$—	$3,890,202	$3,311,440	$1,920,532

John K. Martin, Jr.
Termination without Cause/Material Breach (1)	$2,000,000	$2,000,000	$4,000,000	$28,367	$802,084	$582,474	$157,776
Change in Control	$—	$—	$—	$—	$1,442,473	$494,751	$—

Richard D. Parsons
Retirement (5)	$—	$—	$—	$—	$5,388,136	$845,090	$3,734,334

Paul T. Cappuccio
Termination without Cause/Material Breach (1)	$2,775,000	$2,000,000	$5,550,000	$10,237	$3,538,082	$608,630	$328,928
Change in Control	$—	$—	$—	$—	$3,746,344	$498,483	$—

Patricia Fili-Krushel
Termination without Cause/Material Breach (1)	$2,025,000	$1,700,000	$4,050,000	$28,367	$922,502	$455,718	$187,728
Retirement (5)	$—	$—	$—	$—	$922,502	$201,582	$—
Change in Control	$—	$—	$—	$—	$922,502	$373,337	$—

(1)	Termination without Cause/Material Breach: The severance period for each of Messrs. Bewkes, Martin and Cappuccio and Ms. Fili-Krushel would be from January 1, 2009 through December 31, 2010. With respect to Messrs. Martin and Cappuccio and Ms. Fili-Krushel, the amount payable to each such executive officer by the Company as a result of this termination scenario may be reduced to the extent such payment would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code and would exceed the “safe harbor” amount under Section 280G of the Internal Revenue Code, if such a reduction would result in a greater after-tax amount.

(2)	Equity Awards: Stock Options and Restricted Stock Units: The values set forth in the table above are based on (i) the excess (if any) of the closing sale price of the Common Stock on December 31, 2008 ($10.06 per share, prior to adjustment for the Cable Separation and the Reverse Stock Split) over the exercise price with respect to stock options, and (ii) the closing sale price of the Common Stock on December 31, 2008 ($10.06 per share, prior to adjustment for the Cable Separation and the Reverse Stock Split) with respect to restricted stock units. With respect to each of Messrs. Bewkes and Parsons, the accelerated vesting of his stock options and restricted stock units following retirement from his executive position at the Company would occur at such time he no longer serves on the Company’s Board of Directors.

(3)	Equity Awards: PSUs: Reflects the value of the PSUs that would vest upon the following scenarios based on the provisions in the PSU agreements and the closing sale price of the Common Stock on December 31, 2008 ($10.06 per share, prior to adjustment for the Cable Separation and the Reverse Stock Split). The final payout would also include any retained distributions, of which there were none as of December 31, 2008.

Termination without Cause/Material Breach and Retirement:    With respect to the PSUs having 2007-2009 or 2008-2010 performance periods, the table above reflects the value of the PSUs that would vest pro rata (based on the period of time from the date of grant until the end of the applicable severance period or the date of retirement, as applicable), assuming the achievement of the target performance level at the end of the applicable performance period. The Company’s actual performance during the year ended December 31, 2008 with respect to the PSUs was “above threshold” but below the target performance level, at 65.6% of target (with respect to target PSUs having a 2007-2009 performance period) and 95.9% of target (with respect to PSUs having a 2008-2010 performance period). The actual number of PSUs that would vest would not be known until after the full applicable performance period has ended.

With respect to the Upfront PSUs and a “termination without cause” scenario, the table above reflects the value of the Upfront PSUs that would vest pro rata (based on the period of time from the date of grant until the end of Mr. Bewkes’ severance period), assuming that the highest performance level achieved for each year completed during the performance period is at the target performance level. The Company’s actual performance during the year ended December 31, 2008 with respect to the Upfront PSUs was “above threshold” but below the target performance level at 95.9% of target. The actual number of Upfront PSUs that would vest would not be known until after Mr. Bewkes’ full severance period has ended. With respect to a retirement scenario, the table above reflects the actual intrinsic value of the Upfront PSUs that would vest pro rata (based on the period of time from the date of grant until the retirement date), based on the highest performance level achieved through the retirement date on December 31, 2008, which was “above threshold” (95.9% of target).

Change in Control:    The amounts in the table above relating to “Change in Control” reflect the sum of the value of the PSUs that would vest based on (i) the actual performance level achieved from the date of grant through the date of the change in control on December 31, 2008, and (ii) the target level of performance from the date of the change in control through the last day of the applicable performance period. With respect to the PSUs having a performance period of 2007-2009, the actual performance level achieved as of December 31, 2008 was “above threshold” (65.6% of target). With respect to the PSUs having a performance period of 2008-2010 and the Upfront PSUs, the actual performance level achieved as of December 31, 2008 was “above threshold” (95.9% of target).

(4)	Other Benefits:

Termination without Cause/Material Breach:

(a)	For Mr. Bewkes, includes (i) $1,920,532 representing the present value of the cost to the Company for maintaining a $4.1 million split-dollar life insurance policy for the estimated duration of his life, (ii) $757,000 for the cost of providing comparable office space and secretarial support for one year after termination, (iii) $200,000 for the reimbursement of financial services for the severance period (based on his maximum allowance for such benefits of $100,000 per year), and (iv) $21,694 for the reimbursement of life insurance premium payments that the executive officer would have to pay to obtain GUL insurance (with a value equal to two times his base salary minus $50,000) for the severance period. The present value amount relating to Mr. Bewkes’ split-dollar life insurance policy (i) is based on the assumption that Mr. Bewkes would no longer serve as an executive officer or a director on December 31, 2008, so that the Company would recommence its payment of premiums on January 1, 2009, and (ii) reflects the application of a discount rate of 4.19%, which is based on 120% of the semi-annual long-term applicable federal rate as of March 2009, as published by the Internal Revenue Service.

(b)	For Mr. Martin, includes (i) $150,000 for the reimbursement of financial services for the severance period (based on his maximum allowance for such benefits of $75,000 per year) and (ii) $7,776 for the reimbursement of life insurance premium payments that the executive officer would have to pay to obtain GUL insurance with a value of $3.0 million for the severance period.

(c)

For Mr. Cappuccio, includes (i) $170,000 for the cost of providing comparable office space and secretarial support for six months after termination, (ii) $150,000 for the reimbursement of financial services for the severance period (based on his maximum allowance for such benefits of $75,000 per year), and (iii) $8,928 for the reimbursement of life insurance premium payments that the executive officer would have to pay to obtain GUL insurance with a value of $3.0 million for the severance period.

(d)	For Ms. Fili-Krushel, includes (i) $150,000 for the reimbursement of financial services for the severance period (based on her maximum allowance for such benefits of $75,000 per year) and (ii) $37,728 for the reimbursement of life insurance premium payments that the executive officer would have to pay to obtain GUL insurance with a value of $3.0 million for the severance period.

Any Company reimbursements described above would be paid annually during the applicable severance period.

Retirement:    For Mr. Bewkes, “Other Benefits” amount of $1,158,962 represents the present value of the cost to the Company of maintaining a $4.1 million split-dollar life insurance policy for the estimated duration of his life. For Mr. Parsons, “Other Benefits” consists of (i) $2,933,334 representing the present value of the cost to the Company for maintaining $5.0 million in split-dollar life insurance policies for the estimated duration of his life, (ii) $776,000 for the cost of providing comparable office space and secretarial support for one year following his retirement and (iii) $25,000 for the reimbursement of financial services for 3 months. The present value amount relating to Mr. Bewkes’ split-dollar life insurance policy (i) is based on the assumption that the Company would recommence its payment of premiums following the annual meeting for the year in which Mr. Bewkes would reach age 72, which is the mandatory retirement age for the Company’s directors under the Corporate Governance Policy, and (ii) reflects the application of a discount rate of 4.19%, which is based on 120% of the semi-annual long-term applicable federal rate as of March 2009, as published by the Internal Revenue Service. The present value amount relating to Mr. Parsons’ split-dollar life insurance policies (i) is based on the assumption that, because he will not stand for re-election at the 2009 Annual Meeting, the Company would recommence premium payments following the date of the 2009 Annual Meeting, and (ii) reflects the application of a discount rate of 4.19%, which is based on 120% of the semi-annual long-term applicable federal rate as of March 2009, as published by the Internal Revenue Service.

Change in Control:    For Mr. Bewkes, “Other Benefits” consists of $1,920,532 representing the present value of the cost to the Company for maintaining a $4.1 million split-dollar life insurance policy for the estimated duration of his life. The present value amount relating to Mr. Bewkes’ split-dollar life insurance policy is (i) based on the assumption that Mr. Bewkes would no longer serve as an executive officer or as a member of the Board as of December 31, 2008, so that the Company would recommence its payment of premiums on January 1, 2009 and (ii) reflects the application of a discount rate of 4.19%, which is based on 120% of the semi-annual long-term applicable federal rate as of March 2009, as published by the Internal Revenue Service.

(5)	Retirement: As of December 31, 2008, each of Messrs. Parsons and Bewkes was eligible to elect early retirement under the Company’s Pension Plans, and each of Messrs. Bewkes and Parsons and Ms. Fili-Krushel was retirement-eligible, i.e., over the age of 55 with 10 years of service with the Company or its affiliates, for the purposes of equity awards. Mr. Parsons retired from the position of Chairman of the Board, effective the end of December 31, 2008. Accordingly, the table above reflects only the payments and other benefits that would be provided by the Company to Mr. Parsons as a result of his retirement. Neither Mr. Martin nor Mr. Cappuccio was retirement-eligible on December 31, 2008 for the purposes of any retirement plans or equity awards.

Disability.    If any of Messrs. Bewkes, Martin or Cappuccio or Ms. Fili-Krushel were to become disabled during the term of his or her employment agreement, the executive officer would receive full salary for six months and a pro rata bonus for the year in which the disability occurred (which would be calculated based on his or her average annual bonus). The calculations relating to the disability scenario assume that six months of disability have passed as of December 31, 2008 so that the disability period would commence on January 1, 2009, and that the Company has paid the executive officers’ full salaries for the six-month period ended December 31, 2008. Thereafter, the executive officer would remain on the Company’s payroll, and the Company would pay the executive officer disability benefits equal to the following:

Pro Rata Average Annual Bonus:    A pro rata portion of the executive officer’s “average annual bonus” for 2008. Because each executive officer would have served for all of 2008 as of December 31, 2008, the pro rata portion would equal to 100% of his or her average annual bonus. Each executive officer’s average annual bonus would be paid in a lump sum.

Bonus and Salary Continuation:    After the effective date of termination of employment due to disability, each executive officer would have a disability period determined pursuant to the executive officer’s employment agreement and would receive during his or her applicable disability period 75% of (i) his or her base salary in effect immediately prior to the executive officer’s termination of employment, payable on the Company’s normal payroll payment dates, and (ii) his or her average annual bonus, payable annually in a lump sum. Any such payments would be reduced by amounts received from workers’ compensation, Social Security and disability insurance policies maintained by the Company.

Group Benefits Continuation:    During the disability period, each executive officer would also continue to be eligible to participate in the Company’s group benefit plans, including medical and other group insurance, but would not receive any new equity awards under any of the Company’s stock-based incentive plans or accrue any benefit service under the Company’s defined contribution or nonqualified retirement plans.

Equity Awards:    Under the terms of the agreements governing stock options and restricted stock units, any and all of these equity awards held by an executive officer would vest upon his or her disability (as defined in the applicable equity award agreements). With respect to PSUs, each executive officer would receive a pro rata portion (based on the period of time from the date of grant until the end of the applicable disability period) of the PSUs that would otherwise vest on the vesting date based on the actual performance level achieved for the full performance period, plus any retained distributions relating thereto.

Other Benefits.    The executive officers would also receive certain other payments and benefits, which are described in footnote (5) of the table below.

Death.    Under each of the employment agreements with Messrs. Bewkes, Martin and Cappuccio and Ms. Fili-Krushel, if the executive officer dies, the employment agreement and all of the Company’s obligations to make any payments under the agreement would terminate, except that the executive officer’s estate or designated beneficiary would receive: (i) the executive officer’s salary to the last day of the month in which his or her death occurred and (ii) bonus compensation, at the time bonuses are normally paid, based on his or her average annual bonus but prorated according to the number of whole or partial months the executive officer was employed by the Company in the calendar year.

Under the terms of the agreements governing awards of stock options and restricted stock units, any and all of these equity awards held by each executive officer would vest upon his or her death. With respect to PSUs, following the termination of employment due to the executive officer’s death, the executive officer’s estate or designated beneficiary would receive a pro rata portion (based on the period of time from the date of grant until the date of death on December 31, 2008) of the number of shares underlying the PSUs that would have vested if the applicable performance period had ended on the date of the holder’s death, plus all retained distributions relating thereto; provided, however, that if the death occurs prior to the first anniversary of the date of grant, then the pro rata number of PSUs that vest would be based on the number of target PSUs, without regard to the actual performance level achieved through that date.

Termination of Employment Due to Disability or Death

Named Executive Officer	Pro Rata Average Annual Bonus	Base Salary Continuation (2)	Bonus Continuation (2)	Equity Awards: Stock Options and Restricted Stock Units (3)	Equity Awards: PSUs (4)	Other Benefits (5)
Jeffrey L. Bewkes
Disability (1)	$8,500,000	$5,250,000	$25,500,000	$3,890,202	$3,563,252	$2,363,919
Death	$8,500,000	$—	$—	$3,890,202	$928,558	$273,152

John K. Martin, Jr.
Disability (1)	$2,000,000	$1,500,000	$3,000,000	$1,442,473	$582,474	$157,776
Death	$2,000,000	$—	$—	$1,442,473	$169,662	$—

Paul T. Cappuccio
Disability (1)	$2,775,000	$1,500,000	$4,162,500	$3,746,344	$608,630	$158,928
Death	$2,775,000	$—	$—	$3,746,344	$211,954	$—

Patricia Fili-Krushel
Disability (1)	$2,025,000	$1,593,750	$3,796,875	$922,502	$455,718	$234,660
Death	$2,025,000	$—	$—	$922,502	$158,545	$—

(1)	Disability: The disability periods for Messrs. Bewkes, Martin and Cappuccio and Ms. Fili-Krushel are as follows:

(a)	Mr. Bewkes: January 1, 2009 through December 31, 2012.

(b)	Mr. Martin: January 1, 2009 through December 31, 2010.

(c)	Mr. Cappuccio: January 1, 2009 through December 31, 2010.

(d)	Ms. Fili-Krushel: January 1, 2009 through June 30, 2011.

(2)	Base Salary and Bonus Continuation: Reflects the continued payment by the Company of 75% of each executive officer’s base salary and average annual bonus during his or her disability period.

(3)	Equity Awards: Stock Options and Restricted Stock Units: The values set forth in the table above are based on (i) the excess (if any) of the closing sale price of the Common Stock on December 31, 2008 ($10.06 per share, prior to adjustment for the Cable Separation and the Reverse Stock Split) over the exercise price with respect to stock options, and (ii) the closing sale price of the Common Stock on December 31, 2008 ($10.06 per share, prior to adjustment for the Cable Separation and the Reverse Stock Split) with respect to restricted stock units.

(4)	Equity Awards: PSUs: Reflects the value of the PSUs that would vest upon the following scenarios based on the provisions in the PSU agreements and the closing sale price of the Common Stock on December 31, 2008 ($10.06 per share, prior to adjustment for the Cable Separation and the Reverse Stock Split). The final payout would also include any retained distributions, of which there were none as of December 31, 2008.

Disability: The table above reflects the value of the PSUs that would vest pro rata (based on the period of time from the date of grant until the end of the applicable disability period), assuming the achievement of the target performance level at the end of the applicable performance period. The Company’s actual performance during the year ended December 31, 2008 with respect to the PSUs was “above threshold” but below the target performance level, at 65.6% of target (with respect to target PSUs having a 2007-2009 performance period) and 95.9% of target (with respect to PSUs having a 2008-2010 performance period and the Upfront PSUs). The actual number of PSUs that would vest would not be known until after the full applicable performance period has ended.

Death: The Termination of Employment Due to Disability or Death table above reflects the value of the PSUs that would vest pro rata (based on the period of time from the date of grant through the date of death). With respect to the PSUs having a performance period of 2007-2009 and the Upfront PSUs, the values provided in the table above are based on the Company’s achievement of the “above threshold” performance level (65.6% of target with respect to the PSUs having a performance period of 2007-2009 and 95.9% with respect to the Upfront PSUs) through the date of death on December 31, 2008. With respect to the PSUs having a performance period of 2008-2010, because the date of death would have occurred prior to the first anniversary of the date of grant, the values provided in the table above are based on achievement of the target performance level.

(5)	Other Benefits.

(a)	For Mr. Bewkes under the “Disability” scenario, includes (i) $1,920,532 representing the present value of the cost to the Company for maintaining a $4.1 million split-dollar life insurance policy for the estimated duration of his life, (ii) $400,000 for the reimbursement of financial services for the disability period (based on his maximum allowance for such benefits of $100,000 per year), and (iii) $43,387 for the reimbursement of life insurance premium payments that he would have to pay to obtain GUL insurance (with a value equal to two times his base salary minus $50,000) for the disability period. The present value amount relating to Mr. Bewkes’ split-dollar life insurance policy is based on the assumption that Mr. Bewkes would also leave the Board of Directors on December 31, 2008 so that the Company would recommence its payment of premiums on January 1, 2009. In calculating this amount, a discount rate of 4.19% was used, which is based on 120% of the semi-annual long-term applicable federal rate as of March 2009, as published by the Internal Revenue Service. For Mr. Bewkes under the “Death” scenario, the “Other Benefits” amount of $273,152 represents the present value of the Company’s premium payments made until 2003 when the Company discontinued such payments and reflects the application of a discount rate of 4.19%, which is based on 120% of the semi-annual long-term applicable federal rate as of March 2009, as published by the Internal Revenue Service.

(b)	For Mr. Martin, the benefits and amounts are identical to the benefits and amounts for Mr. Martin under “Other Benefits” following a termination of employment without cause or the Company’s material breach of his employment agreement.

(c)	For Mr. Cappuccio, the benefits and amounts are identical to the benefits and amounts for Mr. Cappuccio under “Other Benefits” following a termination of employment without cause or the Company’s material breach of his employment agreement, except that he would not be provided with office space and secretarial support following his disability.

(d)	For Ms. Fili-Krushel, includes (i) $187,500 for the reimbursement of financial services for the disability period (based on her maximum allowance for such benefits of $75,000 per year) and (ii) $47,160 for the reimbursement of life insurance premium payments that she would have to pay to obtain GUL insurance with a value of $3.0 million for the disability period.

Other Restrictive Covenants.    Each named executive officer’s employment agreement in effect on December 31, 2008 provides that he or she is subject to restrictive covenants that obligate him or her, among other things: (i) not to disclose any of the Company’s confidential matters, (ii) not to hire certain of the Company’s employees for one year following a termination of employment for cause, without cause, or due to retirement at age 65, and (iii) except with respect to Messrs. Bewkes and Parsons, not to compete with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while employed and for one year following a termination without cause or due to a material breach by the Company. With respect to Mr. Bewkes, his non-competition obligation applies during his employment and through the later of (i) his severance term date (i.e., two years after the effective date of any termination of his employment without cause or due to a material breach by the Company) or, if applicable, the date on which Mr. Bewkes terminates his status as an employee during the severance period following any termination of his employment without cause, and (ii) one year following any termination of his employment for or without cause, following the end of his employment term or due to retirement. With respect to Mr. Parsons, his employment agreement contained non-competition provisions that restrict Mr. Parsons from competing with the Company during the term of his employment and through the latest to occur of various dates. Mr. Parsons retired from the position of Chairman of the Board at the end of December 31, 2008, and, accordingly, he will be subject to the non-competition provisions under his employment agreement through December 31, 2009, which is one year after the effective date of his retirement.

Additional Information

Related Person Transaction.    As described above under “Corporate Governance – Criteria for Membership on the Board,” in October 2008, Home Box Office Inc., a subsidiary of the Company, purchased the television rights to a documentary film from A Table in Heaven LLC, a limited liability company of which Andrew Rossi is a managing member and a majority owner. Mr. Rossi is the son-in-law of Kenneth Novack, a director of the Company. The purchase price in the transaction was $200,000, and Mr. Rossi’s interest in the transaction as a managing member and a majority owner of the limited liability company was approximately $27,000. At the time of the transaction, Mr. Novack had no direct or indirect interest in the transaction. In October 2008, the Board of Directors ratified the transaction in accordance with the Company’s related person transactions policy.

Other Transactions with Related Persons.    The Company entered into the following transactions with related persons, none of which were reportable as related person transactions under SEC rules. The transactions described below were not covered by the Time Warner Inc. Policy and Procedures Governing Related Person Transactions because the aggregate amount involved did not exceed $100,000 in 2008 or the related person did not have a direct material interest or an indirect material interest in the transaction or arrangement.

•

Richard D. Parsons, a director of the Company, employs a personal assistant who uses a small office at the Company’s facilities to perform responsibilities that are primarily personal. For 2008, Mr. Parsons paid the Company $7,413 for the use of this space, based on the Company’s operating costs.

•

Francis T. Vincent, Jr., a former director of the Company who served during part of 2008, subleases office space located at the offices of the Company’s former subsidiary, Time Warner Cable Inc., in Connecticut. Mr. Vincent paid Time Warner Cable Inc. $13,200 in 2008 for the sublease of this space.

•

Kenneth J. Novack, a director of the Company, is Senior Counsel to the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC. Mintz Levin was retained by the Company and certain of its subsidiaries during 2008 to provide legal services on a variety of matters. Fees paid to Mintz Levin were less than 5% of the firm’s gross revenues for its last fiscal year. Mr. Novack did not have a direct or indirect material interest in the services provided by Mintz Levin during 2008 or the fees paid to the firm by the Company and its subsidiaries.

The Company is obligated to indemnify its officers and directors under certain circumstances to the fullest extent permitted by Delaware law. The Company has purchased insurance that covers its directors and officers for liabilities incurred by them in their capacities as directors and officers of the Company and its subsidiaries. Under this insurance program, the Company is reimbursed for payments made to directors or officers as required or permitted by the indemnification provisions of the Company’s By-laws and Delaware law. This insurance also provides coverage under certain circumstances to individual directors and officers if they are not indemnified by the Company.

COMPANY PROPOSALS

PROPOSAL ONE: Election of Directors

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated for election at the Annual Meeting the following slate of 11 nominees. Each of the nominees is currently serving as a director of the Company and was elected by the stockholders at the Company’s 2008 Annual Meeting of Stockholders. Reuben Mark and Richard D. Parsons will not stand for re-election at the Annual Meeting, at which time the number of directors constituting the Board of Directors will be reduced to 11.

Information about these nominees is provided above under the heading “Directors.” The persons named in the proxy intend to vote such proxy for the election of each of the 11 nominees named below, unless the stockholder indicates on the proxy that the vote should be “against” any or all of the nominees. The Company expects each nominee for election as a director at the Annual Meeting to be able to accept such nomination. If any nominee is unable to accept the nomination, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees.

The Board of Directors recommends a vote FOR the election of the 11 director nominees listed below.

Herbert M. Allison, Jr.

James L. Barksdale

Jeffrey L. Bewkes

Stephen F. Bollenbach

Frank J. Caufield

Robert C. Clark

Mathias Döpfner

Jessica P. Einhorn

Michael A. Miles

Kenneth J. Novack

Deborah C. Wright

Vote Required for Approval

A majority of the votes duly cast by the holders of Common Stock with respect to each director is required for the election of that director.

PROPOSAL TWO: Ratification of Appointment of Independent Auditors

The Audit and Finance Committee of the Board of Directors has appointed Ernst & Young LLP as independent auditors of the Company to audit its consolidated financial statements for 2009 and the Board of Directors has determined that it would be desirable to request that the stockholders ratify such appointment.

Ernst & Young LLP, a registered public accounting firm, has served the Company as independent auditors since the AOL-Historic TW Merger in 2001 and both AOL and Historic TW and their subsidiaries as independent auditors for many years prior to that. Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditors.

Vote Required for Approval

Stockholder approval is not required for the appointment of Ernst & Young LLP because the Audit and Finance Committee of the Board of Directors has the responsibility for selecting the Company’s independent auditors. However, the appointment is being submitted for ratification at the Annual Meeting. No determination has been made as to what action the Board of Directors would take if stockholders do not ratify the appointment.

PROPOSAL THREE: Proposal to Approve the Time Warner Inc. Annual Incentive Plan for Executive Officers

General

In February 2009, the Company’s Board of Directors approved the Time Warner Inc. Annual Incentive Plan for Executive Officers (the “Plan”), which provides for (i) the payment of an annual cash bonus, (ii) the grant of restricted stock units or (iii) a combination of the two (collectively, the “Awards”) to certain executive officers of the Company. The Awards are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), and therefore the Plan is intended to enable the Company to deduct, for federal income tax purposes, the cash bonuses paid and any restricted stock units granted pursuant to the Plan to the Company’s Chief Executive Officer (the “CEO”) and other executive officers who are covered by Section 162(m).

The Board is recommending that stockholders approve the Plan in order to provide for the deductibility of payments made pursuant to the Plan under the Internal Revenue Code. The Plan would replace the Time Warner Inc. Amended and Restated Annual Bonus Plan for Executive Officers and will be presented for stockholder approval at the Annual Meeting. If approved by the Company’s stockholders, the Plan will apply to the annual cash bonuses payable to participating executive officers (the “Participants”) of the Company for 2009 (payable in 2010) and thereafter and to specified grants of restricted stock units made beginning in 2010, based on the performance achieved in the prior year. All executive officers of the Company will be eligible to participate in the Plan. However, each year, the Compensation and Human Development Committee of the Board (the “Compensation Committee”) will determine the Participants for that year, as well as the Awards to be granted for the previous year. The Company currently has seven executive officers eligible to participate under the Plan.

Administration and Eligibility

In general, Section 162(m) prohibits a publicly held corporation from deducting, for federal income tax purposes, compensation in excess of $1 million per year paid to its CEO and the three other most highly compensated executive officers (other than the chief financial officer) whose compensation is disclosed in the corporation’s proxy statement, subject to certain exceptions. The Plan is intended to qualify under one of the exceptions in Section 162(m), which provides that compensation that is “performance-based” is not subject to the limitation on federal income tax deduction. For compensation paid under an incentive plan to be “performance-based,” the corporation’s compensation committee must establish one or more objective performance standards in advance that must be achieved in order for the compensation to be paid and, at the end of the performance period, must certify that the performance standard has been met. In addition, the maximum amount of compensation that can be paid must be determinable. The regulations (the “Regulations”) issued by the Internal Revenue Service under Section 162(m) permit the compensation committee to approve a bonus that is less than the maximum amount that can be paid under any such incentive plan.

To provide for the deductibility of cash bonuses payable to the CEO and to the other executive officers covered by Section 162(m) for 2009 and thereafter, the Company is requesting stockholder approval of the Plan. Subject to such approval, the Board adopted the Plan on February 19, 2009, and the Compensation Committee has designated each of the executive officers of the Company who might be a “covered employee” (as defined in Section 162(m) and the Regulations) as Participants for 2009. The Plan applies to the annual cash bonuses payable to Participants. Restricted stock units awarded to the Participants under the Plan will also be deductible by the Company when they vest and are paid. The following summary of the Plan does not purport to be complete and is subject to, and qualified in its entirety by, the text of the Plan set forth in Annex B to this Proxy Statement.

Participation in the Plan is not exclusive and will not prevent a Participant from participating in any other compensation plan of the Company or from receiving any other compensation from the Company.

The Bonus Plan

Forms of Award

The Plan provides that the Compensation Committee may make an Award to a Participant under the Plan consisting of the payment of an annual cash bonus, a grant of restricted stock units or a combination of the two if the Company generates positive “Adjusted Net Income” (as described below) for the applicable year.

Restricted stock units represent the contingent right to receive shares of the Company’s Common Stock. If restricted stock units are awarded pursuant to the Plan, they will be issued from an equity plan of the Company approved by the stockholders of the Company. The restricted stock units will have a vesting schedule that is established pursuant to the applicable equity plan and award agreement, and the value of a restricted stock unit will be equal to the closing price of the Company’s Common Stock, as reported on the Composite Tape of the New York Stock Exchange (or the closing price on the primary exchange for the Common Stock if the Common Stock is not listed on the New York Stock Exchange), on the date of grant.

Determination of Awards

Under the Plan, “Adjusted Net Income” is defined to mean income (loss) from continuing operations as defined by generally accepted accounting principles, excluding the following: (a) noncash impairments of goodwill, intangible and fixed assets and investments, (b) gains and losses on sales of operating assets and investments, (c) external expensed costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, (d) amounts related to securities litigation and government investigations, (e) restructuring charges or reductions in restructuring charges greater than $25 million, (f) reserves larger than $25 million established in connection with litigation, tax audits and similar governmental proceedings, (g) recoveries greater than $25 million in litigation and similar proceedings, (h) gains or losses recognized from the forgiveness of debt, (i) gains and losses recognized in connection with pension plan curtailments, settlements or termination benefits, and (j) the impact of taxes on the items described in (a) through (i). This performance measure is intended to follow closely the method for determining Adjusted Net Income by Bloomberg L.P. as of February 12, 2009.

The Plan provides that, prior to paying any Award under the Plan, the calculation of the Company’s Adjusted Net Income with respect to the applicable performance year will be reviewed by the Company’s independent auditors and that the Compensation Committee shall certify in writing that the performance goal for the applicable Participant was met and that the amount of the Award to any Participant does not exceed the maximum amount payable under the Plan.

The maximum Award payable to a Participant with respect to any year will be equal to the lesser of 1.5% of the Company’s Adjusted Net Income for such year and $20 million. This limit on Awards payable to each Participant does not reflect the Compensation Committee’s intention to pay Awards at such maximum levels, but rather is intended to provide that the Awards (particularly when consisting of a combination of a cash bonus and a grant of restricted stock units) will be deductible for federal income tax purposes. In addition, the $20 million cap per Participant reflects the Compen-

sation Committee’s response to requests by some of our stockholders that the incentive plans adopted by the Company for purposes of Section 162(m) include a maximum amount that can be paid. In determining that the $20 million level was appropriate, the Compensation Committee considered the dollar-based limits set forth in 162(m)-based plans adopted by other leading media companies as well as the average maximum individual bonus amounts that could have been paid for the last three years under the Company’s current Annual Bonus Plan for executive officers. The Plan’s $20 million limit per Participant is lower than each of the amounts that the Compensation Committee reviewed for comparison. The Compensation Committee will have sole authority to determine the amount of any Award, and the Compensation Committee will have the authority to determine whether an Award will be in the form of an annual cash bonus, restricted stock units or a combination of the two.

Under the terms of the Plan, the Compensation Committee has authority to exercise discretion to award any Participant an amount that is less than the maximum amount payable pursuant to the Plan. Therefore, with respect to potential cash bonuses payable for 2009, the Compensation Committee has also established Company financial goals that are not based on the Company’s Adjusted Net Income and individual goals for the CEO and each of the other Participants in the Plan. Consistent with the factors considered by the Compensation Committee for the determination of the 2008 annual bonuses (which are described in “Compensation — Compensation Discussion and Analysis — 2008 Annual Bonuses), the Compensation Committee intends to consider each Participant’s contribution to the achievement of the Company’s established objectives, the Participant’s achievement of individual goals and other factors in determining the actual amount of a Participant’s annual cash bonus.

Timing of Payment

Unless a Participant elects to defer all or a portion of his or her Award under a deferred compensation plan maintained by the Company (including the Time Warner Inc. Deferred Compensation Plan), payments of cash bonuses under the Plan will be made between January 1 and March 15 of the calendar year following the applicable performance year, and as soon as practicable after the Compensation Committee certifies that (i) the performance goals have been met and (ii) the amount of the Awards to any Participant does not exceed the maximum amount payable in that performance year. In addition, if a Participant is a “specified employee” (as defined under Section 409A of the Internal Revenue Code) at the time of the Participant’s termination of employment, any payment under the Plan would be delayed until six months after the Participant’s termination of employment to the extent necessary to prevent any accelerated or additional tax liability under Section 409A of the Internal Revenue Code and to provide for other actions that may need to be taken in good faith by the Company or the Participant for the Plan to satisfy the requirements of Section 409A of the Internal Revenue Code.

Amendment and Termination of the Plan

The Plan will continue in effect until terminated by the Compensation Committee. The Compensation Committee may amend the Plan from time to time as it deems advisable, provided that any such amendment complies with all applicable laws and the requirements for exemption under the Internal Revenue Code and the Regulations.

Plan Benefit Amounts

Awards granted and paid each year under the Plan will be based on actual performance achieved during each fiscal year, therefore, the amounts payable for 2009 and thereafter are not determinable at this time.

As indicated in the Compensation Discussion and Analysis presented elsewhere in this Proxy Statement, the Compensation Committee believes that an annual cash bonus and awards of restricted stock units are important parts of the overall compensation of the Company’s executive officers. If the Plan is not approved by stockholders at the Annual Meeting, no payments will be made under the Plan; however, the Board of Directors will retain the right to pay the Company’s executive officers an annual cash bonus based on other goals that may be established by the Board or the Compensation Committee and to continue to make awards of restricted stock units. In such event, a portion or all of such awards may not be deductible by the Company for federal income tax purposes.

The Board of Directors recommends a vote FOR the approval of the Time Warner Inc. Annual Incentive Plan for Executive Officers.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to approve the Plan.

STOCKHOLDER PROPOSALS

PROPOSAL FOUR: Proposal Regarding Cumulative Voting

Mr. Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021, the beneficial owner of 4,000 shares of Common Stock, has advised the Company that he intends to propose a resolution at the Annual Meeting. Mr. Steiner has appointed Mr. John Chevedden of 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278 and/or Mr. Chevedden’s designee to act on his behalf in matters relating to the proposed resolution. The proposed resolution and statement in support thereof are set forth below:

4 – Cumulative Voting

RESOLVED: Cumulative Voting. Shareholders recommend that our Board take the steps necessary to adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates. Under cumulative voting shareholders can withhold votes from certain poor-performing nominees in order to cast multiple votes for others.

Statement of Kenneth Steiner

Cumulative voting won 54%-support at Aetna and greater than 51%-support at Alaska Air in 2005 and in 2008. It also received greater than 53%-support at General Motors (GM) in 2006 and in 2008. The Council of Institutional Investors www•cii•org recommended adoption of this proposal topic. CalPERS also recommend a yes-vote for proposals on this topic. Nonetheless our directors made sure that we could not vote on this established topic of cumulative voting at our 2008 annual meeting.

Cumulative voting allows a significant group of shareholders to elect a director of its choice – safeguarding minority shareholder interests and bringing independent perspectives to Board decisions. Cumulative voting also encourages management to maximize shareholder value by making it easier for a would-be acquirer to gain board representation. It is not necessarily intended that a would-be acquirer materialize, however that very possibility represents a powerful incentive for improved management of our company.

The merits of this Cumulative Voting proposal should also be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. For instance in 2008 the following governance and performance issues were identified:

•	The Corporate Library (TCL) www• thecorporatelibrary•com/ an independent investment research firm rated our company:

“D”	in Overall Board Effectiveness.
“Very	High Concern” in executive pay with $19 million for Jeffrey Bewkes and $18 million for Richard Parsons.
“High	Governance Risk Assessment.”

•	We had no shareholder right to:

Cumulative voting.

Act by written consent.

An independent Chairman.

•	We had two inside directors and one inside-related director – Independence concerns.

•	Two directors served on 4 boards each – Over-commitment concern:

Michael Miles

Stephen Bollenbach

•

Time Warner was featured in the “Pay For Failure” report by Paul Hodgson of The Corporate Library. Hodgson noted that our CEO Richard Parsons received $25 million over two years while shareholders experienced a 5-year return of minus-31%.

The above concern shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Cumulative Voting

Yes on 4

COMPANY RECOMMENDATION:

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Board believes that the Company’s current system for electing Directors provides stockholders with an effective and meaningful voice in the election process, which helps ensure that the Director elections reflect the will of the majority of the votes cast in an election. Cumulative voting would distort that process and increase the risk that a relatively small minority of stockholders could elect one or more Directors who would not represent the broader interests of stockholders.

First, the Company’s By-laws provide for the annual election of all Directors. Thus, unlike companies with staggered boards, the Company’s stockholders can replace some or all of the Directors in any given year. Second, the Company does not have different classes of shares with different voting rights, but instead all stockholders have an equal vote based on the number of shares they own. Third, consistent with the practices of leading publicly traded corporations, the Company’s By-laws provide for a majority-vote standard in uncontested elections and a plurality standard only in a contested election of directors by stockholders. Fourth, the Nominating and Governance Committee of the Board, which is responsible for identifying and recommending qualified individuals for director nomination, consists solely of independent non-management directors and follows a robust process to select nominees for election who will be directors who are accountable to all stockholders. Additionally, the Committee is guided by the Company’s Corporate Governance Policy, which contains an objective that a substantial majority of the members of the Board of Directors will be independent. The Board of Directors believes this voting system provides a fair way for stockholders to elect an effective board of directors that will represent the interests of all of the Company’s stockholders.

The Board believes that cumulative voting is unnecessary in light of the other steps the Company has already taken to provide for fair and meaningful Director elections. In addition, cumulative voting could result in the election of Directors who do not have the support of a significant percentage of stockholders. Under cumulative voting, in an election of directors, each stockholder would be able to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she owns. These votes may be directed to a single candidate or allocated among candidates in any proportion. Cumulative voting could therefore result in the election of one or more directors by stockholders who represent a relatively small minority of the Company’s shares. This would contravene the principle of majority voting in Director elections, which the Company has adopted as a principle of good governance. Further, it could lead to divisiveness on the Board, because one or more directors could be elected (and re-elected) with the support of the holders of only a minority interest in the Company who may have a narrow agenda, thereby impairing the Board’s ability to operate effectively as a governing body.

Accordingly, for the reasons described above, the Board believes that the proposal is not in the best interests of the Company and its stockholders. Therefore, it recommends a vote AGAINST the proposal.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of the Common Stock is required to adopt this proposal.

PROPOSAL FIVE: Proposal Regarding Special Stockholder Meetings

Mr. William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, the beneficial owner of 12,000 shares of Common Stock, has advised the Company that he intends to propose a resolution at the Annual Meeting. Mr. Steiner has appointed Mr. John Chevedden of 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278 and/or Mr. Chevedden’s designee to act on his behalf in matters relating to the proposed resolution. The proposed resolution and statement in support thereof are set forth below:

5 – Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Statement of William Steiner

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If an attainable percentage of shareowners cannot call special meetings, management may become insulated and investor returns may suffer.

This proposal topic won impressive support at the following companies (based on 2008 yes and no votes):

Occidental Petroleum (OXY)	66%	Emil Rossi (Sponsor)
FirstEnergy Corp. (FE)	67%	Chris Rossi
Marathon Oil (MRO)	69%	Nick Rossi

A significant, but not unattainable or unmaintainable, percentage of shareowners should have the ability to call a special meeting when a matter is sufficiently important to merit prompt consideration. Management should not have excessive latitude to interfere with the calling of a special meeting by shareholders and should not have excessive power to revoke the calling of such a meeting. And shareowners should not be easily excluded from introducing topics important to our company at a special meeting.

Fidelity and Vanguard have supported a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds also favor this right. Governance ratings services, such as The Corporate Library and Governance Metrics International, have taken special meeting rights into consideration when assigning company ratings.

Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings –

Yes on 5

COMPANY RECOMMENDATION:

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Board appreciates the proponent’s interest in providing for stockholders to have a say on important matters that may arise between annual meetings. However, the Board recommends a vote against the proposal because (i) the Company’s By-laws and the rules and regulations that apply to the Company already provide sufficient opportunities for stockholders to call or vote on important matters at special meetings of stockholders and (ii) the proposal could impose significant costs on the Company without corresponding benefits.

First, the proposal is unnecessary because the Company’s By-laws already allow stockholders representing at least 25% of the Company’s outstanding voting power to call special stockholder meetings. In amending the By-laws in December 2007, the Board selected the 25% level after consulting with several of the Company’s stockholders, and believes this level helps provide that the matters to be addressed at special stockholder meetings are those of interest to a significant portion of the Company’s stockholders. If holders of 10% of the Company’s outstanding common stock had the power to call a special meeting at any time and for any purpose, the special meeting mechanism could be misused to serve their narrow purposes. Based on information as of September 30, 2008, the Company believes that it would require only the Company’s two largest stockholders to call a special stockholder meeting based on a 10% ownership threshold, and only six or seven of the Company’s largest stockholders to call a special stockholder meeting based on a 25% threshold.

Second, the Board believes that allowing stockholders representing a relatively small minority of shares to call special stockholder meetings could place a significant burden on the Company. The substantial time and financial resources that would be required to prepare the required disclosure documents and hold an unlimited number of special stockholder meetings could disrupt the conduct of the Company’s business and divert the attention of the members of the Board, senior management and other employees from the day-to-day operations of the Company. As described elsewhere in this Proxy Statement, the Company provides a more cost-effective and efficient process for stockholders to communicate with the Company’s Chairman and CEO, the Board, any Board committee and any individual non-employee director.

Third, the Company holds annual stockholder meetings that enable stockholders to make significant changes in the leadership structure of the Company on an annual basis through the election of directors and to request that matters be submitted for consideration by stockholders. With respect to other significant matters, Delaware law provides that stockholders must be given the opportunity to vote on major corporate actions such as mergers, the sale or disposition of all or substantially all of the assets of the Company, or amendments to the Company’s certificate of incorporation. The Listing Standards of the New York Stock Exchange similarly require the Company to seek stockholder approval for the issuance of common stock in many circumstances, including in cases that would result in a change in control of the Company. Thus, the Company’s stockholders already have the power and opportunity to vote on important matters.

The Board believes that the Company’s current mechanism for stockholders to call special meetings helps to ensure that such meetings are called when they are in the best interests of the stockholders as a whole. The Board therefore recommends a vote AGAINST the proposal.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of the Common Stock is required to adopt this proposal.

PROPOSAL SIX: Proposal Regarding Advisory Resolution to Ratify Compensation of Named Executive Officers

The Congregation of the Sisters of Charity of the Incarnate Word, P.O. Box 230969, 6510 Lawndale, Houston, Texas 77223, the beneficial owner of shares of Common Stock that had a market value of at least $2,000 at the time the proposal was submitted, joined by four other organizations, whose names, addresses and stockholdings will be provided by the Company upon request, has advised the Company that they intend to propose a resolution at the Annual Meeting. The proposed resolution and statement in support thereof are set forth below:

EXECUTIVE COMPENSATION ADVISORY VOTE

Time Warner – 09

RESOLVED, that shareholders of Time Warner Inc. request the Board of Directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

Investors are increasingly concerned about mushrooming executive compensation especially when insufficiently linked to performance. In 2008, shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions have averaged 43% in favor, with ten votes over 50%, demonstrating strong shareholder support for this reform.

An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation. We believe the results of this vote would provide the board and management useful information about shareholder views on the company’s senior executive compensation.

In its 2008 proxy, Aflac submitted an Advisory Vote resulting in a 93% vote in favor, indicating, strong investor support for good disclosure and a reasonable compensation package. Daniel Amos, Chair and CEO, said, “An advisory on our compensation report is a helpful venue for our shareholders to provide feedback on our pay-for-performance compensation philosophy and pay package.”

To date ten other companies have also agreed to an Advisory Vote, including Verizon, MBIA, H&R Block, Ingersoll Rand, Blockbuster and Tech Data. TIAA-CREF, the country’s largest pension fund, has successfully utilized the Advisory Vote twice.

Influential proxy voting service, RiskMetrics Group, recommends votes in favor, noting: “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”

The Council of Institutional Investors endorsed advisory votes and a bill to allow annual advisory votes passed the House of Representatives by a 2-to-1 margin. We believe the statesman like approach for company leaders is to adopt an Advisory Vote before required by law.

We believe that existing U.S. Securities and Exchange Commission rules and stock exchange listing standards do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast, in the United Kingdom, public companies allow shareholders to cast a vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

We believe that a company that has clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management sponsored Advisory Vote a helpful tool.

COMPANY RECOMMENDATION:

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Board of Directors appreciates the goal of the proposal and has carefully reviewed this matter, including the experience of stockholder advisory votes implemented in countries outside the United States. At the Board’s direction, the Company has actively engaged in discussions with stockholders and other interested parties on this matter over the past two years. As explained below, however, the Board recommends a vote against this proposal. First, the Board believes that if such advisory votes are implemented, it would be better to do so through a regulatory process, which would allow for careful consideration of the matter in the context of other regulations and more consistent implementation of advisory votes. Further, the Company already provides effective avenues for stockholders to express their views on the Company’s executive compensation structure. Finally, this specific proposal is flawed in that it focuses inappropriately on just the level of compensation, rather than on overall compensation policies or disclosures. The Board therefore believes that it would be premature and inadvisable for the Company to implement the stockholder advisory vote called for in this proposal.

The Board believes that if stockholder advisory votes on executive compensation are to be implemented in the United States, the best approach to doing so would be through the regulatory processes of the Securities and Exchange Commission and the stock exchanges. First, a regulatory approach would provide for a more consistent implementation of stockholder advisory votes across industries, rather than potentially significant variations in approach that could result from companies implementing advisory votes in response to stockholder proposals. Second, a broad-based regulatory approach would better enable boards of directors to interpret the results of the advisory votes at their individual companies, because they would have a larger base of other companies to which they could compare their results. Third, it would facilitate investor voting on advisory proposals. A regulatory approach could provide for more consistent approach to advisory proposals, which would minimize the additional burden on investors of interpreting a potentially endless variety of different forms of advisory votes. Fourth, a regulatory process would allow for a careful consideration of this matter in the context of other rules, such as those governing companies’ disclosures regarding executive compensation, stockholder proposals relating to executive compensation, stockholder voting on compensation matters such as equity plans, and other means by which stockholders may express their views on executive compensation. Other countries that have adopted advisory votes have generally done so through legislation or regulation that was accompanied by other reforms.

Further, while this regulatory process is underway, the Company’s stockholders currently have effective means of expressing their views regarding executive compensation – individually and collectively – to the Board and management of the Company. First, any stockholder may communicate directly in writing to the full Board, any Board Committee, or any individual Director, by using the process described under “Other Procedural Matters — Communicating with the Board of Directors” in this Proxy Statement. Second, stockholders may express their views on executive compensation to the Board and management at the Company’s annual stockholders meetings. Third, on an ongoing basis, representatives of the Company, when appropriate, meet with stockholder representatives and corporate governance groups to discuss the Company’s executive compensation philosophy, policies and practices. Unlike the proposed advisory vote, the Company’s existing methods for stockholder communications allow stockholders to express their views with respect to particular aspects or components of executive compensation.

In addition to these concerns, the Board notes that the proposal does not request a vote on the Company’s policies or disclosures relating to executive compensation. Instead, the proposal requests a stockholder vote to ratify the compensation paid to certain executives and would result in stockholders voting on executive compensation levels when stockholders do not have access to the information that the Compensation and Human Development Committee reviews and considers in making its determinations regarding executive pay. Even with extensive disclosures regarding executive compensation, a public company’s stockholders are unlikely to be in a position to cast a fully informed vote on executive compensation itself. When establishing compensation programs or setting compensation levels, the Compensation and Human Development Committee makes numerous decisions that require judgment and analysis after careful review of substantial data. By their very nature, such compensation decisions involve a level of knowledge of each executive’s performance – and familiarity with competitively sensitive and other confidential personnel information – that would not be possible for public stockholders to possess. Accordingly, the Board does not believe it would be appropriate to place the stockholders in a position to vote on the compensation itself paid to individual executives.

Accordingly, the Board believes that the most constructive approach for the Company to take with respect to the proposed advisory vote is to continue its dialogue with stockholders and other interested parties with the goal of engaging the Securities and Exchange Commission, the stock exchanges and other regulatory organizations on this topic. Because regulatory developments are underway, the Board believes that it would be premature for the Company to adopt the proposal at this time, and the Board of Directors recommends a vote AGAINST the proposal.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of the Common Stock is required to adopt this proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no such filings were required, the Company believes that during 2008, its officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements in a timely manner, except that (1) an amendment to Form 3 was filed on January 18, 2008, on behalf of Carol A. Melton, the Company’s Executive Vice President, Global Public Policy, to reflect 500 shares of Common Stock (166 shares, as adjusted to reflect the Reverse Stock Split) held by Ms. Melton’s spouse that had been inadvertently omitted from the Form 3 filed on her behalf on June 30, 2005, (2) a Form 4 was filed late on June 16, 2008, on behalf of each of Stephen F. Bollenbach and Reuben Mark, each a director of the Company, to report an exempt transaction relating to the grant of 6,108.7355 phantom stock units (2,739.3432 phantom stock units, as adjusted to reflect the Cable Separation and the Reverse Stock Split) on May 16, 2008, pursuant to the Time Warner Inc. Non-Employee Directors’ Deferred Compensation Plan, and (3) a Form 4 was filed late on July 31, 2008, on behalf of Pascal Desroches, the Company’s Senior Vice President and Controller, to report an exempt transaction relating to the sale by Mr. Desroches of 3,377 shares of Common Stock (prior to the Reverse Stock Split) for his payment of withholding taxes incident to the vesting of restricted stock held by him on July 21, 2008.

OTHER PROCEDURAL MATTERS

Procedures for Submitting Stockholder

Proposals

Proposals for Inclusion in the Proxy Statement.    Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company in a timely manner. In order to be included for the 2010 annual meeting of stockholders, proposals from stockholders must be received by the Company no later than December 14, 2009, and must otherwise comply with the requirements of Rule 14a-8.

Proposals not Included in the Proxy Statement.    In addition, the Company’s By-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company’s 2010 Annual Meeting, such a proposal must be received by the Company on or after January 28, 2010 but no later than February 27, 2010. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear or send a qualified representative to present the proposal at such meeting, the Company is not required to present the proposal for a vote at such meeting.

Procedures for Submitting Director Recommendations and Nominations

Submitting Director Recommendations to the Nominating and Governance Committee.    If a stockholder would like the Nominating and Governance Committee to consider an individual as a candidate for election to the Board of Directors, the stockholder must submit a proper and timely request as follows:

•

Timing.    The stockholder should notify the Nominating and Governance Committee by no later than September 1 of the year prior to the annual stockholders meeting at which the candidate would seek to be elected.

•	Information. In notifying the Committee, the stockholder should provide the following information to the Committee:

➢	The name and the address of the stockholder making the submission and the name, address, telephone number and social security number of the candidate to be considered.

➢

The class or series and number of shares of the Company’s stock that are beneficially owned by the stockholder making the submission, the amount of time such shares have been held, a description of all arrangements or understandings between the stockholder and the candidate, and an executed written consent of the candidate to serve as a director of the Company if so elected.

➢	A copy of the candidate’s resume and references.

➢

An analysis of the candidate’s qualifications to serve on the Board of Directors and on each of the Board’s committees in light of the criteria set forth in the By-laws, Corporate Governance Policy, and the Nominating and Governance Committee’s Policy Statement Regarding Director Nominations (including all regulatory requirements incorporated by references therein).

•	Address. The foregoing information should be submitted to the Nominating and Governance Committee through the Corporate Secretary, Time Warner Inc., One Time Warner Center, New York, NY 10019-8016.

Stockholder Nominations Submitted to Stockholders.    The Company’s By-laws provide that stockholders may nominate persons for election as directors at the Company’s stockholders meeting by (i) giving timely written notice to the Company containing the stockholder proposal and all required information and (ii) appearing or sending a qualified representative to present such proposal at the stockholders meeting. The Company’s By-laws require that, to be timely and proper, notice of a nomination by a stockholder must be delivered to or mailed to and received at the Company’s principal executive offices as follows:

•

Annual Stockholders Meetings.    For elections to be held at an annual meeting of the stockholders, at least 90 days and no more than 120 days before the first anniversary of the date of the annual meeting of stockholders for the prior year. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder must be delivered or received no earlier than the 120th day before the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day after the day on which the date of such meeting is first publicly announced.

•

Special Stockholders Meetings.    For elections that are going to take place at a special meeting of the stockholders, no earlier than the 90th day before the special meeting and no later than the close of business on the later of the 60th day before the special meeting or the 10th day after the day on which the date of the special meeting and the names of the nominees to be elected at the meeting are first publicly announced.

•

Other Circumstances.    Additionally, if the number of directors to be elected to the Board at an annual meeting of the stockholders is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board at least 90 days before the first anniversary of the date of the prior year’s annual meeting, a stockholder’s notice will also be timely with respect to nominees for any new positions if it is delivered to or mailed to and received by the Company not later than the 10th day after the public announcement is made.

•

Information.    The notice must contain prescribed information about the proponent and each nominee, including the information about the nominee that would have been required to be included in a proxy statement filed under SEC rules had such nominee been nominated by the Board of Directors.

Address.    All notices of proposals by stockholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Corporate Secretary of the Company at One Time Warner Center, New York, NY 10019-8016.

Communicating with the Board of Directors

The Company’s independent directors have adopted a policy statement that sets forth the processes whereby stockholders may communicate with directors. Pursuant to that policy statement, stockholders, employees and others interested in communicating with the Company’s Chairman of the Board should write to the address below:

Jeffrey L. Bewkes

Chairman of the Board and Chief Executive Officer

c/o Office of the Corporate Secretary

Time Warner Inc.

One Time Warner Center

New York, NY 10019-8016

Stockholders and other interested parties who wish to communicate directly with the Board, any of the Board’s committees, the non-employee directors as a group or any individual non-employee director should write to the address below:

[Name of Addressee]

c/o Office of the Corporate Secretary

Time Warner Inc.

One Time Warner Center

New York, NY 10019-8016

General

The Board of Directors does not currently know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS,

PAUL F. WASHINGTON

        Corporate Secretary

April 8, 2009

ANNEX A

Time Warner Inc.

Policy on Determining the Leadership Structure of the Board of Directors

Adopted by the Board of Directors

January 29, 2009

The Board of Directors (the “Board”) of Time Warner Inc. (the “Corporation”) has adopted this Policy on the Leadership Structure of the Board of Directors (this “Policy”). This policy sets forth the processes for the Board and its committees to follow in determining the appropriate leadership structure for the Board and the criteria that the Board may consider in making those determinations.

Board Policy

It is the Board’s responsibility to exercise its business judgment to determine its appropriate leadership structure. It is the policy of the Board to consider, at least annually, the appropriate leadership structure for the Board and the performance of the individuals who serve in Board leadership positions. The Board recognizes its role in exercising effective, independent oversight of the management on behalf of Corporation’s stockholders and that the appropriate Board leadership structure may vary, depending on the circumstances facing the Board and the Corporation at any given time.

Board Processes

Leadership Structure.    The Nominating and Governance Committee shall review the leadership structure of the Board on at least an annual basis and at times of potential change in individuals holding Board leadership positions (e.g., retirement, resignation, or renewal of employment agreements). As part of this review, the Committee shall evaluate (i) the leadership positions the Corporation should have (e.g., Chairman of the Board, Lead Independent Director, and Chief Executive Officer), (ii) the responsibilities of those positions, and (iii) the qualifications for those positions, including whether the position of Chairman of the Board should be held by the Chief Executive Officer of the Corporation, an independent Director, or a non-independent Director other than the Chief Executive Officer.

In conducting this review, the Nominating and Governance Committee shall consider the following criteria, among others:

•	The scope and nature of the respective responsibilities for each of the Chairman of the Board, Lead Independent Director, and Chief Executive Officer positions;

•	The effectiveness of the policies, practices and people in place to help ensure strong, independent Board oversight of management;

•	The views expressed by Directors as part of the Board’s annual self-evaluation process;

•	The views of the Corporation’s stockholders, including the voting results in connection with stockholder proposals regarding this subject and the views expressed by different types of stockholders;

•	The Corporation’s circumstances at the time;

•	The Corporation’s ability to attract and retain well-qualified individuals for the three positions at the particular point in time;

•	The practices at other companies in the United States and other countries;

A-1

•

Legislative and regulatory developments, trends in governance, and academic or other studies on the topic of board leadership structure, including studies of the impact of leadership structures on stockholder value; and

•	How a particular leadership structure is likely to affect the Corporation’s performance.

The Nominating and Governance Committee shall make its recommendations to the full Board of Directors, which will be responsible for approving the leadership structure of the Board. In accordance with the Corporate Governance Policy, the Committee or Board may, in their discretion, retain independent advisors to assist them in their review and evaluation.

Evaluation.    The Nominating and Governance Committee shall also, on at least an annual basis, evaluate the performance of the individuals who serve in leadership positions on the Board, including the Chairman of the Board and Lead Independent Director, and the Chief Executive Officer. The evaluations shall include consideration of the respective responsibilities of those positions, as set forth in the Corporation’s governance documents, including the Corporation’s By-laws and Corporate Governance Policy. The Committee shall report to the independent Directors on the results of its evaluation.

Public Disclosure of Policy and Rationale.    The Corporation shall post, on the Corporation’s website, this policy and a description of the Board’s rationale for the Board leadership structure in light of the criteria set forth above. The disclosure relating to the Board’s rationale for the leadership structure shall be updated at least annually and more frequently as appropriate in light of any reviews of that structure that are conducted between the annual reviews. The Corporation may also, as appropriate, include disclosures relating to its leadership structure in the Corporation’s proxy statement related to its annual meeting of stockholders.

A-2

ANNEX B

Adopted February 18, 2009

TIME WARNER INC. ANNUAL INCENTIVE PLAN FOR EXECUTIVE OFFICERS

1.	Purpose.

The purpose of the Time Warner Inc. Annual Incentive Plan for Executive Officers (hereinafter the “Plan”) is to provide for the payment of annual cash bonuses and restricted stock units to certain executive officers of the Company that qualify as performance-based compensation under Section 162(m) of the Code and would be deductible by the Company.

2.	Definitions.

The following terms (whether used in the singular or plural) have the meanings indicated when used in the Plan:

2.1 “Adjusted Net Income” shall mean income (loss) from continuing operations as defined by GAAP, excluding the following: (a) noncash impairments of goodwill, intangible and fixed assets and investments, (b) gains and losses on sales of operating assets and investments, (c) external expensed costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, (d) amounts related to securities litigation and government investigations, (e) restructuring charges or reductions in restructuring charges greater than $25 million, (f) reserves larger than $25 million established in connection with litigation, tax audits and similar governmental proceedings, (g) recoveries greater than $25 million in litigation and similar proceedings, (h) gains or losses recognized from the forgiveness of debt, (i) gains and losses recognized in connection with pension plan curtailments, settlements or termination benefits, and (j) the impact of taxes on the items described in (a) through (i). This performance measure is intended to follow closely the method for determining Adjusted Net Income by Bloomberg as of February 12, 2009.

2.2 “Annual Bonus” means the annual cash bonus payable to a Participant pursuant to the Plan with respect to any calendar year.

2.3 “Awards” means the incentive awards made annually pursuant to the Plan, which may be in the form of an Annual Bonus, a grant of RSUs or a combination of the two.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Code section shall include any successor section.

2.6 “Committee” means the Compensation and Human Development Committee of the Board, and any successor thereto.

2.7 “Company” means Time Warner Inc., a Delaware corporation, and any successor thereto.

2.8 “GAAP” shall mean generally accepted accounting principles applicable to the Company as in effect from time to time.

2.9 “Participant” means those executive officers of the Company and its affiliates as the Committee shall designate to participate in the Plan for any calendar year prior to the beginning of each such calendar year, or at such later time as may be permitted by the Code and the Regulations.

2.10 “Plan” has the meaning ascribed thereto in Section 1.

2.11 “Regulations” shall mean the rules and regulations under Section 162(m) of the Code.

2.12 “RSUs” shall mean restricted stock units approved and designated by the Committee as being an Award pursuant to the Plan, but issued from an equity plan of the Company approved by the stockholders of the Company. RSUs represent the contingent right to receive shares of the Company’s common stock, par value, $0.01 per share (the “Company Common Stock”). Following payment pursuant to the Plan, RSUs will have a vesting schedule that is established pursuant to the applicable equity plan and award agreement. The value of an RSU shall be equal to the closing price of the Company Common Stock, as reported on the Composite Tape of the NYSE (or the closing price on the primary exchange for the Company Common Stock if the Company Common Stock is not listed on the NYSE), on the date of grant.

3.	Amounts Available for Awards.

3.1 The Committee may make an Award to a Participant under the Plan if the Company generates positive Adjusted Net Income for the applicable year. Subject to the other provisions of this Section 3, the Awards under the Plan with respect to any year shall not exceed the limitations specified in Section 3.2 of the Plan.

3.2 The Committee has sole authority to determine the amount of any Award. The maximum Award payable to a Participant with respect to a year is 1.5% of the Company’s Adjusted Net Income for such year, but not more than $20 million.

The Committee has authority to exercise discretion within the above maximum in determining the amount of individual Awards and may give consideration to the contribution made by the Participant to achievement of the Company’s established objectives and such other matters as it shall deem relevant in exercising such discretion.

3.3 The Committee has the authority to determine whether an Award will be in the form of an Annual Bonus, RSUs or a combination of the two.

3.4 Prior to paying any Award under the Plan, the Company’s independent auditors shall review the calculation of the Company’s Adjusted Net Income with respect to the applicable performance year and the Committee shall certify, in writing, that the performance goal was met within the meaning of the Code and the Regulations and that the amount of the Awards to any Participant does not exceed the limitation under Section 3.2. Subject to Section 6 of this Plan, payments of an Award, if any, under the Plan with respect to any year, shall be made between January 1 and March 15 of the calendar year following the applicable performance year, and as soon as practicable after the Committee certifies that the performance goals have been met.

4.	Administration

The Plan shall be administered by the Committee or a subcommittee thereof. Subject to the express provisions of the Plan and the requirements of Section 162(m) of the Code, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend and rescind the rules and regulations relating to it and to make, in its discretion, all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of the Committee on the matters referred to in this Section 4 shall be conclusive.

Each member of the Committee (or a subcommittee thereof, consisting of at least two individuals, established to administer the Plan) shall be an “outside director” within the meaning of Section 162(m) of the Code and the Regulations.

5.	Eligibility

Payments of Awards with respect to any year may be made under the Plan only to a person who was a Participant during all or part of such year.

6.	Deferral of Award in the Form of an Annual Bonus

Each Participant may elect by written notice delivered to the Company at the time and in the form required by the Company to defer payment of all or any portion of an Award that is in the form of an Annual Bonus the Participant might earn with respect to a year, all in accordance with the Code and the Regulations and on such terms and conditions as the Committee may establish from time to time or as may be provided in any employment agreement between the Company and the Participant or in any deferred compensation plan maintained by the Company.

7.	Effectiveness of the Plan

The Plan shall become effective upon approval by the Board, subject to the affirmative vote of a majority of the votes cast at the Company’s 2009 Annual Meeting of Stockholders, and shall remain in effect until such time as it is terminated by the Committee. The Plan and shall apply to the Annual Bonuses payable to each Participant in respect of 2009 and thereafter.

8.	Termination and Amendment

The Plan shall continue in effect until terminated by the Committee. The Committee may at any time modify or amend the Plan in such respects as it shall deem advisable; provided, however, that any such modification or amendment shall comply with all applicable laws and applicable requirements for exemption (to the extent necessary) under Section 162(m) of the Code and the Regulations.

9.	Withholding

The obligations of the Company to make payments under the Plan shall be subject to applicable federal, state and local tax withholding requirements.

10.	Separability

If any of the terms or provisions of this Plan conflict with the requirements of Section 162(m) of the Code, the Regulations or applicable law, then such terms or provisions shall be deemed inoperative to the extent necessary to avoid the conflict with the requirements of Section 162(m) of the Code, the Regulations or applicable law without invalidating the remaining provisions hereof. With respect to Section 162(m), if this Plan does not contain any provision required to be included herein under Section 162(m) of the Code or the Regulations, such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein.

11.	Non-Exclusivity of the Plan

Neither the adoption of the Plan by the Committee or the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Committee or the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options, RSUs, or other stock-based awards, the payment of cash in an annual or long-term incentive arrangement or otherwise, or the payment or providing of other benefits outside of the Plan, and such arrangements may be either generally applicable or applicable only in specific cases. The payment or provision of certain of such incentive arrangements and benefits may or may not be deductible by the Company. None of the provisions of this Plan shall be deemed to be an amendment to or incorporated in any employment agreement between the Company and any Participant.

12.	Beneficiaries

Each Participant may designate a beneficiary or beneficiaries to receive, in the event of such Participant’s death, any payments of Awards in the form of an Annual Bonus remaining to be made to the Participant under the Plan. Each Participant shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company to such effect. If any Participant dies without naming a beneficiary or if all of the beneficiaries named by a Participant predecease the Participant, then any amounts of Awards in the form of an Annual Bonus remaining to be paid under the Plan shall be paid to the Participant’s estate.

13.	Governing Law

The Plan shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

14.	Compliance with IRC Section 409A

The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code. In furtherance thereof, no payments may be accelerated under the Plan other than to the extent permitted under Section 409A of the Code. To the extent that any provision of the Plan violates Section 409A of the Code such that amounts would be taxable to a Participant prior to payment or would otherwise subject a Participant to a penalty tax under Section 409A, such provision shall be automatically reformed or stricken to preserve the intent hereof. Notwithstanding anything herein to the contrary, (i) if at the time of a Participant’s termination of employment the Participant is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s termination of employment (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments due to a Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment compliant under Section 409A of the Code, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Committee, that does not cause such an accelerated or additional tax. The Committee shall implement the provisions of this section in good faith; provided that neither the Company, nor the Committee, nor any of Company’s or its subsidiaries’ employees or representatives, shall have any liability to Participants with respect to this section.

Directions to Time Warner’s Annual Meeting

Time Warner’s Corporate Headquarters is located at One Time Warner Center in New York, NY. Enter through Time Warner’s Corporate entrance on West 58th Street between 8th and 9th Avenues and take the elevators to the 10th floor.

Via Subway:

Take the A, B, C, D, or 1 trains to 59th Street/Columbus Circle station.

Via Bus:

M1, M5, M10 or M104 to Columbus Circle

M20 to W. 63rd & Broadway

M31 to W. 57th & Broadway

M57 to W. 57th & Broadway

Driving Directions:

If driving from New Jersey:

Lincoln Tunnel: Take the NJ Turnpike or Route 3 to the Lincoln Tunnel. Exit the Lincoln Tunnel at 42nd Street exit and turn left on 42nd Street. Turn right onto 10th Avenue. Proceed to 58th Street and turn right. Time Warner’s Corporate entrance will be on your left, on 58th Street between 8th and 9th Avenues.

Holland Tunnel: From the Holland Tunnel, take the West Side Highway/12th Avenue to the 57th Street exit and turn right. From 57th Street, turn left onto 10th Avenue. Proceed to 58th Street and turn right. Time Warner’s Corporate entrance will be on your left, on 58th Street between 8th and 9th Avenues.

George Washington Bridge: Take left Exit #1 toward RT-9A S/H Hudson Parkway. Take the 79th Street exit toward Boat Basin. At the traffic circle, take the third exit onto 79th Street. Turn right at Broadway then make a slight right at Columbus Avenue. Turn left onto 58th Street. Time Warner’s Corporate entrance will be on your left, on 58th Street between 8th and 9th Avenues.

If driving from Long Island: Take the Long Island Expressway (L.I.E.) to the Midtown Tunnel. Exit the Midtown Tunnel at 42nd Street going toward 6th Avenue. Turn right onto 6th Avenue. Turn left on 57th Street. Turn right onto 10th Avenue. Proceed to 58th Street and turn right. Time Warner’s Corporate entrance will be on your left, on 58th Street between 8th and 9th Avenues.

If driving from Connecticut (taking I-95): Take the I-95 exit toward I-678/Cross Bronx Expressway. Keep left at the fork and merge onto I-95 South. Take Exit # 1 to merge onto RT-9A South (West Side Highway). Turn left at 52nd Street. Turn left onto 10th Avenue. Proceed to 58th Street and turn right. Time Warner’s Corporate entrance will be on your left, on 58th Street between 8th and 9th Avenues.

Nearest Parking Garages:

Central Parking: Entrance to Central Parking is located at 345 W. 58th Street between 8th & 9th Avenues (next to Time Warner’s Corporate entrance) or can be accessed at 10 Columbus Circle, located on 60th Street between 8th & 9th Avenues. To reach Central Parking directly, please call: (212) 582-7110 (58th Street entrance); (212) 823-6199 (60th Street entrance).

Icon Parking: Entrance to Icon Parking is located at 330 W. 58th Street between 8th & 9th Avenues (directly across the street from Time Warner’s Corporate entrance). To reach Icon Parking directly, please call: (877) 727-5464.

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 28, 2009.

Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/TWX • Follow the steps outlined on the secured website.

Vote by telephone

  •  Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

  •  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees in Proposal 1.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Herbert M. Allison, Jr.	☐	☐	☐	02 - James L. Barksdale	☐	☐	☐	03 -Jeffrey L. Bewkes	☐	☐	☐

04 - Stephen F. Bollenbach	☐	☐	☐	05 - Frank J. Caufield	☐	☐	☐	06 -Robert C. Clark	☐	☐	☐

07 - Mathias Döpfner	☐	☐	☐	08 - Jessica P. Einhorn	☐	☐	☐	09 -Michael A. Miles	☐	☐	☐

10 - Kenneth J. Novack	☐	☐	☐	11 - Deborah C. Wright	☐	☐	☐

B	Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 3.

	For	Against	Abstain		For	Against	Abstain
2. Ratification of Appointment of Independent Auditors.	☐	☐	☐	3. Company Proposal to Approve the Time Warner Inc. Annual Incentive Plan for Executive Officers.	☐	☐	☐

C	Proposals — The Board of Directors recommends a vote AGAINST Proposals 4, 5 and 6.

	For	Against	Abstain		For	Against	Abstain
4. Stockholder Proposal Regarding Cumulative Voting.	☐	☐	☐	5. Stockholder Proposal Regarding Special Stockholder Meetings.	☐	☐	☐

6. Stockholder Proposal Regarding Advisory Resolution to Ratify Compensation of Named Executive Officers.	☐	☐	☐	7. In their discretion, on such other matters as may properly come before the meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — TIME WARNER INC.			+
Proxy Solicited on Behalf of the Board of Directors of Time Warner Inc. for the Annual Meeting of Stockholders on May 28, 2009

The undersigned hereby acknowledges receipt of the Time Warner Inc. Notice of Annual Meeting and Proxy Statement and hereby constitutes and appoints Paul T. Cappuccio, Patricia Fili-Krushel and John K. Martin, Jr., and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of TIME WARNER INC. on Thursday, May 28, 2009, and any adjournment or postponement thereof, and to vote on the matters indicated all the shares of Common Stock that the undersigned would be entitled to vote if personally present.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees listed, FOR Proposals 2 and 3 and AGAINST Proposals 4, 5 and 6.

Please mark, date and sign this Proxy Card on the reverse side and return it promptly using the enclosed reply envelope or submit your proxy by telephone or the Internet.

Continued and to be voted on reverse side.

D	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐

E	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.             Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

/ /

¡	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD.	+

You must provide instructions to the Trustee by May 25, 2009 for your instructions to be tabulated. You may issue instructions by telephone or the Internet until 11:59 P.M. (Eastern Time) on that day. If you are sending instructions by mail, the Trustee must receive your executed instruction card by May 25, 2009. If you submit your instructions by telephone or the Internet, there is no need to mail back your instruction card. If you do not provide instructions to the Trustee, the Trustee will vote your interests as required by the terms of the Plans and described on the reverse side of the card.

You may send your voting instructions to the Trustee on the Internet, over the telephone or by mail, as follows:

PROVIDE VOTING INSTRUCTIONS BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 25, 2009. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

PROVIDE VOTING INSTRUCTIONS BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 25, 2009. Have your voting instruction card in hand when you call and then follow the instructions.

PROVIDE VOTING INSTRUCTIONS BY MAIL

Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M12216	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

TIME WARNER INC.
Instructions to Vote on Directors - The Board of Directors recommends a vote FOR all nominees in Proposal 1.

1.	Election of Directors.
	Nominees:		For	Against	Abstain

	1a.	Herbert M. Allison, Jr.	☐	☐	☐		Nominees Continued:		For	Against	Abstain

	1b.	James L. Barksdale	☐	☐	☐		1J. Kenneth J. Novack		☐	☐	☐

	1c.	Jeffrey L. Bewkes	☐	☐	☐		1k. Deborah C. Wright		☐	☐	☐

	1d.	Stephen F. Bollenbach	☐	☐	☐	Instructions to Vote on Proposals - The Board of Directors recommends a vote FOR Proposals 2 and 3 and AGAINST Proposals 4, 5 and 6.

	1e.	Frank J. Caufield	☐	☐	☐	2.	Ratification of Appointment of Independent Auditors.		☐	☐	☐

	1f.	Robert C. Clark	☐	☐	☐	3.	Company Proposal to Approve the Time Warner Inc. Annual Incentive Plan for Executive Officers.		☐	☐	☐

	1g.	Mathias Döpfner	☐	☐	☐	4.	Stockholder Proposal Regarding Cumulative Voting.		☐	☐	☐

	1h.	Jessica P. Einhorn	☐	☐	☐	5.	Stockholder Proposal Regarding Special Stockholder Meetings.		☐	☐	☐

	1i.	Michael A. Miles	☐	☐	☐	6.	Stockholder Proposal Regarding Advisory Resolution to Ratify Compensation of Named Executive Officers.		☐	☐	☐

Please indicate if you plan to attend this meeting.			☐	☐		7.	To grant discretionary voting authority to management persons regarding such other matters as may properly come before the meeting.
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date

SUBMIT YOUR CONFIDENTIAL VOTING INSTRUCTIONS

BY TELEPHONE, INTERNET OR MAIL

TIME WARNER SAVINGS PLAN

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Time Warner Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions on the reverse side to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

please fold and detach card at perforation before mailing

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M12217

Time Warner Inc.

CONFIDENTIAL VOTING INSTRUCTIONS

Instructions solicited by Fidelity Management Trust Company on behalf of the Board of Directors for the Time Warner Inc. Annual Meeting of Stockholders on May 28, 2009.

The undersigned hereby instructs Fidelity Management Trust Company (“Fidelity”), as Trustee, to vote as follows by proxy at the Annual Meeting of Stockholders of Time Warner Inc. to be held on May 28, 2009, and at any adjournment thereof, the undersigned’s proportionate interest in the shares of Time Warner Inc. Common Stock held in the Time Warner Inc. Stock Fund under the Time Warner Savings Plan (the “Plan”).

Under the provisions of the Trust relating to the Plan, Fidelity, as Trustee, is required to request your confidential instructions as to how your proportionate interests in the shares of Time Warner Inc. Common Stock held in the Time Warner Inc. Stock Fund under the Plan (an “interest”) is to be voted at the Annual Meeting of Stockholders scheduled to be held on May 28, 2009. Your instructions to Fidelity will not be divulged or revealed to anyone at Time Warner Inc. If Fidelity does not receive your instructions on or prior to 5:00 P.M. (Eastern Time) via a voting instruction card or 11:59 P.M. (Eastern Time) via telephone or the Internet on May 25, 2009, your interest, if any, attributable to (a) accounts transferred from the Time Incorporated Payroll-Based Employee Stock Ownership Plan (“PAYSOP”) and the WCI Employee Stock Ownership Plan (“WCI ESOP”) will not be voted and (b) the remainder of the Plan accounts, if any, will be voted at the Annual Meeting in the same proportion as other participants’ interests in the Plan for which Fidelity has received voting instructions (excluding PAYSOP and WCI ESOP accounts).

(PLEASE SIGN AND DATE ON THE REVERSE SIDE)